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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

United Online, Inc.
(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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UNITED ONLINE, INC.
21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(818) 287-3000
MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

June 3, 2016

Dear Stockholders:

        We are pleased to invite you to attend a special meeting of stockholders of United Online, Inc., which we refer to as "United Online," "we" or "our" to be held on June 29, 2016, at 10:00 a.m. local time, at the Hilton Woodland Hills, located at 6360 Canoga Avenue, Woodland Hills, California 91367.

        On May 4, 2016, we entered into an Agreement and Plan of Merger, which we refer to as the "merger agreement," with B. Riley Financial, Inc., which we refer to as "B. Riley," and Unify Merger Sub, Inc., a wholly-owned subsidiary of B. Riley, which we refer to as "Merger Sub," providing for the acquisition of United Online by B. Riley. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into United Online, with United Online continuing as the surviving corporation and as a wholly-owned subsidiary of B. Riley, which we refer to as the "merger." At the special meeting, we will ask you to consider and vote upon a proposal to adopt the merger agreement, thereby approving the merger, and certain other matters as set forth in the stockholder notice and the proxy statement that follow this letter.

        If the merger is completed, each share of United Online common stock, par value $0.0001 per share, which we refer to as "United Online common stock," issued and outstanding immediately prior to the merger, other than excluded shares, will be converted into the right to receive $11.00 in cash, without interest. By "excluded shares," we mean the shares of United Online common stock (i) held by B. Riley, Merger Sub or any wholly-owned subsidiary of B. Riley or Merger Sub (other than shares of United Online common stock held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds), (ii) held in the treasury of United Online or by any wholly-owned subsidiary of United Online immediately prior to the effective time of the merger or (iii) that are owned by stockholders of United Online who have perfected and not withdrawn a demand for appraisal for such shares pursuant to Section 262 of the Delaware General Corporation Law. As a result of the merger, you will have no ongoing ownership interest in our continuing business following completion of the merger.

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of United Online common stock entitled to vote at the special meeting. Members of our Board of Directors, which we refer to as the "Board," have entered into a voting agreement with B. Riley, which we refer to as the "director voting agreement," under which and subject to limited exceptions, they have agreed to vote their respective shares of United Online common stock beneficially owned (or owned of record) in favor of, among other things, the adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary. As of the record date for the special meeting, our directors beneficially owned (or owned of record) approximately 0.79% of the outstanding shares of United Online common stock.

        Additionally, B. Riley and Bryant R. Riley, a natural person, have entered into a voting agreement with United Online, which we refer to as the "Riley voting agreement," under which and subject to

i

limited exceptions, they have agreed to vote their respective shares of United Online common stock beneficially owned (or owned of record), excluding shares held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds, in favor of, among other things, the adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary. As of the record date for the special meeting, 4.92% of the outstanding shares of United Online common stock is subject to the Riley voting agreement.

        In evaluating the transaction, the Board considered many factors, including the following:

  •
  The Board undertook comprehensive efforts to maximize shareholder value.

  •
  In 2014 and 2015, we analyzed and reviewed more than 30 potential acquisition targets in value-based communications (including voice over internet protocol, Internet of Things and voice) and submitted five acquisition proposals, none of which materialized due to unrealistic valuation expectations of the potential acquisition targets.

  •
  In 2014 and 2015, we undertook extensive efforts to maximize the value of the company through the sales processes for the Classmates, Inc. and StayFriends businesses (including discussions with numerous parties for each business) in which we engaged two investment banks to conduct the sales processes.

  •
  In 2015, we analyzed and reviewed more than 25 potential acquisition targets in the e-commerce and loyalty rewards business and submitted two acquisition proposals, neither of which materialized due to unrealistic valuation expectations of the potential acquisition targets.

  •
  From November 2015 to January 2016, we analyzed more than 300 potential acquisition targets in the e-commerce and loyalty rewards business through which we did not identify any acquisition targets that the Board believed would provide incremental value for United Online's stockholders because the potential acquisition targets either had unrealistic valuation expectations, were not interested in selling, were not strong strategic fits for United Online's business or lacked scale or margins that United Online believed would increase stockholder value.

  •
  In November 2015, we engaged JMP Securities LLC, which we refer to as "JMP Securities," as our financial advisor to assist us in considering strategic alternatives.

  •
  JMP Securities contacted 79 financial and strategic parties that it believed could be interested in pursuing a transaction involving United Online's communications business and 31 parties involving the MyPoints.com, Inc. business.

  •
  We received six non-binding indications of interest for the communications business from parties other than B. Riley. However, each of the parties removed itself from the process or offered terms the Board determined to be less favorable than those presented by B. Riley. We received three non-binding indications of interest for the MyPoints.com, Inc. business.

  •
  The consideration provides certainty of value and liquidity for our stockholders because it is all cash and at a fixed price, and enables us to give our stockholders the benefit of the cash on our balance sheet.

  •
  The Board received a fairness opinion of JMP Securities that stated that the $11.00 per share cash consideration to be paid to the holders of United Online common stock (other than B. Riley and its affiliates) in connection with the merger, was fair, from a financial point of view, to such holders.

    •
    The Board considered the financial analysis of JMP Securities which included an assessment of valuation multiples, selected publicly traded companies and historical mergers and acquisitions transactions, and a discounted cash flow analysis of United Online.

    •
    The Board also noted the continued and projected declining nature of United Online's business, which is now a smaller public company (following the divestitures of Classmates, Inc., MyPoints.com, Inc. and the StayFriends business) and subject to greater volatility and marginalization.

    •
    The Board noted the $48 million enterprise value of United Online's communications business, which is reflected in the consideration from B. Riley as compared to the $32 million cumulative amount of unlevered free cash flow of the business forecasted for 2016 through 2020, as reflected in management's forecast presented in the accompanying proxy statement.

    •
    The Board noted that the stock price that might be received by our stockholders for United Online common stock in the public market or in a future strategic transaction would likely be significantly less than the $11.00 per share.

  •
  The Board noted the business reputation, financial resources, and experience of B. Riley in structuring and completing transactions similar to the merger, and the limited and otherwise customary conditions to the parties' obligations to complete the merger.

  •
  The merger is not conditioned on B. Riley's receipt of financing or the approval by B. Riley's stockholders.

  •
  The Board has the right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, upon payment of a termination fee of $2,652,000 to B. Riley.

  •
  The Board also considered certain risks associated with the merger.

  •
  The Board noted that the merger is an all-cash transaction that prevents our stockholders from participating in any future earnings or growth of our business or appreciation in the value of our common stock.

  •
  The Board noted the restrictions in the merger agreement relating to the conduct of the business of United Online.

  •
  The Board also noted the risks to United Online relating to the pendency of the merger or its possible non-completion.

        For more information on the foregoing, please see "Proposal 1: Adoption of the Merger Agreement—Background of the Merger" beginning on page 37 of the proxy statement and "Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger" beginning on page 47 of the proxy statement.

        The Board, after consideration of various factors, unanimously determined that the merger agreement, the merger and the transactions contemplated thereby, are fair to and in the best interests of United Online and our stockholders, and approved the merger agreement, the merger and the transactions contemplated thereby. The Board recommends that you vote (1) "FOR" the adoption of the merger agreement, (2) "FOR" the proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to United Online's named executive officers in connection with the completion of the merger, and (3) "FOR" the proposal to approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        The proxy statement that follows provides you with detailed information about the merger agreement and the merger. A copy of the merger agreement is included as Annex A to the proxy statement, a copy of the director voting agreement is included as Annex B to the proxy statement, and a copy of the Riley voting agreement is included as Annex C to the proxy statement. You can also obtain other information about United Online from documents that we have filed with the U.S. Securities and Exchange Commission. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the merger agreement and the merger. We urge you to read carefully the entire proxy statement.

        Your vote is important, regardless of the number of shares you own. The merger cannot be completed unless holders of a majority of the outstanding shares of United Online common stock entitled to vote at the special meeting vote in favor of the adoption of the merger agreement.

        Although United Online stockholders of record may exercise their right to vote in person, we recognize that many stockholders may not be able to attend the special meeting in person. Accordingly, we have enclosed a proxy card that will enable shares held by stockholders of record to be voted on the matters to be considered at the special meeting even if you are unable to attend. The enclosed proxy card contains instructions regarding voting. Whether or not you plan to attend the special meeting, we request that you submit your proxy card to vote your shares at your earliest convenience. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy at that time by voting in person. If you receive more than one proxy card because you own shares that are registered in different names or with different addresses or are in more than one account, please vote all of your shares shown on all of your proxy cards.

        If your shares of United Online common stock are held in "street name" through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you fail to vote on the proposal to adopt the merger agreement or fail to instruct your broker, bank or other nominee on how to vote your shares of United Online common stock, the effect will be the same as a vote "AGAINST" the adoption of the merger agreement.

        We greatly appreciate your cooperation in voting your shares. If you have any questions about the special meeting or the merger after reading the proxy statement, you may contact Georgeson, LLC, our proxy solicitor, toll-free at 1-888-661-5651.

        On behalf of the Board, we thank you for your support of United Online and appreciate your consideration of this matter.

/s/ JEFF GOLDSTEIN Jeff Goldstein Interim Chief Executive Officer

        This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission or any state securities commission. Neither the U.S. Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

        The proxy statement dated May 31, 2016 and the enclosed proxy card are first being mailed to stockholders on or about June 3, 2016.

UNITED ONLINE, INC.

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(818) 287-3000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on June 29, 2016

To the Stockholders of United Online, Inc.:

        Notice is hereby given that a special meeting of the stockholders, which we refer to as the "special meeting," of United Online, Inc., a Delaware corporation, which we refer to as "United Online," "we," or "our" will be held on June 29, 2016 at 10:00 a.m., local time, at the Hilton Woodland Hills, located at 6360 Canoga Avenue, Woodland Hills, California 91367, for the following purposes:

  1.
  Adoption of the Merger Agreement.    To consider and vote upon a proposal, which we refer to as the "merger proposal," to adopt the Agreement and Plan of Merger, dated as of May 4, 2016, as it may be amended from time to time, which we refer to as the "merger agreement," by and among United Online, B. Riley Financial, Inc., a Delaware corporation, which we refer to as "B. Riley," and Unify Merger Sub, Inc., a wholly-owned subsidiary of B. Riley, which we refer to as "Merger Sub." The merger agreement provides for the merger of Merger Sub with and into United Online, with United Online continuing as the surviving corporation and a wholly-owned subsidiary of B. Riley, which we refer to as the "merger," and the conversion of each share of United Online common stock, other than excluded shares, into the right to receive $11.00 in cash, without interest. By "excluded shares," we mean the shares of United Online common stock (i) held by B. Riley, Merger Sub or any wholly-owned subsidiary of B. Riley or Merger Sub (other than shares of United Online common stock held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds), (ii) held in the treasury of United Online or by any wholly-owned subsidiary of United Online immediately prior to the effective time of the merger, or (iii) that are owned by stockholders of United Online who have perfected and not withdrawn a demand for appraisal for such shares pursuant to Section 262 of the Delaware General Corporation Law.

  2.
  Advisory Vote Regarding Merger-Related Named Executive Officer Compensation.    To consider and vote upon a proposal, which we refer to as the "merger-related named executive officer compensation proposal," to approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to United Online's named executive officers in connection with the completion of the merger.

  3.
  Adjournment of the Special Meeting.    To consider and vote upon a proposal, which we refer to as the "adjournment proposal," to approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        Only stockholders of record of our common stock, par value $0.0001 per share, which we refer to as "United Online common stock," at the close of business on May 27, 2016, which we refer to as the

v

"record date," are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. We will make available an alphabetical list of our stockholders of record for examination by any of our stockholders for any purpose germane to the special meeting at United Online's principal executive offices, 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367, during ordinary business hours for the ten days prior to the special meeting until the end of the special meeting.

        The adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of United Online common stock entitled to vote at the special meeting is a condition to the completion of the merger. The approval of each of the merger-related named executive officer compensation proposal and the adjournment proposal requires the affirmative vote of holders of a majority of the shares of United Online common stock having voting power that are present in person or by proxy at the special meeting. The vote to approve the merger-related named executive officer compensation proposal is advisory only, will not be binding on either United Online or B. Riley, and is not a condition to the completion of the merger.

        As described in the accompanying proxy statement, members of the United Online Board of Directors, which we refer to as the "Board," have entered into a voting agreement with B. Riley, which we refer to as the "director voting agreement," under which and subject to limited exceptions, they have agreed to vote their respective shares of United Online common stock beneficially owned (or owned of record) in favor of, among other things, the adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary. As of the record date, approximately 1.13% of the outstanding shares of United Online common stock is subject to the director voting agreement.

        Additionally, as described in the accompanying proxy statement, B. Riley and Bryant R. Riley, a natural person, have entered into a voting agreement with United Online, which we refer to as the "Riley voting agreement," under which and subject to limited exceptions, they have agreed to vote their respective shares of United Online common stock beneficially owned (or owned of record), excluding shares held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds, in favor of, among other things, the adoption of the merger agreement and the proposal to adjourn the special meeting, if necessary. As of the record date for the special meeting, approximately 4.92% of the outstanding shares of United Online common stock is subject to the Riley voting agreement.

        Even if you plan to attend the special meeting in person, we request that you complete, sign, date, and return the enclosed proxy card and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy at that time by voting in person.

        If your shares of United Online common stock are held in "street name" through a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you fail to instruct your broker, bank or other nominee on how to vote, the effect will be the same as a vote "AGAINST" the merger proposal.

        YOUR VOTE IS IMPORTANT. FAILURE TO VOTE YOUR SHARES WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER PROPOSAL. YOU MAY SUBMIT A PROXY BY MAIL, SUBMIT A PROXY BY INTERNET OR SUBMIT A PROXY BY TELEPHONE OR YOU MAY VOTE BY ATTENDING THE SPECIAL MEETING AND VOTING BY BALLOT, ALL AS DESCRIBED IN THE PROXY STATEMENT. The Board unanimously recommends that you vote (1) "FOR" the merger proposal, (2) "FOR" the merger-related named executive officer compensation proposal and (3) "FOR" the adjournment proposal.

        Please note that we intend to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held through a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of United Online common stock as of the record date. All stockholders should also bring photo identification.

        The proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read the proxy statement, including the annexes and any documents incorporated by reference, carefully and in their entirety. If you have any questions concerning the merger or the proxy statement, would like additional copies of the proxy statement or need help voting your shares of United Online common stock, please contact United Online's proxy solicitor:

1290 Avenue of the Americas, 9th floor,
New York, NY 10104
Toll-Free: 1-888-661-5651

By Order of the Board of Directors,
/s/ MARK HARRINGTON Mark Harrington Secretary
Woodland Hills, California June 3, 2016

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

        Ensure that your shares of United Online common stock are voted at the special meeting by submitting your proxy or, if your shares of United Online common stock are held in "street name" through a broker, bank or other nominee, contacting your broker, bank or other nominee. If you fail to submit a proxy and fail to attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee in respect of the merger proposal, it will have the same effect as voting "against" the merger proposal. If you fail to submit a proxy and fail to attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee in respect of the proposal to approve the merger-related executive compensation or the adjournment proposal, as applicable, and no additional matter is brought before the special meeting on which brokers have discretionary voting authority, the shares of United Online common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related named executive officer compensation or the adjournment proposal, as applicable.

        If your shares of United Online common stock are registered in "street name" through a broker, bank or other nominee: check the voting instruction card forwarded by your broker, bank or other nominee or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares of United Online common stock are voted in favor of the proposals at the special meeting. If you wish to attend the special meeting to vote your shares in person, you need to provide a proxy from the broker, bank or other nominee authorizing you to vote your shares held in the broker's, bank's or other nominee's name.

        If your shares of United Online common stock are registered in your name: submit your proxy as soon as possible via the internet or telephone or by signing, dating, and returning the enclosed proxy card in the enclosed postage-paid envelope so that your shares of common stock can be voted in favor of the proposals at the special meeting.

        If you receive more than one proxy card because you own shares that are registered in different names or with different addresses or are in more than one account, please vote all of your shares shown on all of your proxy cards.

        YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

        The Board unanimously recommends that stockholders vote (1) "FOR" the merger proposal, (2) "FOR" the merger-related named executive officer compensation proposal and (3) "FOR" the adjournment proposal.

        If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact our proxy solicitor at:

1290 Avenue of the Americas, 9th floor,
New York, NY, 10104
Toll-Free: 1-888-661-5651

PROXY STATEMENT

        This proxy statement contains information related to our special meeting of stockholders to be held on June 29, 2016, at 10:00 a.m., local time, at the Hilton Woodland Hills, located at 6360 Canoga Avenue, Woodland Hills, California 91367, and any adjournments or postponements thereof. We are furnishing this proxy statement to the stockholders of United Online as part of the solicitation of proxies by the United Online Board of Directors for use at the special meeting.

SUMMARY TERM SHEET

        This summary term sheet briefly summarizes material information found in this proxy statement. This proxy statement contains a more detailed description of the terms described in this summary. You are urged to read carefully this proxy statement, including the annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary term sheet. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where Stockholders Can Find More Information" beginning on page 105.

        In this proxy statement, the terms "we," "us," "our," "United Online," and the "company" refer to United Online, Inc. and, where appropriate, its subsidiaries. We refer to the United Online Board of Directors as the "Board of Directors" or the "Board," B. Riley Financial, Inc. as "B. Riley" and Unify Merger Sub, Inc., as "Merger Sub." All references to the "merger" refer to the merger of Merger Sub with and into United Online, with United Online surviving the merger as a wholly-owned subsidiary of B. Riley; and, unless otherwise indicated or as the context requires, all references to the "merger agreement" refer to the Agreement and Plan of Merger, dated as of May 4, 2016, as it may be amended from time to time, by and among United Online, B. Riley, and Merger Sub, a copy of which is included as Annex A to this proxy statement. United Online, following the completion of the merger, is sometimes referred to in this proxy statement as the "surviving corporation."

Parties Involved in the Merger (Page 27)

United Online, Inc.

        United Online, Inc., a Delaware corporation headquartered in Woodland Hills, California, through its operating subsidiaries, is a leading provider of consumer services and products over the Internet. United Online's primary communications service is Internet access.

        United Online's common stock is listed on The NASDAQ Global Select Market, which we refer to as "NASDAQ," under the symbol "UNTD."

        United Online's principal executive offices are located at 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367. Our telephone number is (818) 287-3000, and our internet website address is www.unitedonline.com. The information provided on or accessible through our website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website in this proxy statement.

        Additional information about United Online is contained in our public filings, certain of which we incorporate by reference herein. See "Where Stockholders Can Find More Information" beginning on page 105.

B. Riley Financial, Inc.

        B. Riley Financial, Inc., a Delaware corporation, and its subsidiaries provide collaborative financial services and solutions through several subsidiaries, including: B. Riley & Co. LLC, a leading investment bank which provides corporate finance, research, and sales & trading to corporate, institutional and high net worth individual clients; Great American Group, LLC, a leading provider of advisory and valuation services, and asset disposition and auction solutions; B. Riley Capital Management, LLC, an SEC registered investment advisor, which includes B. Riley Asset Management, a provider of investment products to institutional and high net worth investors, and B. Riley Wealth Management (formerly MK Capital Advisors), a multi-family office practice and wealth management firm focused on the needs of ultra-high net worth individuals and families; and Great American Capital Partners, a provider of senior secured loans and second lien secured loan facilities to middle market public and private U.S. companies.

        B. Riley's common stock is listed on NASDAQ under the symbol "RILY."

        B. Riley is headquartered in Los Angeles, California with offices in major financial markets throughout the United States and Europe. Its principal executive offices are located at 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California 91367. Its telephone number is (818) 884-3737, and its internet website address is www.brileyfin.com. The information provided on or accessible through B. Riley's website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to B. Riley's website in this proxy statement.

Unify Merger Sub, Inc.

        Unify Merger Sub, Inc., a wholly-owned subsidiary of B. Riley, is a Delaware corporation that was formed on April 29, 2016 for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement, including the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into United Online, with United Online surviving the merger as a wholly-owned subsidiary of B. Riley.

        Merger Sub's principal executive offices are located at 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California 91367, and its telephone number is (818) 884-3737.

The Merger

        The proposed transaction is the acquisition of United Online by B. Riley pursuant to the merger agreement. The acquisition will be effected by the merger of Merger Sub with and into United Online, with United Online surviving the merger as a wholly-owned subsidiary of B. Riley. We have attached a copy of the merger agreement as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety.

Expected Timing of the Merger

        United Online and B. Riley are working to complete the merger promptly, and we intend it to be completed by the third quarter of 2016. The merger is subject, however, to various conditions, which are described in more detail in this proxy statement, and it is possible that factors outside the control of the parties to the merger agreement could result in the merger being completed at a later time, or not at all. We expect to complete the merger promptly following the satisfaction or waiver of the conditions described in the merger agreement.

Merger Consideration (Page 71)

        If the merger is completed, each share of our common stock, par value $0.0001 per share, which we refer to as "United Online common stock" or "our common stock," issued and outstanding immediately prior to the effective time of the merger, other than excluded shares, will be converted into the right to receive $11.00 in cash, without interest, which we refer to as the "merger consideration." Within two business days following the effective time of the merger (with respect to cash held by us or our subsidiaries) and on or prior to the effective time of the merger (with respect to all other cash), B. Riley will deposit or cause to be deposited with the exchange agent cash in U.S. dollars in an amount sufficient to pay the aggregate per share merger consideration. By "excluded shares," we mean the shares of United Online common stock (i) held by B. Riley, Merger Sub or any wholly-owned subsidiary of B. Riley or Merger Sub (other than shares of United Online common stock held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds), (ii) held in the treasury of United Online or by any wholly-owned subsidiary of United Online immediately prior to the effective time of the merger, or (iii) that are owned by stockholders of United Online who have perfected and not withdrawn a demand for appraisal for such shares pursuant to Section 262 of the Delaware General Corporation Law, which we refer to as the "DGCL".

The Special Meeting (Page 29)

Date, Time and Place (Page 29)

        A special meeting of the stockholders of United Online will be held on June 29, 2016 at 10:00 a.m., local time at the Hilton Woodland Hills, located at 6360 Canoga Avenue, Woodland Hills, California 91367, which we refer to as the "special meeting."

Purpose of the Special Meeting (Page 29)

        At the special meeting, you will be asked to consider and vote upon proposals to:

  1.
  adopt the merger agreement, which proposal we refer to as the "merger proposal";

  2.
  approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to United Online's named executive officers in connection with the completion of the merger, which proposal we refer to as the "merger-related named executive officer compensation proposal"; and

  3.
  approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, which proposal we refer to as the "adjournment proposal."

        We are not currently aware of any other matters to be acted upon at the special meeting, other than the matters discussed in this proxy statement. However, if other matters do properly come before the special meeting, it is intended that shares represented by proxies will be voted, or not voted, by the individuals named in the proxies at their discretion.

Record Date and Voting Information (Page 30)

        Only stockholders who hold shares of our common stock at the close of business on May 27, 2016, which date we have set as the record date and which we refer to as the "record date," will be entitled to receive notice of, and to vote at, the special meeting. Each share of our common stock outstanding on the record date will be entitled to one vote on each matter submitted to our stockholders for approval at the special meeting. As of the record date, there were 14,983,755 outstanding shares of our common stock entitled to vote at the special meeting.

Quorum (Page 30)

        The presence in person or by proxy of the holders of record of a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting is necessary and sufficient to constitute a quorum for the transaction of any business at the special meeting. As of the record date, the presence in person or by proxy of holders of record of 7,491,878 shares of our common stock will be required to obtain a quorum.

Required Vote; Effect of Abstentions and Broker Non-Votes (Page 30)

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of United Online common stock entitled to vote at the special meeting. A failure to vote your shares of United Online common stock, an abstention from voting or a broker non-vote, as defined in "Questions and Answers About the Special Meeting and the Merger" beginning on page 16 hereto, will have the same effect as a vote "AGAINST" the merger proposal. Approval of each of the merger-related named executive officer compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of United Online common stock having voting power that are present in person or by proxy at the special meeting. At the special meeting, abstentions will be counted as present for purposes of determining whether a quorum exists. Abstaining from voting will have the same effect as a vote "AGAINST" the proposal to approve the merger-related named executive officer compensation and the adjournment proposal.

        If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted "FOR" the proposal to adopt the merger agreement, the proposal to approve the merger-related named executive officer compensation and the adjournment proposal.

        "Broker non-votes" are shares held in "street name" by brokers, banks or other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under applicable rules, brokers, banks and other nominees holding shares in "street name" do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of United Online common stock held in "street name" does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As the vote to approve the proposal to adopt the merger agreement is based on the total number of shares of United Online common stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Although we do not expect to bring any matters before the special meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the special meeting and is one on which brokers have discretionary voting authority, then broker non-votes will be counted for purposes of determining a quorum and any broker non-votes will have the same effect as a vote "AGAINST" the proposal to approve the merger-related named executive officer compensation and the adjournment proposal. Otherwise, if you fail to submit a proxy and fail to attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee in respect of the proposal to approve the merger-related executive compensation or the adjournment proposal, as applicable, and no additional matter is brought before the special meeting on which brokers have discretionary voting authority, the shares of United Online common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related named executive officer compensation or the adjournment proposal, as applicable.

Voting by Stockholders (Page 31)

        Any United Online stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail, submit a proxy through the internet or submit a proxy by telephone, or may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of United Online common stock in "street name" through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish your shares of United Online common stock to be voted using the instructions provided by your broker, bank or other nominee. The broker, bank or other nominee cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or other nominee on how you wish your shares to be voted. If you are a street name holder and wish to vote the shares beneficially owned by you in person by ballot at the special meeting, you must provide a "legal proxy" from your broker, bank or other nominee, giving you the right to vote the shares at the special meeting.

        If you are a stockholder of United Online common stock, you have the right to revoke a proxy you previously submitted, whether delivered by mail, through the internet or by telephone, at any time before it is exercised, by delivering another proxy at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary or by attending the special meeting and voting in person.

Voting by United Online's Directors

        At the close of business on the record date, our directors beneficially owned (or owned of record), in the aggregate, 116,669 shares of our common stock, which they are entitled to vote at the special meeting, representing approximately 0.79% of the shares of our common stock outstanding on the record date and entitled to vote at the special meeting. Pursuant to the director voting agreement as discussed in more detail elsewhere in this proxy statement, our directors have agreed, subject to limited exceptions, to vote all of the shares of United Online common stock beneficially owned (or owned of record) by them "FOR" the merger proposal and "FOR" the adjournment proposal. For more information on the voting agreement, see "Terms of the Merger Agreement—The Voting Agreements," beginning on page 92 and Annex B.

Treatment of Outstanding Equity Awards (Page 72)

        The treatment of options to purchase United Online common stock, which we refer to as "company options," and the treatment of United Online restricted stock unit awards, which we refer to as "company RSU awards," differs depending upon the type of award. In connection with the merger, B. Riley will use its commercially reasonable efforts to pay the consideration for each outstanding in-the-money company option and company RSU award, as described in more detail below, no later than the first payroll period following the effective time of the merger, and in any event, no later than 30 calendar days following the closing date of the merger.

Company Options (Page 72)

        At the effective time of the merger, each outstanding company option, whether vested or unvested, with an exercise price less than the per share merger consideration, which we refer to as an "in-the-money company option," will automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, less applicable tax withholdings, equal to the product of (i) the number of shares of our common stock underlying such company option and (ii) the excess of the per share merger consideration over the exercise price per share of such company option. At the effective time of the merger, each outstanding company option, whether vested or unvested, with an exercise price that is greater than or equal to the per share merger consideration will be cancelled for no consideration or payment.

Company RSU Awards (Page 72)

        At the effective time of the merger, each outstanding company RSU award, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to the product of (i) the per share merger consideration and (ii) the number of shares of our common stock underlying such company RSU award immediately prior to the effective time of the merger.

Company Options and Company RSU Awards Held by Directors and Executive Officers (Page 57)

        Certain of our directors and executive officers hold company options and/or company RSU awards, and they may receive the per share merger consideration as summarized above and elsewhere in this proxy statement. For more information on the number of company options and company RSU awards held by our directors and executive officers and the amounts they will receive in exchange for their company options and company RSU awards, see "Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger" beginning on page 56.

Treatment of the Employee Stock Purchase Plan (Page 72)

        Participants in the United Online 2010 Employee Stock Purchase Plan ("ESPP") will continue to participate in the ESPP subject to its terms and conditions until the day immediately prior to the closing date of the merger. Any offering period then in progress will automatically terminate as of the date immediately prior to the closing date of the merger, and any then-accumulated payroll deductions will be used to purchase shares of United Online common stock pursuant to the terms and conditions of the ESPP (each of which will then be converted into the right to receive the per share merger consideration, as described above). In addition, United Online will take all requisite action to ensure that the ESPP will terminate, as of the effective time of the merger.

Board Recommendation (Page 50)

        By a vote at a meeting held on May 3, 2016, the Board after consideration of various factors, unanimously determined, among other things, that the merger agreement and the transactions contemplated thereby, including the merger, were advisable, fair to, and in the best interests of United Online and our stockholders, and unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Certain factors considered by the Board in reaching its decision to approve the merger agreement and the merger can be found in the section titled "Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger" beginning on page 47.

        The Board unanimously recommends that United Online stockholders vote:

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  "FOR" the merger proposal;

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  "FOR" the merger-related named executive officer compensation proposal; and

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  "FOR" the adjournment proposal.

Our Financial Advisor and Opinion of JMP Securities (Page 50 and Annex D)

        We retained JMP Securities, Inc., which we refer to as "JMP Securities," to act as our financial advisor in connection with a potential strategic transaction, such as the merger. We selected JMP Securities as our financial advisor in connection with the merger based on its qualifications, expertise, reputation, and knowledge of our business and affairs and the industry in which we operate. At the meeting of our Board on May 3, 2016, JMP Securities rendered its oral opinion, subsequently confirmed in writing, that as of May 3, 2016 and based upon and subject to the factors and assumptions as set forth in its written opinion, the per share merger consideration to be paid to the holders of our common stock (other than B. Riley or its affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

        The full text of JMP Securities' written opinion to the Board, dated May 3, 2016, is attached to this proxy statement as Annex D and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by JMP Securities in rendering its opinion. You should read the opinion carefully in its entirety. JMP Securities' opinion was addressed to, and provided for the information of, the Board, in its capacity as such and addressed only, as of the date of the opinion, the fairness from a financial point of view of the $11.00 per share cash consideration to be paid to the holders of our common stock (other than B. Riley or its affiliates) pursuant to the merger agreement. The fairness opinion does not address any other aspects or implications of the merger and it was not intended to and does not constitute advice or a recommendation as to how any of our stockholders should vote with respect to the merger, or as to any other action that a stockholder should take regarding the merger.

Voting Agreements (Page 92 and Annexes B and C)

        In connection with the merger, (i) each of our directors has entered into a voting agreement with B. Riley, which we refer to as the "director voting agreement" and (ii) B. Riley and Bryant R. Riley, a natural person, have entered into a voting agreement with United Online, which we refer to as the "Riley voting agreement." Pursuant to (i) the director voting agreement, our directors, in their capacities as stockholders of United Online and (ii) the Riley voting agreement, B. Riley and Bryant R. Riley, in their capacities as stockholders of United Online, in each case, have agreed to vote the shares of United Online common stock beneficially owned (or owned of record), excluding, in the case of the Riley voting agreement, shares held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds, by them at the special meeting: in favor of (a) adoption of the merger agreement, (b) any other matter that is required to be approved by the stockholders of the company to facilitate the transactions contemplated by the merger agreement and (c) any postponement, recess or adjournment at any meeting of the stockholders of the company if there are not sufficient votes to approve the merger agreement. In addition, pursuant to the (i) director voting agreement, our directors and (ii) Riley voting agreement, B. Riley and Bryant R. Riley, in each case, have agreed to vote the shares of United Online common stock beneficially owned (or owned of record), excluding, in the case of the Riley voting agreement, shares held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds, by them against, among other actions, (x) any proposal made in opposition to adoption of the merger agreement or in competition with the merger, (y) to the extent that any of the following actions requires a United Online stockholder vote pursuant to applicable law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of United Online's certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger and (z) any "acquisition proposal" (as defined in "Terms of the Merger Agreement—Non-Solicitation of Acquisition Proposal; Changes in Board Recommendation" beginning on page 80).

Interests of Certain Persons in the Merger (Page 56)

        In considering the recommendation of the Board that United Online stockholders vote to adopt the merger agreement, which we refer to as the "board recommendation," you should be aware that some of United Online's directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of United Online stockholders generally. Interests of directors and executive officers that may be different from or in addition to the interests of United Online stockholders generally include, but are not limited to:

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  the merger agreement provides for conversion of all outstanding company RSU awards and in-the-money company options into the per share merger consideration (net of any exercise price), whether or not such equity is vested as of the effective time of the merger;

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  certain of our executive officers are entitled to receive payments and/or benefits in connection with the closing of the merger and/or the occurrence of a qualifying termination of employment in connection with or following the closing of the merger;

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  the respective indemnity agreements between United Online and our directors and executive officers will be assumed by the surviving corporation in the merger, without any further action, and will survive the merger and continue in full force and effect in accordance with their terms; and

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  each of B. Riley and the surviving corporation has agreed to indemnify and hold harmless each of our current and former directors and officers serving at the request of United Online or its subsidiaries following completion of the merger to the fullest extent authorized or permitted by applicable law, without limiting any additional rights that such directors and officers may have under the organizational documents of United Online and its subsidiaries, for acts or omissions or alleged acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby, and we or the surviving corporation are entitled, prior to or as of the effective time of the merger, as applicable, and subject to certain limitations, to obtain a policy of directors' and officers' liability insurance coverage for the benefit of our directors and executive officers for at least six years following completion of the merger.

        These interests are discussed in more detail in the section entitled "Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger" beginning on page 56 of this proxy statement. The members of the Board were aware of the different or additional interests set forth in this proxy statement and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and recommending to the stockholders of United Online that they adopt the merger agreement.

Financing of the Merger (Page 56)

        The merger is not conditioned on B. Riley or Merger Sub obtaining the proceeds of any financing. We anticipate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement, including the payment of fees and expenses, will be approximately $162 million. B. Riley has represented to us that it and Merger Sub will have immediately after the effective time of the merger, together with our and our subsidiaries' cash and cash equivalents, sufficient unrestricted funds on hand or committed lines of credit or other sources of immediately available funds to consummate the merger. As of December 31, 2015, B. Riley had $55 million of cash and cash equivalents on its consolidated balance sheet. In addition, on May 10, 2016, B. Riley announced the closing of an offering of 2,420,980 shares of common stock at $9.50 per share, for gross proceeds of approximately $23 million.

Non-Solicitation of Acquisition Proposals; Changes in Board Recommendation (Page 80)

Non-Solicitation of Acquisition Proposals (Page 80)

        United Online and its affiliates and representatives are prohibited from directly or indirectly:

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  soliciting, initiating, or knowingly facilitating or encouraging any inquiry, discussion, offer, proposal or request that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

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  engaging in, entering into, continuing or otherwise participating in any discussions or negotiations with, or furnishing any non-public information relating to United Online or any of its subsidiaries to, or affording access to the books or records or officers of United Online or any of its subsidiaries to, any third party other than United Online, B. Riley, Merger Sub or their respective affiliates, any of which we refer to herein as a "third party," with respect to an acquisition proposal; or

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  otherwise knowingly facilitating any effort or attempting to make an acquisition proposal.

        However, if, prior to obtaining stockholder approval to adopt the merger agreement and subject to certain conditions, United Online receives an acquisition proposal from a third party that does not result from a material breach of its non-solicitation obligations under the merger agreement, and our Board determines in good faith after consultation with its financial and outside legal advisors that such action is reasonably necessary in order for the directors of United Online to comply with their fiduciary duties under applicable law, United Online and the Board may engage in negotiations or discussions regarding the acquisition proposal and furnish any information to the third party making the acquisition proposal. For more information on the process for considering acquisition proposals during the no-shop period, see "Terms of the Merger Agreement—Non-Solicitation of Acquisition Proposals; Changes in Board Recommendation" beginning on page 80.

        If, prior to obtaining stockholder approval to adopt the merger agreement and subject to certain conditions, United Online receives an acquisition proposal from a third party that did not result from a breach of its non-solicitation obligations under the merger agreement, and our Board determines in good faith after consultation with its financial and outside legal advisors that the acquisition proposal is a superior proposal and that termination of the merger agreement is reasonably necessary in order for the directors of United Online to comply with their fiduciary duties under applicable law, United Online must notify B. Riley of its intent to terminate the merger agreement, specifying, in reasonable detail, the terms and conditions of the superior proposal, including the identity of the third party making the superior proposal. If requested by B. Riley, United Online must engage in good faith negotiations regarding the terms of the merger agreement and consider any adjustments to the merger agreement for a period of four calendar days. If, after considering any adjustments proposed by B. Riley, the Board determines that the superior proposal is still superior to the adjusted merger agreement proposed by B. Riley, United Online may terminate the merger agreement. However, if there is a material change to the superior proposal, United Online must go through the same process with B. Riley, except that the timeframe for negotiations is reduced to three calendar days.

        If United Online terminates the merger agreement for a superior proposal, it will be obligated to pay to B. Riley a termination fee of $2,652,000. For more information on the termination fee, see "Terms of the Merger Agreement—Termination Fee" beginning on page 91.

Changes in Board Recommendation (Page 82)

        Under the merger agreement, the Board is not permitted to:

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  withdraw, withhold, change, amend, modify or qualify, or otherwise propose publicly to withdraw, withhold, change, amend, modify or qualify, in a manner adverse to B. Riley, the board recommendation;

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  fail to include the board recommendation in this proxy statement; or

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  approve or recommend, or publicly propose to approve or recommend, any acquisition proposal made or received after the date of the merger agreement.

        We refer to any action described in the bullet points above as an "adverse recommendation change." Prior to the stockholder approval to adopt the merger agreement, but not after, the Board may take the actions under the three foregoing bullet points with respect to a superior proposal or an intervening event (as defined in "Terms of the Merger Agreement—Non-Solicitation of Acquisition Proposal; Changes in Board Recommendation" beginning on page 80) if the Board determines in good faith, after consultation with its financial and outside legal advisors, that such action is reasonably necessary in order for the directors of United Online to comply with their fiduciary duties under applicable law and it provides B. Riley with four calendar days' prior written notice.

        In addition, subject to certain exceptions, the Board is not permitted to cause United Online to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than a confidentiality agreement entered into with a third party in accordance with an acquisition proposal, request or inquiry) with respect to any acquisition proposal.

Conditions to Completion of the Merger (Page 88)

        The obligations of B. Riley, Merger Sub, and United Online to complete the merger and the other transactions contemplated by the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by B. Riley, Merger Sub, and United Online at or prior to the effective time of the merger of the following conditions:

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  the adoption of the merger agreement by United Online stockholders; and

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  the absence of any order, judgment, injunction, decree, writ, stipulation, determination or award (whether temporary, preliminary or permanent) that would prevent or prohibit the completion of the merger or any of the transactions contemplated in the merger agreement or in the ancillary agreements related to the merger.

        The obligations of B. Riley and Merger Sub to complete the merger are subject to the satisfaction or waiver by B. Riley and Merger Sub at or prior to the effective time of the merger of the following further conditions:

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  (i) the representations and warranties of United Online set forth in the merger agreement concerning its capitalization and the absence of a material adverse effect being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time (except to the extent such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except, in the case of any de minimis inaccuracies with respect to capitalization, (ii) the representations and warranties of United Online set forth in the merger agreement concerning its authority and brokers being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) and (iii) all other representations and warranties of United Online set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger (without giving effect to any references to any "material adverse effect" or other "materiality" qualifications) as though made on and as of the closing date of the merger (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except where failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

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  United Online having performed or complied, and having caused its subsidiaries to have performed and complied, in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger;

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  since the date of the merger agreement, no change, event, circumstance or development, individually or in the aggregate, having occurred that has had or is reasonably likely to have a material adverse effect; and

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  B. Riley having received a certificate of the chief executive officer or chief financial officer of United Online attesting to the effect that the conditions in the first two bullet points in this list have been satisfied.

        The obligation of United Online to complete the merger is subject to the satisfaction or waiver by United Online at or prior to the effective time of the merger of the following additional conditions:

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  the representations and warranties of B. Riley set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger (without giving effect to any references to any "material adverse effect" or other "materiality" qualifications) as though made on and as of the closing date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except where failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on B. Riley's ability to consummate the merger and the transactions contemplated thereby;

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  B. Riley having performed or complied in all material respects with all agreements and covenants required by the merger agreement and each ancillary agreement related to the merger to be performed or complied with by B. Riley on or prior to the effective time of the merger; and

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  United Online having received a certificate of a responsible officer of B. Riley attesting to the effect that the conditions in the two bullet points immediately above have been satisfied.

Termination of the Merger Agreement (Page 90)

        The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, whether before or after the United Online stockholder approval, by:

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  the mutual written consent of B. Riley and United Online, by action of their respective boards of directors;

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  either United Online or B. Riley if the merger has not been consummated prior to September 30, 2016; provided, however, that the right to terminate the merger agreement pursuant to this paragraph will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before such date;

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  either United Online or B. Riley if any governmental entity issues a final and nonappealable order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement or any ancillary agreement related to the merger; or

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  either United Online or B. Riley if the United Online stockholder approval of the merger is not obtained at the United Online stockholder meeting.

        The merger agreement may also be terminated by B. Riley:

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  if prior to the receipt of the United Online stockholder approval of the merger, (i) an adverse recommendation change occurs, (ii) at any time following receipt of an acquisition proposal, if the Board fails to reaffirm its recommendation of the merger agreement, the merger and the transactions contemplated thereby within five business days after receipt of any written request to do so from B. Riley or (iii) a tender offer or exchange offer for outstanding United Online common stock is publicly disclosed (other than by B. Riley or an affiliate thereof) and, prior to the earlier of (a) the date prior to the date of the United Online stockholder, meeting and (b) 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act", if the Board fails to recommend unequivocally against acceptance of such offer; or

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  subject to certain cure periods, if there is any breach of any representation, warranty, covenant or agreement on the part of United Online set forth in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the conditions to closing related thereto would not be satisfied at the closing.

        The merger agreement may also be terminated by United Online:

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  at any time prior to the receipt of the United Online stockholder approval of the merger, and subject to the terms and conditions of the merger agreement, in order to enter into a definitive agreement with respect to a superior proposal, provided that United Online is not in material breach of its non-solicitation obligations, and provided, further, that prior to such termination, United Online pays B. Riley the termination fee, as discussed below;

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  subject to certain cure periods, if there is any breach of any representation, warranty, covenant or agreement on the part of B. Riley or Merger Sub set forth in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the conditions to closing related thereto would not be satisfied at the closing; or

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  if all conditions to B. Riley's obligations to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the merger, but which conditions are capable of being satisfied) on the date the closing of the merger was required to occur pursuant to the merger agreement, and B. Riley fails to consummate the closing of the merger within five business days following the date the closing should have occurred pursuant to the terms of the merger agreement.

Termination Fee (Page 91)

        Under the merger agreement, United Online will be required to pay B. Riley a termination fee equal to $2,652,000, which we refer to as the "termination fee":

  •
  in the event that the merger agreement is terminated by B. Riley, prior to the receipt of the United Online stockholder approval, if (i) an adverse recommendation change occurs, (ii) at any time following receipt of an acquisition proposal, the Board fails to reaffirm the Board recommendation in favor of the merger within five business days after receipt of any written request to do so from B. Riley or (iii) a tender offer or exchange offer for outstanding United Online common stock has been publicly disclosed (other than by B. Riley or any of its affiliates) and, prior to the earlier of (a) the date prior to the date of the United Online stockholder meeting to approve the merger and (b) 11 business days after the commencement of such tender or exchange offer, the Board fails to recommend unequivocally against acceptance of such offer;

  •
  in the event that the merger agreement is terminated by United Online, prior to the receipt of the United Online stockholder approval in order to enter into a definitive agreement with respect to a superior proposal; or

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  if (i) the merger agreement is terminated by United Online or B. Riley because (a) the merger has not been consummated prior to the outside date (as defined in "Proposal 1: Adoption of the Merger Agreement—Termination of the Merger Agreement" beginning on page 90) or (b) the United Online stockholders did not approve the merger and the related transactions at the United Online stockholder meeting to vote on the merger, (ii) a bona fide acquisition proposal has been made to United Online or any of its subsidiaries (or the intention by any third party to make an acquisition proposal has been publicly announced) and such acquisition proposal (or public announcement thereof) has not been withdrawn and (iii) within 12 months of such termination, United Online or any of its subsidiaries have (x) entered into an alternative acquisition agreement or (y) consummated or approved or recommended to the United Online stockholders (or otherwise not opposed) an acquisition proposal (with 50% substituted for 15% in the definition of "acquisition proposal" for the purposes of the foregoing clauses (x) and (y)).

        For more information on the circumstances under which United Online must pay a termination fee, see "Terms of the Merger Agreement—Termination of the Merger Agreement" beginning on page 90.

Specific Performance (Page 92)

        Under the merger agreement, B. Riley, Merger Sub, and United Online are entitled (i) to injunctions to prevent breaches of the merger agreement, and (ii) to specifically enforce, in the Delaware Court of Chancery, which we refer to as the "Court of Chancery", or any state or federal court sitting in the State of Delaware, the other party's performance in accordance with the terms of the merger agreement, which we refer to as "specific performance."

Directors and Officers Indemnification and Insurance (Page 86)

        After the effective time of the merger, B. Riley and the surviving corporation, jointly and severally, are required to indemnify and hold harmless the current and former directors and officers of United Online and its subsidiaries for certain acts or omissions occurring at or prior to the effective time of the merger. In addition, the surviving corporation must maintain in effect United Online's current director and officer liability insurance and fiduciary insurance for a period of at least six years after the effective time of the merger (whether through purchase of a "tail" policy or by other permitted means), subject to certain limitations.

Material U.S. Federal Income Tax Consequences of the Merger (Page 61)

        The exchange of shares of our common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in "Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 61). If you are a U.S. holder and your shares of United Online common stock are converted into the right to receive cash in the merger, you generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your tax basis in such shares. The exchange of shares of United Online common stock for cash pursuant to the merger generally will not result in a non-U.S. holder (as defined in "Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 61) being subject to U.S. federal income tax unless the non-U.S. holder has certain connections to the United States. You should read the section titled "Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 61 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws.

Market Price of United Online Common Stock and Dividend Information (Page 100)

        Our common stock is listed on NASDAQ under the trading symbol "UNTD." The closing sale price of our common stock on NASDAQ on May 4, 2016, which was the last trading day before we announced the execution of the merger agreement, was $10.75, compared to which the per share merger consideration represents a premium of approximately 2%. In addition, the per share merger consideration represents a premium of 6.6% based on the United Online common stock price as of market close on the undisturbed date (November 13, 2015, which was the trading day prior to B. Riley's filing on Schedule 13D in which B. Riley first publicly announced a proposal to acquire United Online) of $10.32 per share. On May 27, 2016 the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was $10.94.

        Under the terms of the merger agreement, we may not declare, accrue, set aside or pay any dividend or other distribution without the prior written consent of B. Riley (not to be unreasonably withheld, conditioned or delayed). We do not expect to pay dividends in the foreseeable future.

Delisting and Deregistration of Our Common Stock (Page 56)

        Upon completion of the merger, we will remove our common stock from listing on NASDAQ and price quotations in the public market will no longer be available for our common stock, and the registration of our common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," will be terminated.

Appraisal Rights (Page 64 and Annex E)

        If the merger is effected, under Delaware law, in lieu of the per share merger consideration offered by B. Riley, you may be eligible to exercise appraisal rights in connection with the merger. If you strictly comply with the requirements of Section 262 of the DGCL, you will have the right under the DGCL to receive, in lieu of the $11.00 per share merger consideration, the fair value of your shares of United Online common stock as of the effective time of the merger as determined by the Court of Chancery. The amount determined by the Court of Chancery in an appraisal proceeding to be the fair value of United Online common stock as of the effective time of the merger could be more than, the same as or less than the per share merger consideration a stockholder would be entitled to receive under the terms of the merger agreement if the merger is effected. Your appraisal rights are subject to a number of restrictions and technical requirements. Generally, in order to perfect your appraisal rights, you must comply with the following procedures:

  •
  prior to the vote on the merger proposal at the special meeting, you must deliver to United Online a written demand for appraisal of your shares that complies with the applicable statutory requirements;

  •
  you must not vote "FOR" the merger proposal, either by proxy or in person, at the special meeting;

  •
  you must continue to hold your shares through the effective time of the merger;

  •
  if the merger is approved at the special meeting, you must not submit your shares for payment of the per share merger consideration; and

  •
  within 120 days of the effective time of the merger, you must file a petition in the Court of Chancery, requesting a determination of the fair value of your shares of United Online common stock as of the effective time of the merger.

        Merely voting against the merger proposal will not perfect your appraisal rights. If you hold your shares in "street name," you must instruct your broker, bank or other nominee to take action in strict compliance with the DGCL to exercise your appraisal rights. Requirements under Delaware law for exercising appraisal rights are described in further detail under "Proposal 1: Adoption of the Merger Agreement—Appraisal Rights" beginning on page 64. Section 262 regarding appraisal rights available to stockholders of Delaware corporations in certain mergers and consolidations is reproduced and attached as Annex E to this proxy statement. If you wish to avail yourself of your appraisal rights, you should consult your legal advisor.

Help in Answering Questions

        We greatly appreciate your cooperation in voting your shares. If you have any questions about the special meeting or the merger after reading this proxy statement, you may contact Georgeson, LLC, our proxy solicitor, toll-free at 1-888-661-5651.

        Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the merger, or determined if the information contained in this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of our common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety.

Q:
Why am I receiving these materials?

A:
You are receiving this proxy statement and the accompanying proxy card because you owned shares of United Online's common stock at the close of business on May 27, 2016, the record date for the special meeting. Our Board is soliciting proxies from United Online stockholders for use at the special meeting to consider and vote upon the proposal to adopt the merger agreement and the other proposals described in this proxy statement. These proxy materials provide you information for use in determining how to vote in connection with the matters to be considered at the special meeting.

Q:
When and where is the special meeting?

A:
The special meeting will take place on June 29, 2016 at 10 a.m., local time, at the Hilton Woodland Hills, located at 6360 Canoga Avenue, Woodland Hills, California 91367.

Q:
What matters will be voted on at the special meeting?

A:
We will ask you to consider and vote upon proposals to: (1) adopt the merger agreement by and among United Online, B. Riley, and Merger Sub, which we refer to as the "merger proposal," (2) approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to United Online's named executive officers in connection with the completion of the merger, which we refer to as the "merger-related named executive officer compensation proposal," and (3) approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the "adjournment proposal."

Q:
What is the proposed transaction?

A:
Under the terms of the merger agreement, upon completion of the merger, Merger Sub will be merged with and into United Online, with United Online surviving the merger as a wholly-owned subsidiary of B. Riley. After the merger is completed, our common stock will cease to be traded on NASDAQ, the registration of our common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC.

Q:
What will I receive if the merger is completed?

A:
If the merger is completed, you will have the right to receive $11.00 in cash, without interest, for each share of our common stock you own, unless you are entitled to demand and have properly demanded appraisal for such shares in accordance with, and you strictly comply in all respects with, Section 262 of the DGCL. In either case, as a result of the merger, your shares will be cancelled and you will not own shares in the surviving corporation or have any interest in our continuing operations.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send your stock certificates now. If the merger is completed, you will receive shortly thereafter a letter of transmittal instructing you to send your stock certificates to the exchange agent in order to receive the cash payment of the per share merger consideration for each share of our common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled upon completion of the merger. Please do not send in your stock certificates with your proxy card.

Q:
What happens if I sell or transfer my shares of common stock after the record date, but before the special meeting?

A:
If you sell or transfer your shares of our common stock after the record date, but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the special meeting.

Q:
If I participate in the Employee Stock Purchase Plan, how will my stock purchase rights be treated in the merger?

A:
Participants in the ESPP will continue to participate in the ESPP subject to its terms and conditions until the date immediately prior to the closing date of the merger. Any offering period then in progress will automatically terminate as of the date immediately prior to the closing date of the merger, and your accumulated payroll deductions will be used to purchase shares of our common stock. However, because you did not own such shares on the record date for the special meeting, you will not be entitled to vote the shares. The company will take all requisite action to ensure that the ESPP will terminate, as of the effective time of the merger.

Q:
What vote is required to approve the merger proposal and thereby approve the merger?

A:
Under Delaware law, and as a condition to the completion of the merger, approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of United Online common stock entitled to vote at the special meeting. Accordingly, (1) a United Online stockholder's failure to submit a proxy card or to vote in person at the special meeting, (2) an abstention from voting, or (3) the failure of a United Online stockholder who holds shares in "street name" through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee will have the same effect as a vote "AGAINST" the merger proposal. As of the record date, there were 14,983,755 shares of United Online common stock outstanding entitled to vote at the special meeting.

Q:
What vote is required to approve the merger-related named executive officer compensation proposal?

A:
The vote to approve the merger-related named executive officer compensation proposal is advisory only, will not be binding on United Online or B. Riley, and is not a condition to the completion of the merger. Assuming a quorum is present, approval of the merger-related named executive officer compensation proposal requires the affirmative vote of the holders of a majority of the shares of United Online common stock having voting power that are present in person or by proxy at the special meeting. For purposes of this proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted "AGAINST" approval of the proposal. If you fail to submit a proxy and fail to attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee in respect of the proposal to approve the merger-related named executive officer compensation and no additional matter is brought before the special meeting on which brokers have discretionary voting authority, the shares of United Online common stock held by you or your broker, bank or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related named executive officer compensation proposal. Although we do not expect to bring any matters before the special meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the special meeting and is one on which brokers have discretionary voting authority and you fail to provide instructions to your broker, bank or other nominee in respect of the proposal to approve merger-related named executive officer compensation proposal, such broker non-votes will have the same effect as a vote "AGAINST" such proposal. If the merger is completed, because United Online is contractually obligated to pay the merger-related named executive officer compensation, the compensation will be payable, subject only to contractual conditions applicable to such compensation payments, regardless of the outcome of the advisory vote.

Q:
What vote is required to approve the adjournment proposal?

A:
Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of United Online common stock having voting power that are present in person or by proxy at the special meeting, whether or not a quorum is present. For purposes of this proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted "AGAINST" approval of the proposal. If you fail to submit a proxy and fail to attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee in respect of the adjournment proposal and no additional matter is brought before the special meeting on which brokers have discretionary voting authority, the shares of United Online common stock held by you or your broker, bank or other nominee will not be counted in respect of, and will not have an effect on, the adjournment proposal. Although we do not expect to bring any matters before the special meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the special meeting and is one on which brokers have discretionary voting authority and you fail to provide instructions to your broker, bank or other nominee in respect of the adjournment proposal, such broker non-votes will have the same effect as a vote "AGAINST" such proposal.

Q:
Are any United Online stockholders already committed to vote in favor of the proposals?

A:
Yes. In connection with entering into the merger agreement, (i) B. Riley entered into a voting agreement with our directors, in their capacities as beneficial owners (or record owners) of our common stock and (ii) United Online entered into a voting agreement with B. Riley and Bryant R. Riley, in their capacities as beneficial owners (or record owners) of our common stock. Pursuant to the (i) director voting agreement, our directors and (ii) the Riley voting agreement, B. Riley and Bryant R. Riley, in each case, have agreed to vote all of the United Online common shares beneficially owned (or owned of record), excluding, in the case of the Riley voting agreement, shares held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds, by them in favor of, among other things, the merger proposal and the adjournment proposal.

As discussed above, approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of United Online common stock entitled to vote at the special meeting. As of the record date, (i) 116,669 shares of United Online common stock representing approximately 0.79% of the total outstanding shares of United Online common stock entitled to vote at the special meeting is subject to the director voting agreement and (ii) 737,184 shares of United Online common stock representing approximately 4.92% of the total outstanding shares of United

  Online common stock entitled to vote at the special meeting is subject to the Riley voting agreement. Therefore, if the special meeting is held to consider the merger proposal and the adjournment proposal, assuming compliance with the voting agreements, at least 5.69% of the total outstanding shares of United Online common stock entitled to vote at the special meeting will approve the merger proposal and the adjournment proposal.

  The obligation to vote in favor of the merger proposal and the adjournment proposal will terminate automatically upon termination of the merger agreement and certain other events. See "Terms of the Merger Agreement—The Voting Agreements" beginning on page 92.

Q.
What is "merger-related compensation"?

A.
"Merger-related compensation" is certain compensation that is tied to or based on the completion of the merger and may be payable to United Online's named executive officers under our existing plans or agreements, which is the subject of the merger-related named executive officer compensation proposal. See "Proposal 2: Advisory Vote on Merger-Related Named Executive Officer Compensation" beginning on page 94.

Q.
Why am I being asked to cast a non-binding advisory vote to approve merger-related compensation payable to United Online's named executive officers under its plans or agreements?

A.
In accordance with the rules promulgated under Section 14A of the Exchange Act, United Online is required to provide its stockholders with the opportunity to cast a non-binding advisory vote on the compensation that may be payable to our named executive officers in connection with the merger. See "Proposal 2: Advisory Vote on Merger-Related Named Executive Officer Compensation" beginning on page 94.

Q.
What will happen if the stockholders do not approve the merger-related named executive officer compensation proposal at the special meeting?

A:
Approval of the merger-related named executive officer compensation proposal is not a condition to the completion of the merger. The vote with respect to the merger-related named executive officer compensation proposal is an advisory vote and will not be binding on either United Online or B. Riley. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their respective terms, subject to stockholder approval. Accordingly, payment of the merger-related compensation is not contingent on stockholder approval of the merger-related named executive officer compensation proposal.

Q.
Are there any other risks to me from the merger that I should consider?

A.
Yes. There are risks associated with all business combinations, including the merger. See "Cautionary Statement Concerning Forward-Looking Information" beginning on page 25.

Q:
What constitutes a quorum?

A:
At the special meeting, the presence in person or by proxy of the holders of shares of capital stock entitled to cast a majority of all the votes which could be cast at such meeting by the holders of all of the outstanding shares of capital stock entitled to vote at such meeting will constitute a quorum. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. Abstentions are considered as present for the purpose of determining the presence of a quorum. Because, under applicable rules, brokers, banks and other nominees holding shares in "street name" do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of United Online common stock held in "street name" does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting if no other matters are brought before the special meeting. Although we do not expect to bring any matters before the special meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the special meeting and is one on which brokers have discretionary voting authority, then broker non-votes will be counted for purposes of determining a quorum.

Q:
How does the Board recommend that I vote?

A:
The Board unanimously recommends that United Online stockholders vote (1) "FOR" the merger proposal, (2) "FOR" the merger-related named executive officer compensation proposal, and (3) "FOR" the adjournment proposal. Certain factors considered by the Board in reaching its decision to approve the merger agreement and the merger can be found in the section titled "Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger" beginning on page 47.

Q:
What is the difference between holding shares as a stockholder of record and a beneficial owner?

A:
Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•
Stockholder of Record.  If you hold your shares of United Online common stock in certificated form or if you hold your United Online common stock in your name directly with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and this proxy statement is being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the proxies named in the enclosed proxy card or to vote your shares in person at the special meeting. We have enclosed a proxy card for you to use.

•
Beneficial Owner.  If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and this proxy statement is being forwarded to you, together with a voting instruction card, by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares and you are also invited to attend the special meeting where you may vote your shares in person by following the procedure described below. If you do not provide your broker, bank or other nominee with your specific voting instructions, your shares will not be voted.

Q:
How do I vote my shares of United Online common stock?

A:
Before you vote, you should carefully read and consider the information contained in or incorporated by reference in this proxy statement, including the annexes. You should also determine whether you hold your shares of our common stock directly in your name as a stockholder of record or through a broker, bank or other nominee, because this will determine the procedure that you must follow in order to vote. You are a stockholder of record if you hold your United Online common stock in certificated form or if you hold your United Online common stock in your name directly with our transfer agent, Computershare. If you are a stockholder of record, you may vote in any of the following ways:

•
Via the Internet—If you choose to grant a proxy via the internet, go to the website indicated on the enclosed proxy card and follow the easy instructions. You will need to have your proxy card available in order to submit your proxy.

  •
  Via Telephone—If you choose to grant a proxy via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need to have your proxy card available in order to submit your proxy.

  •
  Via Mail—If you choose to grant a proxy by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Computershare, 250 Royall Street, Canton, Massachusetts 02021. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

  •
  At the Special Meeting—Stockholders of record who attend the special meeting may vote in person by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by the vote cast at the special meeting. Even if you intend to attend and vote at the special meeting, our Board recommends that you grant a proxy via the internet, telephone or mail in case you are later unable to attend the special meeting to ensure that your shares will be represented and voted.

Q:
If I hold my shares through a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:
Yes, but only if you properly instruct them to do so. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of the shares held for you in what is known as "street name." If this is the case, this proxy statement has been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting. You should allow yourself enough time prior to the special meeting to obtain this "legal proxy" from your broker, bank or other nominee who is the stockholder of record.

If you hold your shares in "street name" through a broker, bank or other nominee and do not return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers, banks, and other nominees have the discretion to vote on routine matters. The proposals in this proxy statement are non-routine matters, and therefore brokers, banks, and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares.

We believe that (1) under our by-laws and the DGCL, if a beneficial owner of shares of United Online common stock held in "street name" does not give voting instructions to such beneficial owner's broker, bank or other nominee, then those shares will not be counted for purposes of determining the presence or absence of a quorum at the special meeting, and (2) under the current rules of the New York Stock Exchange, brokers do not have discretionary authority to vote on any of the proposals being voted upon at the special meeting. To the extent that there are any broker non-votes, a broker non-vote will have the same effect as a vote "AGAINST" the merger proposal, the merger-related named executive officer compensation proposal and the adjournment proposal.

Q:
What happens if I return my proxy card but I do not indicate how to vote?

A:
If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of our common stock will be voted (1) "FOR" the merger proposal, (2) "FOR" the merger-related named executive officer compensation proposal, and (3) "FOR" the adjournment proposal. We do not currently intend to present any other proposals for consideration at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q:
What happens if I abstain from voting on a proposal?

A:
If you sign and return a proxy card or grant a proxy over the internet or by telephone but abstain from voting on any of the proposals, it will have the same effect as a vote "AGAINST" such proposal.

Q:
May I change my vote after I have mailed my signed proxy card or otherwise submitted my vote?

A:
Yes. Even if you sign and return the proxy card accompanying this proxy statement, you retain the power to revoke your proxy or change your vote before the special meeting. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice to our Corporate Secretary at United Online, Inc., 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367, Attn: Corporate Secretary, specifying such revocation or change in vote. You may also change your vote by delivery of a valid, later-dated proxy prior to the special meeting or by attending and voting at the special meeting.

Q:
What does it mean if I receive more than one set of proxy materials?

A:
This means that you own shares of our common stock that are registered in different names or with different addresses or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards (or submit a proxy via the internet or telephone) or follow the instructions for any alternative voting procedure on each of the voting instruction cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:
When do you expect the merger to be completed?

A:
United Online and B. Riley are working to complete the merger promptly, and we intend for it to be completed by the third quarter of 2016. In order to complete the merger, we must obtain the stockholder approval and United Online and B. Riley must satisfy or waive the other closing conditions under the merger agreement (other than those which, by their nature, are satisfied upon the closing of the merger). The closing conditions are more fully described in "Terms of the Merger Agreement—Conditions to the Completion of the Merger" beginning on page 88.

It is also possible that factors outside the control of either company could result in the merger being completed at a later time, or not at all.

Q:
If the merger is completed, how will I receive the cash for my shares?

A:
If the merger is completed and your shares of our common stock are held in book-entry through the Depositary Trust Company, which we refer to as "DTC," or in "street name" by a broker, bank or other nominee, the cash proceeds will be deposited into your bank or brokerage account without any further action on your part. If you are a stockholder of record with your shares held in certificated form or held directly in your name in book-entry form other than through DTC, you will receive a letter of transmittal with instructions for returning such letter of transmittal, and, in the case of holders of share certificates, how to send your share certificates to the exchange agent in connection with the merger. The exchange agent will issue and deliver to you a check for your shares after you comply with these instructions. See "Terms of the Merger Agreement—Procedure for Receiving Merger Consideration" beginning on page 72.

Q:
Is the merger taxable to me?

A:
The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. holder (as defined in "Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 61), you generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your tax basis in such shares. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period of our common stock surrendered exceeds one year at the effective time of the merger. You should also consult your tax advisor for a complete analysis of the particular tax consequences of the merger to you, including the applicability and effect of any U.S. federal, state and local and non-U.S. tax laws. For a more detailed discussion of the material U.S. federal income tax consequences of the merger, see "Proposal 1: Adoption of the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page 61.

Q:
What happens if the merger is not completed?

A:
If the merger agreement is not adopted by the stockholders at the special meeting or if the merger is not completed for any other reason, stockholders will not receive the per share merger consideration or any payment for their shares of our common stock in connection with the merger. Instead, our common stock will continue to be listed and traded on NASDAQ. In certain circumstances, we may be required to pay a termination fee in connection with a termination of the merger agreement. See "Terms of the Merger Agreement—Termination Fee" beginning on page 91.

Q:
Am I entitled to exercise appraisal rights instead of receiving the per share merger consideration for my shares?

A:
Yes. In order to exercise your appraisal rights, you must follow the requirements set forth in Section 262 of the DGCL. Under Delaware law, if the merger is completed, stockholders of United Online who properly demand appraisal of their shares, who do not vote in favor of adopting the merger agreement, and who meet the other requirements set forth in Section 262 of the DGCL will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery. Appraisal rights will only be available to United Online stockholders that deliver to us a written demand for appraisal of their shares prior to the special meeting, do not vote in favor of the merger proposal, hold their shares continuously through the effective time of the merger, do not submit their shares for payment of the per share merger consideration, and otherwise strictly comply with the statutory procedures and requirements set forth in Section 262 of the DGCL. See "Proposal 1: Adoption of the Merger Agreement—Appraisal Rights" beginning on page 64. The amount determined by the Court of Chancery to be the fair value of United Online common stock as of the effective time of the merger could be more than, the same as, or less than the per share merger consideration a stockholder would be entitled to receive under the terms of the merger agreement. A copy of Section 262 of the DGCL is attached as Annex E to this proxy statement and a summary of this provision can be found along with additional information about appraisal rights under "Proposal 1: Adoption of the Merger Agreement—Appraisal Rights" beginning on page 64.

Q:
Who will count the votes?

A:
The votes will be counted by a representative of Broadridge Financial Solutions, Inc., which will act as the inspector of election appointed for the special meeting.

Q:
Where can I find the voting results of the special meeting?

A:
United Online intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All periodic and current reports United Online files with the SEC are publicly available when filed. See "Where Stockholders Can Find More Information" beginning on page 105.

Q:
Will there be a 2016 annual meeting of stockholders?

A:
The Board has determined to postpone the 2016 annual meeting of stockholders of United Online pending the outcome of the special meeting. If the merger is completed, we will have no public stockholders and there will be no public participation in any of our stockholder meetings that occur after completion of the merger. However, if the merger is not completed, or if United Online is otherwise required to do so under applicable law, we will hold a 2016 annual meeting of stockholders.

Q:
Where can I find more information about United Online?

A:
You can find more information about United Online in its publicly filed reports with the SEC, on United Online's website www.unitedonline.com, and as described in the section titled "Where Stockholders Can Find More Information" beginning on page 105.

Q:
Who can help answer my questions?

A:
If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Georgeson, LLC, our proxy solicitor, toll-free at 1-888-661-5651.

If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents that we incorporate by reference in this proxy statement, contain certain "forward-looking" statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, which we refer to as the "Securities Act," and Section 21E of the Exchange Act. These forward-looking statements are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions, and other statements that are not historical facts. Forward-looking statements can generally be identified by phrases such as "believes," "expects," "potential," "continues," "may," "should," "seeks," "predicts," "anticipates," "intends," "projects," "estimates," "plans," "could," "designed," "should be," and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed and there can be no assurance that the actual results or developments anticipated by such forward-looking statements will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. In addition to the risk factors identified elsewhere in this proxy statement or identified in other SEC filings by United Online and incorporated by reference into this proxy statement, factors that could cause our actual results to differ from those projected or contemplated in any such forward-looking statements include, but are not limited to, the following:

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  the risk that the conditions to the closing of the merger are not satisfied (including a failure of our stockholders to approve, on a timely basis or otherwise, the merger proposal);

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  litigation relating to the merger;

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  uncertainties as to the timing of the completion of the merger and the ability of each of B. Riley and us to complete the merger;

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  risks that the merger disrupts the current business, operations and plans of B. Riley and/or us;

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  the ability of B. Riley and/or us to retain and hire key personnel;

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  competitive responses to the merger;

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  unexpected costs, charges or expenses resulting from the merger;

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  potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger;

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  legislative, regulatory and economic developments; and

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  changes in general economic and market conditions.

        The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in our reports filed with the SEC. All subsequent written and oral forward-looking statements concerning the merger or other matters attributable to us or any other person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. None of United Online, B. Riley or any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements speak only as of the date of the communication in which they are contained. We can give no assurance that the conditions to the merger will be satisfied. Except as required by applicable law, we undertake no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

        All information contained in this proxy statement exclusively concerning B. Riley, Merger Sub, and their respective affiliates has been supplied by B. Riley and Merger Sub and has not been independently verified by us.

 PARTIES INVOLVED IN THE MERGER

United Online, Inc.
21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
Telephone: (818) 287-3000

        United Online, Inc., a Delaware corporation headquartered in Woodland Hills, California, through its operating subsidiaries, is a leading provider of consumer services and products over the Internet. United Online's primary communications service is Internet access.

        United Online's common stock is listed on NASDAQ under the symbol "UNTD."

        United Online's principal executive offices are located at 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367, our telephone number is (818) 287-3000, and our internet website address is www.unitedonline.com. The information provided on or accessible through United Online's website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to United Online's website provided in this proxy statement.

        Detailed descriptions of United Online's business and financial results are contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our subsequent reports filed with the SEC, if any, which are incorporated in this proxy statement by reference. See "Where Stockholders Can Find More Information" beginning on page 105.

B. Riley Financial, Inc.
21860 Burbank Boulevard, Suite 300 South
Woodland Hills, California 91367
Telephone: (818) 884-3737

        B. Riley Financial, Inc., a Delaware corporation, and its subsidiaries provide collaborative financial services and solutions through several subsidiaries, including: B. Riley & Co. LLC, a leading investment bank which provides corporate finance, research, and sales & trading to corporate, institutional and high net worth individual clients; Great American Group, LLC, a leading provider of advisory and valuation services, and asset disposition and auction solutions; B. Riley Capital Management, LLC, an SEC registered investment advisor, which includes B. Riley Asset Management, a provider of investment products to institutional and high net worth investors, and B. Riley Wealth Management (formerly MK Capital Advisors), a multi-family office practice and wealth management firm focused on the needs of ultra-high net worth individuals and families; and Great American Capital Partners, a provider of senior secured loans and second lien secured loan facilities to middle market public and private U.S. companies.

        B. Riley's common stock is listed on NASDAQ under the symbol "RILY."

        B. Riley is headquartered in Los Angeles, California with offices in major financial markets throughout the United States and Europe. Its principal executive offices are located at 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California 91367. Its telephone number is (818) 884-3737, and its internet website address is www.brileyfin.com. The information provided on or accessible through B. Riley's website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to B. Riley's website in this proxy statement.

Unify Merger Sub, Inc.
21860 Burbank Boulevard, Suite 300 South
Woodland Hills, California 91367
Telephone: (818) 884-3737

        Unify Merger Sub, Inc., a wholly-owned subsidiary of B. Riley, is a Delaware corporation that was formed on April 29, 2016 for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement, including the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into United Online, with United Online surviving the merger as a wholly-owned subsidiary of B. Riley.

        Merger Sub's principal executive offices are located at 21860 Burbank Boulevard, Suite 300 South, Woodland Hills, California 91367, and its telephone number is (818) 884-3737.

THE SPECIAL MEETING

        This section contains information about the special meeting of United Online stockholders that has been called to consider and vote upon a proposal to adopt the merger agreement, a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to United Online's named executive officers in connection with the completion of the merger, and a proposal to approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        This proxy statement is being provided to the stockholders of United Online as part of a solicitation of proxies by the Board of Directors for use at the special meeting to be held at the date, time, and place specified below, and at any properly convened meeting following an adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice of special meeting.

Date, Time and Place

        A special meeting of stockholders of United Online is scheduled to be held on June 29, 2016 at 10:00 a.m., local time, at the Hilton Woodland Hills, located at 6360 Canoga Avenue, Woodland Hills, California 91367, unless the special meeting is adjourned or postponed. We intend to mail this proxy statement and the accompanying proxy card on or about June 3, 2016 to all stockholders entitled to vote at the special meeting.

Purpose of the Special Meeting

        At the special meeting, stockholders will be asked:

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  to consider and vote upon a proposal to adopt the merger agreement, which provides for the merger of Merger Sub with and into United Online, with United Online surviving the merger as a wholly-owned subsidiary of B. Riley, and the conversion of each share of United Online common stock, other than the excluded shares described in this proxy statement, into the right to receive $11.00 in cash, without interest;

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  to consider and vote upon a proposal to approve, by a non-binding advisory vote, the compensation arrangements disclosed in this proxy statement that may be payable to United Online's named executive officers in connection with the completion of the merger; and

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  to consider and vote upon a proposal to approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Recommendation of Our Board

        After considering various reasons to approve the merger agreement, as well as certain countervailing factors, the Board unanimously determined the merger agreement, the merger, and the other transactions contemplated by the merger agreement, to be advisable, fair to, and in the best interests of United Online and its stockholders, and unanimously approved the merger agreement, the merger, and the other transactions contemplated by the merger agreement. Certain factors considered by the Board in reaching its decision to approve the merger agreement and the merger can be found in the section titled "Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger" beginning on page 47.

        The Board unanimously recommends that the United Online stockholders vote (1) "FOR" the merger proposal, (2) "FOR" the merger-related named executive officer compensation proposal, and (3) "FOR" the adjournment proposal.

Record Date and Voting Information

        Only holders of record of our common stock at the close of business on May 27, 2016, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments thereof. Each holder of record of our common stock on the record date will be entitled to one vote for each share held as of the record date on each matter submitted to our stockholders for approval at the special meeting. If you sell or transfer your shares of our common stock after the record date but before the special meeting, you will transfer the right to receive the per share merger consideration, if the merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the special meeting.

        As of the close of business on the record date, there were 14,983,755 shares of United Online common stock issued, outstanding, and entitled to vote at the special meeting, which shares were held by approximately 177 holders of record.

        Absent specific instructions from the beneficial owner of the shares, brokers, banks or other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, which include all of the proposals being voted on at the special meeting, and a broker non-vote results. Broker non-votes are discussed in greater detail below.

Quorum

        At the special meeting, the presence in person or by proxy of the holders of shares of capital stock entitled to cast a majority of all the votes which could be cast at such meeting by the holders of all of the outstanding shares of capital stock entitled to vote at such meeting will constitute a quorum. When a quorum is present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders. As of the record date for the special meeting, 7,491,878 shares of our common stock will be required to obtain a quorum. Abstentions (but not broker non-votes) are considered as present for the purpose of determining the presence of a quorum. In the event that a quorum is not present, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, it is expected the meeting will be adjourned to solicit additional proxies, subject to any applicable limitations in the merger agreement as described in "Terms of the Merger Agreement—Required Stockholder Vote" beginning on page 83.

Required Vote; Effect of Abstentions and Broker Non-Votes

        Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote "AGAINST" the merger proposal.

        Assuming a quorum is present, approval of each of the merger-related named executive officer compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of United Online common stock having voting power that are present in person or by proxy at the special meeting. The vote to approve the merger-related named executive officer compensation proposal is advisory only, will not be binding on either United Online or B. Riley, and is not a condition to the completion of the merger.

        Abstentions will be counted as shares present for purposes of determining the presence of a quorum. Because, under applicable rules, brokers, banks and other nominees holding shares in "street name" do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of United Online common stock held in "street name" does not give voting instructions to its broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting if no other matters are brought before the special meeting. Although we do not expect to bring any matters before the special meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the special meeting and is one on which brokers have discretionary voting authority, then broker non-votes will be counted for purposes of determining a quorum.

        It is important that you vote your shares. Under the DGCL, the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, and your abstaining from voting, failure to vote, or failure to instruct your broker, bank or other nominee to vote will have the same effect as a vote "AGAINST" the merger proposal. Abstaining from voting will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement, the proposal to approve the merger-related named executive officer compensation and the adjournment proposal.

        If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted "FOR" the proposal to adopt the merger agreement.

        "Broker non-votes" are shares held in "street name" by brokers, banks or other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. As the vote to approve the proposal to adopt the merger agreement is based on the total number of shares of United Online common stock outstanding at the close of business on the record date, not just the shares that are counted as present in person or by proxy at the special meeting, if you fail to issue voting instructions to your broker, bank or other nominee, it will have the same effect as a vote "AGAINST" the proposal to adopt the merger agreement.

        Although we do not expect to bring any matters before the special meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the special meeting and is one on which brokers have discretionary voting authority, then broker non-votes will be counted for purposes of determining a quorum and any broker non-votes will have the same effect as a vote "AGAINST" the proposal to approve the merger-related named executive officer compensation and the adjournment proposal. Otherwise, if you fail to submit a proxy and fail to attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee in respect of the proposal to approve the merger-related executive compensation or the adjournment proposal, as applicable, and no additional matter is brought before the special meeting on which brokers have discretionary voting authority, the shares of United Online common stock held by you or your broker will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related named executive officer compensation or the adjournment proposal, as applicable.

        If the special meeting is adjourned or postponed for any reason, and the record date remains unchanged, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been revoked or withdrawn in the interim.

Voting by Stockholders

        After carefully reading and considering the information contained in this proxy statement, each stockholder of record of United Online common stock (that is, if you hold your shares of United Online common stock in certificated form or if you hold your United Online common stock in your name directly with our transfer agent, Computershare) should grant a proxy to vote by mail, through the internet or by telephone or attend the special meeting in person and vote by ballot, according to the instructions described below. If your shares of United Online common stock are beneficially owned (that is, if your shares of United Online common stock are held in "street name" through a broker, bank or other nominee), you should instruct your broker, bank or other nominee how to vote your shares with the voting instruction form furnished by your broker, bank or other nominee.

Voting Methods

  For Stockholders of Record:

        If you hold your shares of United Online common stock in certificated form or if you hold your United Online common stock in your name directly with our transfer agent, Computershare, you can vote:

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  Via the Internet—If you choose to grant a proxy via the internet, go to the website indicated on the enclosed proxy card and follow the easy instructions. You will need to have your proxy card available in order to submit your proxy;

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  Via Telephone—If you choose to grant a proxy via telephone, use a touch-tone telephone to call the phone number indicated on the enclosed proxy card and follow the easy voice prompts. You will need to have your proxy card available in order to submit your proxy;

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  Via Mail—If you choose to grant a proxy via mail, simply mark your proxy card, date, and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Computershare, 250 Royall Street, Canton, Massachusetts 02021. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted; or

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  At the Special Meeting—Stockholders of record who attend the special meeting may vote in person by filling out a ballot at the meeting, and any previously submitted proxies will be revoked by the vote cast at the special meeting.

        Whether or not you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy via the internet, telephone or mail prior to the special meeting to ensure that your shares will be represented and voted at the special meeting. Proxies received at any time before the special meeting and not expired, revoked or superseded before being voted will be voted at the special meeting. If the proxy indicates a specification, it will be voted in accordance with the specification. If no specification is indicated, the proxy will be voted (1) "FOR" the merger proposal, (2) "FOR" the merger-related named executive officer compensation proposal and (3) "FOR" the adjournment proposal.

        Please do not send us stock certificates or other documents representing United Online common stock at this time. If the merger is completed, holders of United Online stock certificates will receive instructions regarding the procedures for exchanging their existing United Online stock certificates for the payment of the per share merger consideration.

  For Beneficial Owners:

        If your shares are held in "street name" through a broker, bank or other nominee, you have the right to direct your broker, bank or other nominee on how to vote your shares. Because a beneficial owner is not the stockholder of record, you may not vote these shares at the special meeting unless you obtain a "legal proxy" from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Revocation of Proxies

        United Online stockholders of record retain the power to revoke their proxy that was previously submitted or change their vote, even if they submit a signed proxy via the internet, telephone or mail. United Online stockholders can revoke their proxy at any time before it is exercised by giving written notice to our Corporate Secretary at United Online, Inc., 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367, Attn: Corporate Secretary, specifying such revocation. United Online stockholders may also change their vote by timely delivering to us a valid, later-dated proxy or by voting by ballot in person at the special meeting. Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in "street name" through a broker, bank or other nominee, you should follow the instructions of such broker, bank or other nominee regarding the revocation of voting instructions. If you submit a proxy via the internet or via telephone, you may change your vote by signing on to the website and following the prompts or calling the toll-free number again and following the instructions.

Voting by United Online's Directors

        At the close of business on the record date for the special meeting, directors of United Online beneficially owned (or owned of record), in the aggregate, 116,669 shares of United Online common stock, which they are entitled to vote at the special meeting, representing approximately 0.79% of the shares of United Online common stock outstanding on the record date and entitled to vote at the special meeting. Pursuant to the director voting agreement, our directors have agreed to vote all of the United Online common shares beneficially owned (or owned of record) by them "FOR" the merger proposal and "FOR" the adjournment proposal. These voting obligations are discussed in more detail in "Terms of the Merger Agreement—The Voting Agreements," beginning on page 92.

        Certain directors and executive officers of United Online have interests that may be different from, or in addition to, those of other United Online stockholders generally. For more information, see "Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger" beginning on page 56.

Expenses of Proxy Solicitation

        This proxy statement is being furnished in connection with the solicitation of proxies by our Board. Expenses incurred in connection with printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are our responsibility. We have engaged the services of Georgeson, LLC, which we refer to as "Georgeson," to solicit proxies for the special meeting. In connection with its retention by us, Georgeson has agreed to provide proxy solicitation services in connection with the special meeting. We have agreed to pay Georgeson a fee of $25,000, and to reimburse it for costs and expenses it incurs in connection with its retention. We are required to indemnify Georgeson for certain losses arising out of or relating to its services, except to the extent resulting from its gross negligence or willful misconduct. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries, and custodians holding shares of United Online common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of our common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers, and employees, or representatives of Georgeson, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services.

Householding

        The SEC permits companies and intermediaries (such as brokers, banks, and other nominees) to satisfy the delivery requirements for proxy materials and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, or similar organization may receive notice from that nominee regarding the householding of proxy materials. As a result, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you would prefer to receive separate copies of a proxy statement and annual report for other stockholders in your household, either now or in the future, please contact your nominee. Upon written or oral request to our Corporate Secretary at United Online, Inc., 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367, Attn: Corporate Secretary, (818) 287-3000, we will promptly provide separate copies of this proxy statement.

Tabulation of Votes

        All votes will be tabulated by a representative of Broadridge Financial Solutions, Inc., which will act as the inspector of election appointed for the special meeting and will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. We intend to announce preliminary aggregate voting results at the special meeting and to then disclose the final aggregate voting results in a Current Report on Form 8-K following the special meeting.

Adjournments and Postponements

        In addition to the merger proposal and the merger-related named executive officer compensation proposal, our stockholders are also being asked to approve a proposal that will give our Board authority to adjourn the special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. In addition, our Board could postpone the special meeting before it commences, in the case of the circumstances described above. United Online's by-laws provide the chairman of a special meeting of stockholders the power to adjourn the meeting from time to time, subject to compliance with certain notice requirements. The chairman of the special meeting may exercise this power to adjourn the special meeting if, consistent with our obligations under the merger agreement, an adjournment is necessary, desirable or appropriate. However, the merger agreement limits the right of our Board to recess or adjourn the special meeting to circumstances in which (i) B. Riley has consented to such recess or adjournment (not to be unreasonably withheld), (ii) insufficient shares are represented at the special meeting, either in person or by proxy, to constitute a quorum or insufficient proxies have been received to adopt the merger agreement or (iii) reasonable additional time is needed for the filing and dissemination of, and for United Online stockholders to evaluate, any additional disclosure the Board determines, in good faith, is necessary under applicable law to be filed and/or disseminated. If the special meeting is adjourned for the purpose of soliciting additional proxies, United Online stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you submit a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. However, if you indicate that you wish to vote against the merger proposal, your shares will be voted in favor of the adjournment proposal only if you indicate that you wish to vote in favor of the adjournment proposal.

        Any adjournment may be made without notice to another time or place if the date, time, and place to which the meeting is adjourned is announced at the special meeting at which the adjournment is taken. At the adjourned special meeting any business may be transacted that might have been transacted on the original date of the meeting. However, if the adjournment is for more than 30 days or, if after the adjournment, our Board fixes a new record date for the determination of stockholders entitled to vote at the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the adjourned meeting.

Attending the Special Meeting

        Only stockholders of record as of the close of business on May 27, 2016, or their duly appointed proxies, and "street name" holders (those whose shares are held through a broker, bank or other nominee) who bring evidence of beneficial ownership of shares of our common stock as of the record date for the special meeting, such as a copy of your account statement or similar evidence of ownership of our common stock as of the record date for the special meeting, may attend the special meeting. If you are a "street name" holder and you wish to vote at the special meeting, you must also bring a "legal proxy" from the record holder (your broker, bank or other nominee) of the shares of our common stock authorizing you to vote at the special meeting. All stockholders should bring photo identification (a driver's license or passport is preferred), as you will also be asked to provide photo identification at the registration desk on the day of the special meeting or any adjournment or postponement of the special meeting. Everyone who attends the special meeting must abide by the rules for the conduct of the meeting. These rules will be printed on the meeting agenda. Even if you plan to attend the special meeting, we encourage you to grant a proxy to vote by internet, telephone or mail so that your shares will be represented and your vote will be counted if you later decide not to attend the special meeting. No cameras, recording equipment, other electronic devices, large bags or packages will be permitted in the special meeting. Stockholders will be admitted to the meeting room starting at 9:30 a.m., local time, and admission will be on a first-come, first-served basis.

Assistance

        If you need assistance in completing your proxy card or have questions regarding the special meeting or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact Georgeson by telephone. Stockholders may call toll-free at 1-888-661-5651.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

Effects of the Merger

        Pursuant to the terms of the merger agreement, if the merger agreement is adopted by United Online stockholders and the other conditions to the closing of the merger are either satisfied or waived, at the effective time of the merger, Merger Sub will be merged with and into United Online, with United Online surviving the merger as a wholly-owned subsidiary of B. Riley. As a result of the merger, United Online will cease to be a publicly-traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation or have any interest in our continuing operations.

        At the effective time of the merger, each share of United Online common stock issued and outstanding immediately prior to such time (other than such shares (i) held by B. Riley, Merger Sub or any wholly-owned subsidiary of B. Riley or Merger Sub (other than shares of our common stock held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds), (ii) held in the treasury of United Online or by any wholly-owned subsidiary of United Online immediately prior to the effective time of the merger, or (iii) that are owned by stockholders of United Online who have perfected and not withdrawn a demand for appraisal for such shares pursuant to Section 262 of the DGCL) will be converted into the right to receive $11.00 in cash, without interest. Each share of common stock of Merger Sub outstanding immediately prior to the effective time of the merger will be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the surviving corporation and will constitute the only outstanding shares of the surviving corporation.

Company Stock Options.

        At the effective time of the merger, each outstanding company option, whether vested or unvested, with an exercise price less than the per share merger consideration, which we refer to as an "in-the-money company option", will automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, less applicable tax withholding, equal to the product of (i) the number of shares of our common stock underlying such company option and (ii) the excess of the per share merger consideration over the exercise price per share of such company option. At the effective time of the merger, each outstanding company option, whether vested or unvested, with an exercise price that is greater than or equal to the per share merger consideration will be cancelled for no consideration or payment. In connection with the merger, B. Riley will use its commercially reasonable efforts to pay the consideration for each outstanding in-the-money company option no later than the first payroll period following the effective time of the merger, and in any event, no later than 30 calendar days following the closing date of the merger.

Company RSU Awards

        At the effective time of the merger, each outstanding company RSU award, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to the product of (i) the per share merger consideration and (ii) the number of shares of our common stock underlying such company RSU award immediately prior to the effective time of the merger. In connection with the merger, B. Riley will use its commercially reasonable efforts to pay the consideration for each outstanding company RSU award no later than the first payroll period following the effective time of the merger, and in any event, no later than 30 calendar days following the closing date of the merger.

Employee Stock Purchase Plan

        Participants in the ESPP will continue to participate in the ESPP subject to its terms and conditions until the day immediately prior to the closing date of the merger. Any offering period then in progress will automatically terminate as of the date immediately prior to the closing date of the merger, and any then-accumulated payroll deductions will be used to purchase shares of United Online common stock pursuant to the terms and conditions of the ESPP (each of which will then be converted into the right to receive the per share merger consideration). In addition, the company will take all requisite action to ensure that the ESPP will terminate, as of the effective time of the merger.

Certificate of Incorporation; Directors and Officers

        At the effective time of the merger, the certificate of incorporation of United Online will be amended in its entirety to contain the provisions set forth in the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, until thereafter amended as provided therein or by applicable law. In addition, as of the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation and applicable law.

Background of the Merger

        Our Board and our senior management regularly review and evaluate our business, financial and operating performance, competitive landscape, and strategy with the goal of enhancing stockholder value. These reviews often consider potential value-enhancing transactions, such as acquisitions, divestitures, strategic relationships and other strategic options.

        In June 2014, pursuant to a previously executed engagement letter with United Online, Moelis & Company ("Moelis") contacted several parties regarding their interest in purchasing United Online's subsidiary, Classmates, Inc. However, none of the parties Moelis contacted expressed an interest in buying the subsidiary.

        On July 25, 2014, the Board held a meeting attended by members of management. During the meeting, upon the recommendation of United Online's management, the Board determined to pursue a plan to expand our communications segment into value-based communications services (including voice over internet protocol ("VoIP"), the Internet of Things and voice), including by (i) offering mobile voice services, including through a mobile virtual network operator ("MVNO") relationship with Sprint Corporation ("Sprint"), and (ii) acquiring VoIP providers and offering a bundle of communications and smart-home services related to in-home security and home automation.

        Following the meeting in 2014, United Online held acquisition discussions and conducted due diligence on five potential acquisition targets in the mobile voice services and VoIP markets and preliminary discussions with several potential acquisition targets in the in-home security and home automation services markets. However, United Online did not complete an acquisition transaction with any of these targets, primarily because based upon United Online's analysis and valuation, their higher value expectations would not generate a fair risk adjusted return for United Online's stockholders. Later in 2014, United Online also released a new mobile voice offering as an MVNO on Sprint's network.

        On September 2, 2014, United Online engaged Corporate Finance Partners ("CFP"), an investment bank, to sell Classmates, Inc. CFP contacted 86 potentially interested buyers in the United States and other countries. Ten of such potentially interested parties executed confidentiality agreements with United Online. However, none of the parties CFP contacted made an offer to purchase Classmates, Inc.

        In April 2015, Company A made an inquiry to United Online concerning the potential acquisition of our communications business. However, following several discussions between the parties' respective senior management, Company A terminated discussions regarding the potential acquisition in late May 2015.

        In May 2015, United Online began to have discussions with two companies in the e-commerce and loyalty rewards markets regarding the potential acquisition of those companies.

        In June 2015, Company B made an inquiry to acquire United Online. The parties entered into a confidentiality agreement and engaged in periodic discussions through October of 2015. In October 2015 Company B indicated that it was only interested in United Online's communications business. However, Company B did not make an offer to acquire United Online or its communications business.

        On June 15, 2015, H.I.G. Capital offered to acquire the stock of Classmates, Inc.

        On July 23, 2015, the Board held a meeting attended by members of management. At the meeting, upon the recommendation of management, the Board discussed pursuing a new strategy which included (i) focusing on growing United Online's e-commerce and loyalty rewards business through acquisitions, (ii) managing the dial-up business to maximize the amount of cash generated by the business while exploring organic growth opportunities in the mobile broadband and mobile voice businesses and (iii) continuing efforts to sell United Online's social networking business, including Classmates, Inc. and the StayFriends business.

        Following the meeting, United Online continued to hold acquisition discussions with several companies in the e-commerce and loyalty rewards markets. In the course of such process, United Online entered into three confidentiality agreements related to potential acquisitions and made proposals to two potential acquisition targets. However, United Online did not complete an acquisition transaction with any of these targets, primarily because based upon United Online's analysis and valuation, their higher value expectations would not generate a fair risk adjusted return for United Online stockholders.

        On August 11, 2015, United Online completed the sale of Classmates, Inc. to Intelius Holdings, Inc., a portfolio company of H.I.G. Capital, for $30 million in cash, subject to a post-closing working capital adjustment.

        On October 7, 2015, B. Riley met with United Online management to discuss executive and director compensation over the past 10 years and the operations of the business, including potential strategic opportunities that United Online might pursue.

        On October 13, 2015, United Online retained ACXIT Capital Partners ("ACXIT") to assist in a potential sale of United Online's StayFriends business.

        On October 22, 2015, the Board held a meeting during which representatives of JMP Securities discussed potential strategic and financing alternatives for United Online. The Board discussed various scenarios for potentially maximizing stockholder value, including, among others (i) pursuing the divestiture of the communications business and the acquisition of companies in the e-commerce and loyalty rewards markets and (ii) divesting United Online's businesses and returning the proceeds to United Online's stockholders.

        In November 2015, United Online decided to discontinue mobile voice offering services as an MVNO of Sprint because United Online determined that it could not effectively compete in that market.

        On November 1, 2015, the Board held a telephonic meeting attended by members of management and a representative of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), counsel to United Online. During the meeting, the Board reviewed and discussed the potential engagement of JMP Securities, including its expertise and credentials. At the meeting, the Board approved the engagement of JMP Securities as exclusive financial advisor to assist United Online to explore potential acquisition opportunities in the loyalty and rewards space and to evaluate the sale or other strategic alternatives for its communications and MyPoints.com, Inc. ("MyPoints") business units. JMP Securities was engaged pursuant to a letter agreement, dated October 29, 2015. The engagement letter was subsequently amended by the parties to include JMP Securities' engagement as exclusive financial advisor for a potential transaction involving a sale of control of United Online. The Board selected JMP Securities as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions in United Online's industry.

        On November 3, 2015, Mr. Francis Lobo notified the Board that he would resign as Chief Executive Officer, President and a director of United Online, effective November 18, 2015. In connection with Mr. Lobo's departure, the Board appointed Mr. Howard Phanstiel, who was serving as Chairman of the Board at that time, as United Online's new Principal Executive Officer, effective November 18, 2015.

        Between November 3 and November 8, 2015, Mr. Phanstiel and Mr. Riley had several discussions during which Mr. Riley indicated B. Riley's potential interest in acquiring United Online. Mr. Riley noted his interest in acquiring United Online's communications business and his disinterest in acquiring MyPoints or the StayFriends business, because of his view regarding their future prospects. Mr. Riley discussed B. Riley's previous acquisitions and his ability to finance a potential acquisition of United Online (which he noted would involve raising debt financing). However, during these discussions, no specific terms of an acquisition were discussed.

        On November 8, 2015, the Board held a telephonic meeting and reviewed and discussed the status of numerous potential acquisition candidates, including factors relating to valuation, transaction timing, strategic objectives and growth potential. The Board also discussed the interest that Company B had shown for a possible acquisition of United Online after JMP Securities had informed Company B of the sale process.

        On November 12, 2015, Cannell Capital, LLC, Mr. J. Carlo Cannell and Mr. Howard Marks filed a Schedule 13D with the SEC, reporting that they had acquired beneficial ownership of approximately 4.82% of United Online common stock, and had a formed a group known as the "Concerned Shareholders of United Online." The Schedule 13D stated that the group intended to discuss potential proposals for enhancing stockholder value with United Online's management and Board.

        On November 15, 2015, the Board held a telephonic meeting attended by members of management and representatives of JMP Securities and Skadden Arps. During the meeting, Mr. Phanstiel reported that B. Riley had informally indicated its interest in a potential acquisition of United Online. The Board discussed the status of its evaluation of potential acquisitions. A representative of JMP Securities provided the Board with an overview of the actions of the Concerned Shareholders of United Online and the actions the Board could consider in response to these actions.

        On November 16, 2015, B. Riley delivered a letter to the Board offering to enter into a negotiated transaction, subject to limited due diligence and a refusal to enter into a full auction process, to acquire all of the outstanding shares of United Online for $12.50 per share, representing a 21% premium to United Online's previous closing stock price. The letter stated that B. Riley would not participate in a full auction process and that its offer would provide for a go-shop provision. Later that day, B. Riley filed a Schedule 13D with the SEC including, among other things, a copy of the letter.

        On November 17, 2015, the Nominating and Corporate Governance Committee (the "Nominating Committee") of the Board held a telephonic meeting during which the Nominating Committee discussed, among other matters, the Schedule 13D filed by B. Riley on November 16, 2015 and the offer by B. Riley to purchase all of the shares of United Online common stock for $12.50 per share.

        On November 18, 2015, Mr. Phanstiel and Mr. Riley met to discuss potential candidates for directorship on the Board.

        On November 18, 2015, the Board held a telephonic meeting attended by members of management and representatives of JMP Securities, Skadden Arps and Abernathy MacGregor Group, United Online's public relations firm ("Abernathy"). During the meeting, the Board reviewed and discussed the proposal from B. Riley and the additional information that the Board might require to assess the offer. The Board discussed the status of its strategic review process.

        On November 24, 2015, the Board held a telephonic meeting attended by members of management and representatives of JMP Securities, Skadden Arps and Abernathy. During the meeting, the Board reviewed and discussed B. Riley's offer. The Board determined that the offer lacked committed financing and was subject to conditions, including the due diligence of B. Riley, and that accepting the offer was not in the best interests of United Online's stockholders. The Board therefore determined not to enter into exclusive negotiations with B. Riley at that time, but it would continue engaging with B. Riley on a non-exclusive basis. A representative of JMP Securities also discussed with the Board various strategic scenarios available to United Online and how each scenario could maximize stockholder value, including, among others (i) pursuing the acquisition of companies in the e-commerce and loyalty rewards markets and (ii) divesting United Online's businesses and returning the proceeds to United Online's stockholders. The Board discussed each alternative, including the assumptions underlying each scenario, the likelihood of execution, the risks of attempting a course of action and how certain actions by the Board could be productive for multiple scenarios. The Board determined to undertake a comprehensive review of the full range of strategic alternatives available to United Online, including the potential sale of some, or all, of United Online's businesses. The Board authorized JMP Securities and United Online's management to engage with potential counterparties to pursue the various alternatives discussed at the meeting.

        On November 25, 2015, Mr. Phanstiel and Mr. Riley met to discuss B. Riley's offer for United Online. During this discussion, Mr. Riley noted his desire not to enter into a standstill with United Online.

        On November 25, 2015, United Online filed a Current Report on Form 8-K with the SEC announcing that the Board had unanimously elected not to enter into exclusive negotiations with B. Riley at that time and that it determined to undertake a comprehensive review of all strategic alternatives available to United Online, which would each be evaluated against United Online's progress as a standalone business.

        From November 25, 2015 to March 21, 2016, JMP Securities contacted 79 parties that it believed could be interested in pursuing a transaction involving United Online's communications business. Eighteen of these parties entered into confidentiality agreements with United Online in connection with this process. JMP Securities also contacted 31 parties that it believed could be interested in pursuing a transaction involving MyPoints. Thirteen of these parties entered into confidentiality agreements with United Online in connection with this process.

        On November 30, 2015, a representative of Company A's investment bank approached JMP Securities regarding an acquisition of United Online.

        From late November through December 2015, ACXIT contacted 56 parties that it believed could be interested in pursuing a transaction involving the StayFriends business. Thirteen parties entered into confidentiality agreements with United Online in connection with this process.

        On December 1, 2015, representatives of JMP Securities and B. Riley discussed its offer, including whether B. Riley would increase its proposed purchase price and the source of funds for the purchase price. B. Riley noted that it would respond to these requests.

        On December 3, 2015, B. Riley raised its offer to acquire all of the outstanding shares of United Online common stock to $13.25 per share, which B. Riley described as its best and final offer. B. Riley noted that it would require a period of exclusivity running through January 11, 2016 to perform confirmatory due diligence, to secure fully-committed debt financing and to fully negotiate definitive documentation for the transaction.

        On December 8, 2015, Company A submitted a proposal to acquire United Online's communication business through a complex transaction including, among other things, the spin out of United Online's communication business and a portion of Company A's business and a restructuring of Company A's indebtedness.

        On December 10, 2015 the Board held a meeting attended by members of management and representatives of JMP Securities and Skadden Arps. At the meeting, a representative of JMP Securities discussed with the Board potential strategic alternatives for United Online, and provided a detailed review of the terms of B. Riley's updated offer. The JMP Securities representative also provided an update on potential acquisition candidates in the loyalty and rewards segment and on the sale of the communications business. The Board also discussed the status of the process for the StayFriends business. After discussing various scenarios, the Board authorized JMP Securities to continue exploring the sales of the MyPoints and communications businesses, including the mobile broadband business. The Board also authorized JMP Securities to enter into a confidentiality agreement with B. Riley to determine B. Riley's interest in acquiring the company as a whole and B. Riley's ability to do so in a manner which would maximize stockholder value.

        On December 16, 2015, the Board held a telephonic meeting attended by members of management and representatives of JMP Securities and Skadden Arps. At the meeting, a representative of JMP Securities provided the Board with an update on United Online's consideration of strategic alternatives, including its entry into a confidentiality agreement with B. Riley and the diligence process with B. Riley and other potentially interested parties. B. Riley and United Online entered into a confidentiality agreement, dated December 16, 2015, which contained a standstill provision that expired on March 1, 2016.

        On December 21, 2015, representatives of United Online and B. Riley held a due diligence meeting.

        On December 21, 2015, the Board held a telephonic meeting attended by members of management and representatives of JMP Securities and Skadden Arps. At the meeting, a representative of JMP Securities provided an update on the process with potentially interested parties that were interested in purchasing one or more of United Online's businesses. The Board discussed the status of the process, including the various parties that were potentially interested in United Online's MyPoints and communications businesses. The Board also discussed the timing for United Online's interactions with B. Riley, as well as potential acquisition prospects for United Online.

        On January 8, 2016, representatives of United Online and B. Riley held a diligence session at B. Riley's offices, which focused on MyPoints.

        On January 11, 2016, United Online announced that the Board had appointed Jeff Goldstein as United Online's Interim Chief Executive Officer, effective January 11, 2016. In connection with Mr. Goldstein's appointment, Mr. Phanstiel resigned as United Online's Principal Executive Officer, but Mr. Phanstiel continued as Chairman of the Board of United Online.

        On January 11, 2016, JMP Securities discussed with the Board its review of potential acquisition targets. JMP Securities had evaluated more than 300 buy-side targets over the previous three months. United Online, with the assistance of JMP Securities, had determined that of the 12 potentially viable acquisition targets, seven would demand valuations higher than United Online would be willing to meet or were too small to provide incremental value for United Online's stockholders. JMP Securities engaged with five of the targets regarding a potential acquisition. After further discussions with these parties, United Online determined not to proceed with any of the parties either because they had valuation expectations higher than United Online was willing to offer or were not a strategic fit for United Online. During the meeting, JMP Securities discussed with the Board the conclusion that there were no actionable opportunities that would drive United Online stockholder value in excess of the currently in-process review of strategic alternatives.

        In January 2016, United Online received the following non-binding indications of interest:

  •
  Company A proposed to acquire United Online for $13 per share of United Online common stock.

  •
  Company C proposed to acquire the dial-up business for $15 million.

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  Company D proposed to acquire the mobile broadband business for $1 million.

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  Company E proposed to acquire the communications business for $57-$64 million.

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  Company F and Company G jointly proposed to acquire the communications business for $52-$60 million.

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  Company H proposed to acquire the communications business for $75-$85 million.

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  Company I proposed to acquire the communications business for $56-$60 million.

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  Company J proposed to acquire the communications business for $62.3-$68.5 million.

        In January 2016, United Online also received the following non-binding indications of interest for MyPoints:

  •
  Prodege, LLC ("Prodege") proposed to acquire MyPoints for a purchase price ranging from $18-$25 million.

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  MyPoints Bidder B proposed to acquire MyPoints for $8 million.

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  MyPoints Bidder C proposed to acquire MyPoints for $7 million, plus an earn-out of up to $4 million.

        In January 2016, United Online also received the following non-binding indications of interest for the StayFriends business:

  •
  Ströer Media Group ("Ströer") proposed to acquire the StayFriends business for 19 million euros.

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  StayFriends Bidder B proposed to acquire the StayFriends business for 17.5 million euros.

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  StayFriends Bidder C made a verbal proposal to acquire the StayFriends business for 10 million euros.

        On January 22, 2016, United Online's German legal counsel delivered a draft stock purchase agreement to Ströer.

        On January 26, 2016, representatives of Company A and United Online held a meeting to discuss Company A's proposal.

        On January 29, 2016, B. Riley notified United Online that it was lowering its non-binding offer from $13.25 to $12.50 per share of United Online common stock, noting that it had concerns about MyPoints and the mobile broadband business.

        On February 3, 2016, B. Riley notified United Online that it was lowering its non-binding offer from $12.50 to $12.43 per share of United Online common stock, noting that United Online would need to incur additional costs for its Interim Chief Executive Officer to conduct the sale process. B. Riley also noted that it would require a 30-day exclusivity period and that if United Online did not enter into an exclusivity agreement by February 8, 2016, it would discontinue its participation in the process.

        On February 4, 2016, Company A notified United Online of its non-binding offer to acquire United Online for a purchase price ranging from $12.50 to $13.15 per share of United Online common stock. Company A noted that its offer assumed that the sale of the StayFriends business would occur at a valuation of $20 million and that the sale of MyPoints would occur at a valuation of at least $15 million (with a valuation of $25 million being necessary to achieve the upper end of the range of $13.15 per share of United Online common stock).

        On February 4, 2016, the Board held a meeting attended by members of management and a representative of JMP Securities. At the meeting, the representative of JMP Securities discussed with the Board United Online's process of examining strategic alternatives. The Board discussed the valuations under the various proposals and the timeline for the process. The Board determined that no party would be granted exclusivity at that time, but various parties would be invited to continue in the process. The Board also reviewed potential acquisition targets.

        On February 5, 2016, B. Riley notified United Online that it was removing itself from the process based on lack of exclusivity.

        On February 5, 2016, United Online executed a confidentiality agreement with Company K, a party that was potentially interested in United Online's mobile broadband business.

        On February 5, 2016, representatives of Latham & Watkins LLP ("Latham & Watkins"), which had been retained as counsel to United Online in connection with United Online's pursuit of strategic alternatives, delivered a draft merger agreement to representatives of Company A.

        On February 9, 2016, United Online received a detailed diligence request list from Company A. From February 11 through February 18, 2016, representatives of United Online and Company A held various due diligence sessions.

        On February 12, 2016, Company K submitted a non-binding, indication of interest to acquire the mobile broadband business for $12 million.

        On February 16, 2016, the Board held a telephonic meeting attended by members of management and representatives of JMP Securities and Skadden Arps. At the meeting, a representative of JMP Securities provided the Board with an update on United Online's process of examining strategic alternatives, including that several potentially interested parties had been identified for each business segment of United Online and that the company was in various stages of due diligence with those parties. The Board discussed the various proposals, including their relative deal certainty and valuations.

        From February 11 to February 22, 2016, representatives of United Online and Company K held various due diligence sessions.

        On February 19, 2016, Company A notified United Online that it was removing itself from the process for the sale of the communications business in order to pursue a different strategic direction.

        On February 22, 2016, Company F and Company G notified United Online that they were removing themselves from the process for the sale of the communications business because of the complexities inherent in a go-private transaction as well as competition in the process.

        On February 24, 2016, B. Riley notified United Online that it was re-entering the process for the sale of the communications business and that it would be willing to extend its standstill to June 20, 2016. B. Riley and United Online subsequently entered into an amendment to their confidentiality agreement that extended the standstill to that date.

        From February 26 through March 22, 2016, representatives of United Online held various due diligence sessions with the potentially interested parties, including B. Riley.

        On February 26, 2016, representatives of Latham & Watkins delivered a draft merger agreement to B. Riley. The draft provided for a dividend of United Online's cash in connection with the closing of the merger followed by a cash payment by B. Riley for the shares of United Online common stock.

        On March 3, 2016, StayFriends Bidder C submitted a non-binding, indication of interest to acquire the StayFriends business for 10 million euros.

        On March 3, 2016, representatives of Latham & Watkins delivered a draft asset purchase agreement for the mobile broadband business to representatives of Company K.

        On March 4, 2016, Company L delivered a non-binding indication of interest proposing to acquire the mobile broadband business for no initial consideration and an earn-out to be paid subject to certain conditions set forth in the proposal.

        On March 4, 2016, Company B notified JMP Securities that it could be interested in acquiring the communications business.

        On March 9, 2016, Mr. Goldstein met with representatives of Company I. During this meeting, Company I confirmed that it would likely be lowering its proposed purchase price for the communications business.

        On March 11, 2016, B. Riley notified United Online that it was revising its offer to purchase United Online to $49.5 million (not including the amount of cash held by United Online). B. Riley noted that this price assumed that all of United Online's business units, including MyPoints and the StayFriends and mobile broadband businesses, but not the rest of the communications businesses, were sold, and that the net proceeds of the divestitures were distributed to United Online's stockholders. B. Riley also noted that its offer assumed United Online net working capital levels consistent with amounts B. Riley had reviewed in due diligence, and a certain amount of one-time closing and severance costs.

        On March 13, 2016, Company K provided a mark-up to the asset purchase agreement for the mobile broadband business to United Online and Latham & Watkins. In the mark-up, Company K lowered the purchase price for the business to $9.5 million.

        During the week of March 13, 2016, representatives of JMP Securities notified the remaining bidders for the communications business that they should assume a transaction in which they purchased United Online (the public parent entity) as part of their acquisition of the communications business. United Online made this transaction structure determination after analyzing the substantial complications that would exist if a party purchased only the communications business leaving a public shell company with no significant operations post-closing.

        On March 22, 2016, the Board held a meeting attended by members of management and a representative of JMP Securities. At the meeting, a representative of JMP Securities provided an update on the status of the process for a sale of United Online and its individual businesses. The Board discussed the valuations and status of the diligence process. The Board also discussed the sale process for the StayFriends business, including the proposed valuations, the deal certainty of the proposals, the ability of the parties to finance the transaction and any related post-signing closing conditions.

        On March 22, 2016, Company E notified United Online that it was lowering its offer for the communications business to a range of $40 to $50 million.

        On March 24, 2016, Company K notified United Online that it was no longer interested in acquiring the mobile broadband business due to contract issues with a primary vendor.

        On March 24, 2016, Company B informed United Online that it was not interested in acquiring the communications business because it was concerned over the logistics of winding down United Online as a public company.

        On March 24, 2016, Company E submitted an updated, non-binding indication of interest to acquire United Online's communication business for $45 million.

        On March 29, 2016, Mr. Goldstein met with representatives of Company I. During this meeting, Company I notified Mr. Goldstein that it was lowering its proposed purchase price for the communications business from $56-$60 million to one times the 2016 EBITDA of that business, which represented an offer of approximately $25 million.

        On March 30, 2016, StayFriends Bidder C confirmed that it would pay 14.5 million euros, including cash of 7 million euros, for the StayFriends business.

        On March 30, 2016, United Online received a revised proposal from Company H for the acquisition of United Online, subject to the divestiture of certain of United Online's businesses, including the mobile broadband business, for an aggregate purchase price of $45 million, less any non-operating liabilities or obligations associated with the pre-acquisition divestiture efforts and non-continuing operations, which Company H estimated could be as high as $10 million.

        On March 31, 2016, management of United Online met with management of MyPoints Bidder D, a party with whom United Online had previously discussed the MyPoints sale and other strategic opportunities, to re-engage them in the MyPoints sale process.

        On March 31, 2016, after having negotiated agreements with all three potential bidders for the sale of the StayFriends business, United Online entered into an agreement to sell its StayFriends business to Ströer for approximately 16 million euros in cash, including 6.5 million euros of cash on StayFriends' balance sheet, subject to a post-signing purchase price adjustment. United Online believes that the structure of the transaction provided it with a tax efficient means of repatriating the cash held by the StayFriends business. The difference in value that was reflected in the final stock purchase agreement versus the indication of interest Ströer submitted in January 2016 was driven by Ströer treating the business' deferred revenue liability of 8.5 million euros as debt. United Online believed that the other two bidders would have had significant difficulties raising a sufficient amount of cash to pay the purchase price for the StayFriends business, and that they would have had difficulties closing a transaction within a reasonable timeframe.

        On March 31, 2016, United Online re-engaged with Company A regarding an acquisition of United Online and its communication business.

        On March 31, 2016, Company J submitted a final proposal to acquire the communications business for $55 million. Under the proposal, United Online would have been required to enter into an exclusivity arrangement with Company J. The offer also was contingent on Company J obtaining financing for the transaction.

        On April 1, 2016, Company J informed United Online that it was removing itself from the process because United Online would not agree to grant Company J exclusivity or a financing condition.

        On April 1, 2016, B. Riley submitted a revised non-binding offer to acquire United Online's communications business for $45 million.

        On April 6, 2016, Company M submitted an offer of $2 million for the mobile broadband business. A representative of JMP Securities informed Company M that the offer was not a competitive price.

        On April 7, 2016, after several discussions between the management of United Online and Company A concerning Company A's re-engagement in the acquisition process for United Online, Company A informed United Online that it was considering a purchase price for United Online (not including the amount of cash held by United Online) of approximately $40 million. Additionally, Company A management indicated that the reason that they had withdrawn from the process in February 2016 was because their plan to aggregate several communications businesses, including that of United Online, had confronted too many difficulties.

        On April 7, 2016, MyPoints Bidder D indicated that it would not pursue the MyPoints acquisition because of the timeframe involved, competing priorities and uncertainties whether the business was a strategic fit.

        On April 7, 2016, the Board held a telephonic meeting that was attended by members of management and a representative of JMP Securities. At the meeting, the representative of JMP Securities provided the Board with an update on the company's process for a sale of United Online and its individual businesses. The Board discussed the negotiation process with B. Riley and authorized JMP Securities to continue negotiating with B. Riley. The Board discussed moving forward with B. Riley on an exclusive basis if it increased its offer for United Online. Later that day, representatives of JMP Securities held discussions with B. Riley and B. Riley raised its offer to $48 million for the communications and mobile broadband businesses, subject to entering into an exclusivity agreement, and agreed to structure the transaction so that the United Online stockholders would also receive consideration for cash on United Online's balance sheet.

        On April 9, 2016, United Online executed an exclusivity agreement with B. Riley, which provided for an exclusivity period effective from April 8, 2016 through April 23, 2016.

        On April 11, 2016, Sullivan & Cromwell LLP ("Sullivan & Cromwell"), on behalf of B. Riley, submitted to Latham & Watkins a mark-up of the draft merger agreement.

        On April 12, 2016, representatives of United Online, Latham & Watkins and Sullivan & Cromwell held a call to discuss the draft merger agreement. The principal open items were the conditions to closing, the amount of the breakup fee and B. Riley's sufficiency of funds representations. The parties also discussed simplifying the structure to eliminate the pre-closing dividend and to provide for all of the consideration to be paid through the merger consideration.

        On April 19, 2016, United Online announced its sale of MyPoints to Prodege for $13 million in cash, subject to a working capital adjustment.

        On April 22, 2016, the Board held a meeting that was attended by members of management and representatives of JMP Securities, Latham & Watkins and Lockton Companies, LLC, United Online's insurance broker. At the meeting, representatives of JMP Securities and Latham & Watkins provided the Board with an update on the process for a sale of United Online and its individual businesses. A representative of JMP Securities discussed the potential purchasers for the entire company, the status of certain transactional negotiations and the timing of potential transactions, including a detailed review of the then-pending negotiation with B. Riley.

        Between April 22 and May 3, 2016, United Online and B. Riley, with the assistance of Latham & Watkins and Sullivan & Cromwell, continued negotiations of the merger agreement, including with respect to closing conditions, the amount of the termination fee (and its relevant triggers) and the total amount of merger consideration. The total amount of the merger consideration was based on the $48 million price for the communications business, plus the estimated amount of cash of $121.4 million of United Online as of closing of the merger, assumed to be June 30, 2016. Such estimate included cash received from the sale of MyPoints, anticipated cash from the closing of the sale of the

StayFriends business and cash generated from operations. The parties also discussed the potential financing sources for the merger consideration to be paid by B. Riley, including the cash and cash equivalents it held and potential equity and debt financings.

        On May 3, 2016, the Board held a meeting that was attended by members of management and representatives of JMP Securities, Latham & Watkins and Skadden Arps. Members of management provided the Board with a summary of the process to-date and the rationale for entering into the transaction with B. Riley. A representative of Latham & Watkins presented a summary of the key terms of the merger agreement and related agreements and provided to the Board a summary of its applicable fiduciary duties. Representatives of JMP Securities presented the basis for its fairness opinion, and delivered to the Board the oral opinion, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the factors and assumptions stated in its opinion, that the $11.00 per share cash consideration to be paid to the holders of United Online common stock (other than B. Riley or its affiliates) pursuant to the merger agreement, was fair from a financial point of view to such holders. Following a discussion, the Board voted unanimously to approve the merger agreement.

        On May 4, 2016, the parties finalized the merger agreement and each of the director voting agreement and the Riley voting agreement were executed by the parties signatory thereto. An aggregate amount of shares equal to 116,669 shares of United Online common stock representing approximately 0.79% of the total outstanding shares of United Online common stock entitled to vote at the special meeting is subject to the director voting agreement, and an aggregate amount of shares equal to 737,184 shares of United Online common stock representing approximately 4.92% of the total outstanding shares of United Online common stock entitled to vote at the special meeting is subject to the Riley voting agreement.

        On May 10, 2016, B. Riley closed an offering of 2,420,980 shares of common stock at $9.50 per share, for gross proceeds of approximately $23 million.

        On May 13, 2016, the parties received German antitrust regulatory approval for the StayFriends sale transaction (as defined in "Proposal 1: Adoption of the Merger Agreement—Modifications of Existing Transactions" beginning on page 88).

        On May 24, 2016, United Online completed the StayFriends sale transaction and received total cash consideration of 16 million euros.

Reasons for the Merger

        In evaluating the merger agreement and the transactions contemplated thereby, including the merger, the Board consulted with our management, as well as our outside legal counsel and our financial advisors. In the course of reaching its determination to approve the merger agreement and the transactions contemplated thereby, including the merger, and to recommend that United Online stockholders vote to approve the merger proposal, the Board considered many factors, including the following factors weighing in favor of approving the merger agreement, which are not intended to be exhaustive and are not presented in any relative order of importance:

  Process

  •
  our engagement of JMP Securities in November 2015 as our financial advisor to provide advice throughout the process and our discussions with numerous financial and strategic buyers over the course of 2015 and 2016 to explore a strategic transaction relating to the sale of United Online or one or more of its businesses;

  •
  our engagements of CFP in September 2014 and ACXIT in October 2015 as our financial advisors for the sales of Classmates, Inc. and the StayFriends business, respectively;

  •
  our extensive efforts to maximize the value of United Online through the sales processes for Classmates, Inc., MyPoints and the StayFriends business (including discussions with numerous parties for each business), and the cash consideration and other terms of those transactions;

  •
  our analysis and review of more than 30 potential acquisition targets from mid-year 2014 to mid-year 2015 in value-based communications (including VoIP, Internet of Things and voice) and the submission of five acquisition proposals related to such potential acquisitions, which ultimately did not materialize due to unrealistic valuation expectations of the potential acquisition targets;

  •
  our analysis and review of more than 25 potential acquisition targets from May 2015 to October 2015 in the e-commerce and loyalty rewards business and the submission of two acquisition proposals related to such potential acquisitions, which ultimately did not materialize due to unrealistic valuation expectations of the potential acquisition targets;

  •
  our analysis and review, with the assistance of JMP Securities, of more than 300 potential acquisition targets from November 2015 to January 2016 in the e-commerce and loyalty rewards business through which United Online did not identify any acquisition targets that the Board believed would provide incremental value for United Online's stockholders because the potential acquisition targets either had unrealistic valuation expectations, were not interested in selling, were not strong strategic fits for United Online's business or lacked scale or margins that United Online believed would increase stockholder value;

  •
  the arm's length nature of the negotiations with B. Riley and the significant non-exclusive period during which the Board and management negotiated with multiple parties concerning transactions for the acquisition of all or some businesses of United Online; and

  •
  the comprehensive review process which included an assessment of the strategic alternatives available to United Online, including an evaluation of the prospective timeframe and additional operating and market risks associated with strategies to undertake acquisitions or other capital investments to return United Online to growth and, ultimately, to create additional stockholder value.

  Value for Stockholders

  •
  the certainty of value and liquidity for our stockholders provided by the fact that the merger consideration is all cash and at a fixed price, and that the price enables us to give our stockholders the benefit of the cash on our balance sheet;

  •
  the price for the communications business compared to other bids received, the continued and projected declining nature of United Online's business, which is now a smaller public company (following the divestitures of Classmates, Inc., MyPoints and the StayFriends business) and subject to greater volatility and marginalization;

  •
  the $48 million enterprise value of United Online's communication business reflected in the merger consideration, as compared to the approximately $32 million cumulative amount of unlevered free cash flow of the business forecasted for 2016 through 2020, as reflected in the Forecast (as defined under "Proposal 1: Adoption of the Merger Agreement—Certain Projections Prepared by the Management of United Online" beginning on page 59);

  •
  the fairness opinion of JMP Securities which stated that, based upon and subject to the factors and assumptions as set forth therein, the $11.00 per share cash consideration to be paid to the holders of United Online common stock (other than B. Riley and its affiliates), was fair, from a financial point of view, to such holders; and

  •
  the Board considered the financial analysis of JMP Securities which included an assessment of valuation multiples, selected publicly traded companies and historical mergers and acquisitions transactions, and a discounted cash flow analysis of United Online. For a more complete description of these analyses, see "Proposal 1: Adoption of the Merger Agreement—Our Financial Advisor and Opinion of JMP Securities" beginning on page 50.

  Continued Operations as a Standalone Entity

  •
  the historical, current and prospective financial condition, results of operations, and business and strategic objectives of United Online and the challenges that face United Online and its competitors and the impact that such conditions have had (and likely will continue to have) on the valuation of United Online and the corresponding market price of United Online common stock;

  •
  the historical declines in revenue and profit of the communications segment, and in particular the dial-up internet access business, and the projected future declines of such segment;

  •
  the continued decline in our stock price, or a decline in the stock market in general, could result in the price that might be received by our stockholders for United Online common stock in the public market or in a future strategic transaction likely being significantly less than the $11.00 per share to be received in connection with the merger; and

  •
  the costs of continuing to be a public company would materially detract from the potential cash flows generated by the communications segment as a standalone business over the coming years and would thereby negatively impact our ability to return those cash flows to our stockholders.

  Terms of Merger

  •
  the business reputation, financial resources, and experience of B. Riley in structuring and completing transactions similar to the merger;

  •
  the limited and otherwise customary conditions to the parties' obligations to complete the merger;

  •
  the merger is not conditioned on B. Riley's receipt of financing;

  •
  the merger is not subject to approval by B. Riley's stockholders;

  •
  the entitlement of our stockholders to appraisal rights under Section 262 of the DGCL with respect to the merger consideration they receive if the merger is completed, which will allow such stockholders who have perfected and not withdrawn a demand for appraisal of such shares under Section 262 of the DGCL to seek a determination of the fair value of their shares by a court of competent jurisdiction; and

  •
  the Board's right, after complying with the terms of the merger agreement, to terminate the merger agreement in order to enter into an agreement with respect to a superior proposal, upon payment of a termination fee of $2,652,000 to B. Riley.

        The Board also considered certain risks associated with the merger, including the impact that entering into the merger agreement and pursuing the merger could have on United Online's business and operations, its stockholders or United Online's pursuit of alternative strategic opportunities, including:

  Risks Resulting from the Pendency or Completion of the Merger

  •
  the nature of the merger as an all-cash transaction prevents our stockholders from participating in any future earnings or growth of our business, and our stockholders would not benefit from any potential future appreciation in the value of our common stock, including any value that could be achieved if we engaged in future strategic transactions, including a future alternative sale of United Online;

  •
  the potential that the no-solicitation covenants and the termination fee provisions in the merger agreement could have the effect of discouraging an alternative proposal for United Online; and

  •
  the interests that certain directors and executive officers have in the transactions contemplated by the merger agreement.

        Additionally, while the Board expects that the merger will be completed, there is no assurance that the required stockholder approval will be obtained or that all of the conditions to the completion of the merger will be satisfied or waived, and, as a result, there is a possibility that the merger may not be completed in a timely manner or at all, even if the merger proposal is approved by our stockholders. The Board also considered the potential negative effects if the merger was ultimately not completed, including that:

  Risks of Potential Non-Completion of the Merger

  •
  the public announcement of the execution of the merger agreement could affect United Online's business, operations, stock price, and employees and our ability to retain key employees, our ability to effectively recruit replacement personnel if key personnel were to depart while the merger is pending, and there could be potential adverse effects on United Online's financial results as a result of any related disruption in its business (including, a potential loss of customers, suppliers or business partners);

  •
  the possibility that United Online's business may be subject to significant disruption and decline;

  •
  United Online is required to conduct its business in all material respects in the ordinary course and comply with other restrictions on the conduct of United Online's business prior to the completion of the merger, which may delay or prevent United Online from undertaking business opportunities that may arise pending completion of the merger;

  •
  the trading price of United Online's common stock could be adversely affected;

  •
  United Online would have incurred significant transaction and opportunity costs attempting to complete the merger;

  •
  the market's perceptions of United Online's prospects could be adversely affected; and

  •
  United Online's directors, executive officers, and other employees would have expended considerable time and effort to negotiate, implement, and complete the merger, and their time may have been diverted from other important business opportunities and operational matters while working to implement the merger.

Recommendation of Our Board

        After considering various reasons to approve the merger agreement, as well as certain countervailing factors, the Board unanimously determined, among other things, the merger agreement and the other transactions contemplated by the merger agreement, including the merger, to be advisable, fair to, and in the best interests of United Online and its stockholders, and unanimously approved the merger agreement, and the other transactions contemplated by the merger agreement, including the merger. Certain factors considered by the Board in reaching its decision to approve the merger agreement and the merger can be found in the section titled "Proposal 1: Adoption of the Merger Agreement—Reasons for the Merger" beginning on page 47.

        The Board recommends that you vote (1) "FOR" the merger proposal, (2) "FOR" the merger-related named executive officer compensation proposal, and (3) "FOR" the adjournment proposal.

Our Financial Advisor and Opinion of JMP Securities

        JMP Securities rendered its opinion to the Board that, as of May 3, 2016, and based upon and subject to the factors and assumptions set forth therein, the $11.00 in cash per share of United Online common stock to be paid to the holders (other than B. Riley and its affiliates) of United Online common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

        The full text of the written opinion of JMP Securities, dated May 3, 2016, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. JMP Securities provided its opinion for the information and assistance of the Board in connection with its consideration of the transactions contemplated by the merger agreement. The JMP Securities opinion is not a recommendation as to how any holder of shares of United Online common stock should vote with respect to such transaction or any other matter.

        In connection with rendering the opinion described above and performing its related financial analyses, JMP Securities reviewed, among other things:

  •
  the merger agreement;

  •
  annual reports to stockholders and Annual Reports on Form 10-K of United Online for the five fiscal years ended December 31, 2015;

  •
  certain interim reports to stockholders and Quarterly Reports on Form 10-Q of United Online;

  •
  certain other communications from United Online to its stockholders;

  •
  certain publicly available research analyst reports for United Online; and

  •
  the Forecast.

        JMP Securities also held discussions with members of the senior management of United Online regarding their assessment of the past and current business operations, financial condition and future prospects of United Online; reviewed the reported price and trading activity for the common stock; compared certain financial and stock market information for United Online with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in industries deemed relevant by JMP Securities; and performed such other studies and analyses, and considered such other factors, as JMP Securities deemed appropriate.

        For purposes of rendering the opinion described above, JMP Securities, with United Online's consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting, and other information provided to, discussed with or reviewed by, JMP Securities, without assuming any responsibility for independent verification thereof. In that regard, JMP Securities assumed, with United Online's consent, that the Forecast was reasonably prepared on a basis reflecting the best currently available estimates and judgments of United Online management, and United Online approved the Forecast for JMP Securities' use in connection with JMP Securities' fairness opinion. JMP Securities did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of United Online or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. JMP Securities assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on the expected benefits of the transactions contemplated by the merger agreement in any way meaningful to its analysis. JMP Securities also assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

        JMP Securities' opinion does not address the underlying business decision of United Online to engage in the transactions contemplated by the merger agreement, or the relative merits of the transactions contemplated by the merger agreement as compared to any strategic alternatives that may be available to United Online; nor does it address any legal, regulatory, tax or accounting matters. JMP Securities' opinion addresses only the fairness from a financial point of view to the holders (other than B. Riley and its affiliates) of United Online common stock, as of May 3, 2016, of the $11.00 in cash per share of United Online common stock to be paid to such holders pursuant to the merger agreement. JMP Securities' opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or transactions contemplated by the merger agreement, or any term or aspect of any other agreement or instrument contemplated by the merger agreement, or entered into, or amended in connection with, the transactions contemplated by the merger agreement, including the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of United Online. JMP Securities' opinion does not express any view on, and does not address, the fairness of the amount, or nature of, any compensation to be paid or payable to any of the officers, directors or employees of United Online, or class of such persons, in connection with the transactions contemplated by the merger agreement, whether relative to the $11.00 in cash per share of United Online common stock to be paid to the holders (other than B. Riley and its affiliates) of United Online common stock pursuant to the merger agreement or otherwise. JMP Securities did not express any opinion as to the impact of the transactions contemplated by the merger agreement on the solvency or viability of United Online, B. Riley or any of B. Riley's affiliates or the ability of United Online, B. Riley or any of B. Riley's affiliates to pay their respective obligations when they come due. JMP Securities' opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to JMP Securities as of, the date of the opinion and JMP Securities assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. JMP Securities' opinion was approved by a fairness committee of JMP Securities.

        The following is a summary of the material financial analyses delivered by JMP Securities to the Board in connection with rendering the fairness opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by JMP Securities, nor does the order of analyses described represent the relative importance or weight given to those analyses by JMP Securities. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of JMP Securities' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 3, 2016, and is not necessarily indicative of current market conditions.

Discounted Cash Flow Analysis

        Using the Forecast, JMP Securities performed a discounted cash flow analysis on United Online to determine a range of present values per share of United Online common stock. JMP Securities conducted its discounted cash flow analysis by applying discount rates ranging from 13.25% to 17.25%, reflecting estimates of United Online's weighted average cost of capital, to estimated unlevered free cash flows of United Online for the period from June 30, 2016 to December 31, 2020, assuming the mid-year convention. JMP Securities then derived a range of terminal values by applying a range of exit multiples of 3.0x to 5.0x to United Online's estimated terminal year EBITDA, which was based on JMP Securities' professional judgment, and discounting such terminal values to June 30, 2016, using the same range of discount rates as described above. JMP Securities derived a range of present values of operational free cash flows for United Online by adding the range of present values it derived above for the period from June 30, 2016 through December 31, 2020 to the range of present values of the terminal values it derived as described above. JMP Securities then divided such present values of operational free cash flows by the estimated number of shares of United Online common stock outstanding on a fully diluted basis as of June 30, 2016, based on information provided by management of United Online, to calculate a range of present value of operational free cash flows per share. JMP Securities then added to the range of present value of operational free cash flows per share an amount equal to $7.89 per share, which represents the estimated amount of cash of $121.4 million as of June 30, 2016 of United Online divided by the estimated number of shares of United Online common stock outstanding on a fully diluted basis as of June 30, 2016, as specified by United Online management. This analysis resulted in a range of value indications of $9.69 to $9.83 per share of United Online common stock.

Selected Companies Analysis

        JMP Securities reviewed and compared certain financial information for United Online to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the online and telecommunications services industries with similar growth profiles to that of United Online (collectively referred to as the selected companies):

  •
  EarthLink Holdings Corp.

  •
  Monster Worldwide, Inc.

  •
  magicJack VocalTec Ltd.

        Although none of the selected companies is directly comparable to United Online, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of United Online. JMP Securities calculated and compared various financial multiples and ratios based on estimates from Wall Street Research, the Forecast and market information, in each case as of (1) the undisturbed date (only for United Online) (November 13, 2015, which was the trading day prior to B. Riley's Schedule 13D filing in which B. Riley first publicly announced a proposal to acquire United Online) and (2) May 2, 2016. With respect to each of the selected companies, JMP Securities calculated such company's enterprise value, which we refer to as "EV," which is the market capitalization of such company that JMP Securities derived based on the closing price of the shares of the applicable company's common stock and the number of shares of common stock outstanding on a fully diluted basis based upon public information available as of May 2, 2016, plus the book value of debt less the book value of liquid cash and cash equivalents based upon public information available as of May 2, 2016, as a multiple of estimated revenue, and a multiple of estimated earnings before interest, taxes, depreciation and amortization (adjusted for certain non-recurring charges), which we refer to as "EBITDA," respectively, for calendar years 2016 and 2017, as provided by Wall Street Research. With respect to United Online, JMP Securities calculated EV as a multiple of estimated revenue and estimated EBITDA of United Online for calendar years 2016 and 2017 as provided by the Forecast. EV at the transaction price was $48.0 million, the price offered by B. Riley for the communications business. EV as of November 13, 2015 and May 2, 2016 was based on market capitalization derived from the closing price of United Online common stock on the applicable date and a fully diluted share count, plus the book value of debt and less the book value of liquid cash and cash equivalents as of the applicable date. Information regarding the fully diluted share count, the book value of debt, and liquid cash and cash equivalents was obtained from United Online management. The results of these analyses are summarized as follows:

	Selected Companies as of 2-May-16			United Online Forecast
				As of 15-Nov-15	As of 2-May-16	At Transaction Price
Enterprise Value as a multiple of:	Range	Mean	Median
CY2016E Revenue	0.2x - 1.1x	0.6x	0.5x	0.5x	0.7x	0.7x
CY2017E Revenue	0.2x - 1.2x	0.6x	0.5x	0.7x	0.9x	0.9x
CY2016E EBITDA(1)	0.8x - 5.0x	3.1x	3.4x	2.7x	3.3x	3.5x
CY2017E EBITDA(1)	0.7x - 5.2x	3.0x	3.1x	2.4x	2.9x	3.1x

(1)
EBITDA represented EBIT calculated as presented in United Online's financial statements and then adjusted for non-cash expenses, non-recurring expenses, one-time charge-offs, and non-operational expenses.

Selected Transactions Analysis

        JMP Securities analyzed certain information relating to the following selected transactions in the online and telecommunications services industries since 2006 involving companies with similar growth profiles to that of United Online or that were in the mobile broadband space.

        For each of the selected transactions, JMP Securities calculated and compared aggregate enterprise value as a multiple of the then trailing twelve months' revenue and as a multiple of the then trailing twelve months' EBITDA. Information regarding the transactions was obtained from 451 Research, Capital IQ, company press releases, SEC filings and other publicly available sources.

        While none of the companies that participated in the selected transactions are directly comparable to United Online, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of United Online's results, market size and product profile.

        The applicable information from these transactions is summarized as follows:

Announced Date	Target	Acquirer	EV/TTM Revenue	EV/TTM EBITDA
9/17/2010	Sunrise Communications AG	CVC Capital Partners Limited	n/a	6.5x
8/12/2009	Partner Communications Company Ltd.	Scailex Corporation	2.0x	5.7x
7/28/2009	Virgin Mobile USA, Inc.	Sprint Nextel Corporation	0.5x	6.0x
10/1/2010	ITC DeltaCom, Inc.	EarthLink, Inc.	1.1x	5.8x
9/22/2006	Talk America Holdings, Inc.	Cavalier Telephone Corporation	0.5x	3.7x
8/23/2007	NTS Communications, Inc.	Xfone, Inc.	0.6x	4.6x
		Mean	1.0x	5.4x
		Median	0.6x	5.8x
	United Online (at transaction price)(1)		0.6x	3.9x

(1)
Enterprise value was calculated at $48.0 million, the price offered by B. Riley for the communications business.

Historical Stock Trading Analysis

        JMP Securities analyzed the consideration to be paid to holders of United Online common stock pursuant to the merger agreement in relation to (i) the closing price as of the undisturbed date (November 13, 2015, which was the trading day prior to B. Riley's filing on Schedule 13D in which B. Riley first publicly announced a proposal to acquire United Online); and (ii) the closing price as of May 2, 2016.

        This analysis indicated that the price per share to be paid to holders of United Online common stock pursuant to the merger agreement represented:

  •
  a premium of 6.6% based on the common stock price as of market close on the undisturbed date of $10.32 per share; and

  •
  a premium of 1.3% based on the common stock price as of market close on May 2, 2016.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying JMP Securities' opinion. In arriving at its fairness determination, JMP Securities considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, JMP Securities made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to United Online or the transactions contemplated by the merger agreement.

        JMP Securities prepared these analyses for purposes of JMP Securities' providing its opinion to the Board as to the fairness, as of May 3, 2016, from a financial point of view of the $11.00 in cash per share of common stock to be paid to the holders (other than B. Riley and its affiliates) of United Online common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of United Online, B. Riley, JMP Securities or any other person assumes responsibility if future results are materially different from those forecast.

        The $11.00 in cash per share of United Online common stock to be paid to the holders of United Online common stock pursuant to the merger agreement was determined through arm's-length negotiations between United Online and B. Riley and was approved by the Board. JMP Securities provided advice to United Online during these negotiations. JMP Securities did not, however, recommend any specific amount of consideration to United Online or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement.

        As described above, JMP Securities' opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by JMP Securities in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of JMP Securities attached as Annex D to this proxy statement.

        JMP Securities and its affiliates are engaged in investment banking, sales and trading, equity research, proprietary investments, asset management and other financial and non-financial activities and services for various persons and entities. JMP Securities and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans and other financial instruments of United Online, B. Riley, any of their respective affiliates and third parties or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. JMP Securities acted as financial advisor to United Online in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. During the two year period ended May 3, 2016,

JMP Securities provided certain investment banking services to United Online in connection with the sale of the MyPoints business, for which JMP Securities received aggregate compensation equal to $325,000. During that period, JMP Securities did not provide any investment banking services to B. Riley, but JMP Securities may in the future provide financial advisory or other services to B. Riley and its affiliates, for which JMP Securities may receive compensation.

        The Board selected JMP Securities as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions in United Online's industry. Pursuant to a letter agreement dated October 29, 2015, as amended, United Online engaged JMP Securities to act as its financial advisor in connection with a possible sale. The engagement letter between United Online and JMP Securities provides for a transaction fee that is estimated, based on the information available as of May 3, 2016, at approximately $2,295,000, (i) approximately $500,000 of which became payable upon delivery of the fairness opinion, (ii) approximately $325,000 of which was paid in connection with the sale of MyPoints and (iii) the remainder of which is contingent upon the consummation of the transactions contemplated by the merger agreement. In addition, United Online has agreed to reimburse JMP Securities for certain of its expenses, including attorneys' fees and disbursements, and to indemnify JMP Securities and related persons against various liabilities, including certain liabilities under the federal securities laws.

Delisting and Deregistration of Our Common Stock

        United Online common stock is registered as a class of equity securities under the Exchange Act and is quoted on NASDAQ under the symbol "UNTD." As a result of the merger, we will become a wholly-owned subsidiary of B. Riley, with no public market for our common stock. After the merger, our common stock will cease to be traded on NASDAQ, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, the registration of our common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC after the effective time of the merger.

Financing of the Merger

        The merger is not conditioned on B. Riley or Merger Sub obtaining the proceeds of any financing. We anticipate that the total amount of funds necessary to complete the merger and the other transactions contemplated by the merger agreement, including the payment of fees and expenses, will be approximately $162 million. B. Riley has represented to us that it and Merger Sub will have immediately after the effective time of the merger, together with our and our subsidiaries' cash and cash equivalents, sufficient unrestricted funds on hand or committed lines of credit or other sources of immediately available funds to consummate the merger. As of December 31, 2015, B. Riley had $55 million of cash and cash equivalents on its consolidated balance sheet. In addition, on May 10, 2016, B. Riley announced the closing of an offering of 2,420,980 shares of common stock at $9.50 per share, for gross proceeds of approximately $23 million.

Interests of Certain Persons in the Merger

        In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The members of the Board were aware of the different or additional interests and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to our stockholders that they adopt the merger agreement at the special meeting.

        These interests are described in more detail below, and certain of them are quantified in the narrative below and under the heading "Proposal 2: Advisory Vote on Merger-Related Named

Executive Officer Compensation" beginning on page 94. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

        For further information with respect to the compensatory arrangements between United Online and its executive officers and directors, please see our Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on April 28, 2016 under the headings "Executive Compensation" and "Director Compensation".

Treatment of Outstanding Company Options and Company RSU Awards

        Under the merger agreement, equity based awards held by United Online executive officers and directors as of the effective time of the merger will be treated as follows:

  Company Options

        At the effective time of the merger, each in-the-money company option will automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, less applicable tax withholdings, equal to the product of (i) the number of shares of our common stock underlying such company option, and (ii) the excess of the per share merger consideration over the exercise price per share of such company option. At the effective time of the merger, each outstanding company option, whether vested or unvested, with an exercise price that is greater than or equal to the per share merger consideration will be cancelled for no consideration or payment. In connection with the merger, B. Riley will use its commercially reasonable efforts to pay the consideration for each outstanding in-the-money company option no later than the first payroll period following the effective time of the merger, and in any event, no later than 30 calendar days following the closing date of the merger.

  Company RSU Awards

        At the effective time of the merger, each outstanding company RSU award, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to the product of (i) the per share merger consideration and (ii) the number of shares of our common stock underlying such company RSU award immediately prior to the effective time of the merger. In connection with the merger, B. Riley will use its commercially reasonable efforts to pay the consideration for each outstanding company RSU no later than the first payroll period following the effective time of the merger, and in any event, no later than 30 calendar days following the closing date of the merger.

        The table below sets forth the estimated number of outstanding vested and unvested in-the-money company options and outstanding company restricted stock units held by each executive officer and director as of May 27, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement, and the estimated amount payable to each executive officer and director with respect to each such award. The amounts below were calculated based on the $11.00 per share merger consideration, and assuming the effective date of the merger is May 27, 2016. Depending on when the effective date of the merger occurs, certain options or RSUs shown in the table below may vest and be settled in accordance with their terms.

Executive Officer	Unvested Options (#)	Unvested Options ($)	Vested Options (#)	Vested Options ($)	RSUs (#)	RSUs ($)
Jeffrey Goldstein	—	$—	—	$—	45,495	$500,445
Edward Zinser	58,335	$31,501	91,665	$49,499	74,728	$822,008
Mark Harrington	—	$—	—	$—	58,415	$642,565
Director
James Armstrong	—	$—	—	$—	7,138	$78,518
Robert Berglass	—	$—	—	$—	7,138	$78,518
Kenneth Coleman	—	$—	—	$—	7,138	$78,518
Kenneth Denman	—	$—	—	$—	7,138	$78,518
Dennis Holt	—	$—	—	$—	—	$—
Andrew Miller	—	$—	—	$—	7,138	$78,518
Howard Phanstiel	—	$—	—	$—	9,412	$103,532
Carol Scott	—	$—	—	$—	7,138	$78,518

Employee Stock Purchase Plan

        Participants in the ESPP will continue to participate in the ESPP subject to its terms and conditions until the day immediately prior to the closing date of the merger. Any offering period then in progress will automatically terminate as of the date immediately prior to the closing date of the merger, and any then-accumulated payroll deductions will be used to purchase shares of United Online common stock pursuant to the terms and conditions of the ESPP (each of which will then be converted into the right to receive the per share merger consideration). In addition, United Online will take all requisite action to ensure that the ESPP will terminate, as of the effective time of the merger.

Executive Officer Severance Arrangements

        Mr. Goldstein is party to an amended employment offer letter that provides for certain benefits in the event of certain termination and/or change in control events. The amended employment offer letter provides that the company RSU award granted to Mr. Goldstein in connection with the commencement of his employment will vest on an accelerated basis in the event (a) subject to the execution of a release agreement, Mr. Goldstein is terminated without "cause" (as defined in the amended employment offer letter) prior to November 11, 2016, (b) Mr. Goldstein dies or is disabled, or (c) a single acquirer (or a group working in concert) obtains beneficial ownership of 100% of United Online's common stock. In addition, if Mr. Goldstein's employment is terminated for any reason other than by United Online for cause or due to his voluntary resignation, he will be entitled to receive (i) the salary he would have been paid had he remained employed through November 11, 2016 and (ii) COBRA premium payments through November 11, 2016. Mr. Goldstein also will be entitled to a one-time payment of $250,000, payable on the earliest of (x) November 11, 2016 (subject to his continued employment), (y) the date a single acquirer (or a group working in concert) obtains beneficial ownership of 100% of United Online's common stock and (z) if his employment is terminated for any reason other than by United Online for cause or due to his voluntary resignation (subject to the execution of a release agreement).

        Each of Messrs. Zinser and Harrington participate in our Change in Control Policy for Executives (the "Change in Control Policy"). The Change in Control Policy provides certain benefits if an eligible participant experiences a separation from service as a result of a termination of employment without "cause," or a termination of employment for "good reason," in either case within 24 months following a "change in control" (each, as defined in the Change in Control Policy) of United Online. If such events occur and the executive has signed a general release of claims in favor of United Online, the executive will be entitled to receive an amount equal to: (i) one and one-half times the executive's annual salary as of the termination date, (ii) one and one-half times the executive's target bonus as of the termination date, (iii) a pro-rated annual bonus for the fiscal year in which the termination date occurs and (iv) up to 18 months of COBRA premiums (if such coverage is elected by the executive). In addition, any non-performance-based equity awards awarded after February 19, 2015 under United Online's equity-based compensation plans will be fully vested and exercisable.

        Equity awards awarded prior to February 19, 2015 are not subject to the Change in Control Policy and will be governed by the underlying terms of the award agreement. Pursuant to the terms of the individual stock option and restricted stock unit award agreements (including those awarded before February 19, 2015), company stock options and RSU awards held by Messrs. Zinser and Harrington will vest immediately before a change in control.

        In addition to the payments above, the Change in Control Policy and Mr. Goldstein's amended employment offer letter provide that the amounts payable under such agreements will be subject to a reduction if such payments are subject to the golden parachute excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," to the extent such reduction would result in the named executive officer retaining a greater after-tax amount of such payment than the net amount the named executive officer would receive without such a reduction on an after-tax basis.

        The Change in Control Policy contains an employee non-solicitation covenant that endures for 18 months following termination of employment. Mr. Goldstein's amended employment offer letter contains an employee non-solicitation covenant that endures for six months after termination of employment, and his employee proprietary information and inventions agreement contains an employee non-solicitation covenant that endures for one year after termination of employment.

        For an estimate of the amounts that would be payable to each of United Online's executive officers under his or her executive severance arrangements upon a qualifying termination of employment in connection with the merger, see "Proposal 2: Advisory Vote on Merger—Related Named Executive Officer Compensation" beginning on page 94.

Employee Benefits

        The merger agreement requires B. Riley or the surviving corporation to continue to provide certain compensation and benefits until one year after the effective time, and to take certain actions in respect of employee benefits provided to all United Online employees, including its executive officers. For a detailed description of these requirements, see "Terms of the Merger Agreement—Employee Benefits Matters" beginning on page 85.

Indemnification and Insurance

        United Online is party to indemnity agreements with each of its directors and executive officers that require United Online, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers. These indemnity agreements will be assumed by the surviving corporation in the merger, without any further action, and will survive the merger and continue in full force and effect in accordance with their terms. In addition, each of B. Riley and the surviving corporation has agreed to indemnify and hold harmless each of our current and former directors and officers serving at the request of United Online or its subsidiaries to the fullest extent authorized or permitted by applicable law, without limiting any additional rights that such directors and officers may have under the organizational documents of United Online and its subsidiaries for acts or omissions or alleged acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the transactions contemplated thereby, and we or the surviving corporation are entitled, prior to or as of the effective time of the merger, as applicable, and subject to certain limitations, to obtain a policy of directors' and officers' liability insurance coverage for the benefit of our current and former directors and executive officers for at least six years following completion of the merger. Such indemnification and insurance coverage is further described in "Terms of the Merger Agreement—Directors and Officers Indemnification and Insurance" beginning on page 86.

Certain Projections Prepared by the Management of United Online

        United Online does not as a matter of course publicly disclose long-term projections of financial performance due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, in April 2016 United Online provided the Board and its financial advisors certain non-public, unaudited, stand-alone financial projections that were prepared by our management and not for public disclosure, representing management's best estimate of the future performance of the standalone business (the "Forecast"). The Forecast represents forecasted financial information and is included below. The inclusion of this information should not be regarded as necessarily predictive of future results.

        The description of the Forecast is not included in this proxy statement to induce any United Online stockholder to vote in favor of the merger proposal or any other proposals to be voted on at the special meeting, but because the Forecast was made available to the Board and JMP Securities. The inclusion of the Forecast should not be regarded as an indication that the Board or JMP Securities considered, or now considers, the Forecast to be a reliable prediction of future results.

        The Forecast is subjective in many respects. As a result, the forecasted results may not be realized, and the actual results may be significantly different than the forecasted results. Since the Forecast covers multiple years, that information by its nature becomes less predictive with each successive year. The Forecast also is based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of United Online's management. The Forecast is not a guarantee of future financial performance. Important factors that may affect actual results and cause the Forecast to not be achieved include, but are not limited to, the risk factors described under the section titled "Risk Factors" in United Online's Annual Report on Form 10-K for year ended December 31, 2015, and the filings incorporated by reference in this proxy statement and the section titled "Cautionary Statement Concerning Forward-Looking Information" beginning on page 25.

        The Forecast by definition uses projections and therefore inherently is not prepared with a view towards compliance with U.S. generally accepted accounting principles, which we refer to as "GAAP", or the published guidelines of the SEC regarding financial projections and forecasts. Revenue and Adjusted OIBDA, a non-GAAP measure, have been used by United Online each quarter when providing financial guidance.

        Neither United Online's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Forecast contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability. Furthermore, the Forecast does not take into account any circumstances or events occurring after the date they were prepared.

        The following tables present selections of the Forecast for the fiscal years ending 2016 through 2020 for United Online on a standalone basis. The Forecast has been adjusted to reflect a plan to optimize the cash flow of United Online's mobile broadband business, to reduce corporate unallocated costs consistent with the reduction in the overall size of complexity of the business and are pro forma for the divestiture of Classmates, Inc. and United Online's StayFriends and MyPoints businesses.

 Management Projections ($ in 000s)

	2016	2017	2018	2019	2020
Revenue	$69,043	$52,698	$42,993	$33,953	$27,187
Cost of revenue	$25,237	$15,535	$12,035	$9,452	$7,925
Other operating expenses	$40,739	$26,626	$24,613	$23,461	$22,365
Operating income	$3,067	$10,538	$6,346	$1,040	$(3,104)
Depreciation and amortization of intangible assets	$3,042	$2,239	$1,600	$1,358	$1,120
Stock-based compensation	$3,645	$2,811	$2,792	$2,776	$2,801
Restructuring and other exit costs	$1,679	$20	$20	$20	$20
Transaction-related costs	$2,314	$0	$0	$0	$0
Adjusted EBITDA(1)	$13,747	$15,607	$10,758	$5,194	$837

(1)
Adjusted EBITDA is calculated on the same basis as Adjusted OIBDA in United Online's earnings releases, which is operating income plus depreciation and amortization of intangible assets, stock-based compensation, restructuring and other exit costs and transaction-related costs.

Management Projections ($ in 000s)

	Second half 2016	2017	2018	2019	2020
Operating income	$6,766	$10,538	$6,346	$1,040	$(3,104)
Taxes	$(251)	$(251)	$(251)	$(251)	$(251)
Depreciation and amortization of intangible assets	$1,521	$2,239	$1,600	$1,358	$1,120
Stock-based compensation	$2,041	$2,811	$2,792	$2,776	$2,801
Capital expenditures	$(827)	$(1,085)	$(993)	$(748)	$(565)
Net working capital changes	$(1,204)	$(1,408)	$(1,076)	$(744)	$(793)
Unlevered Free Cash Flow(1)	$8,046	$12,843	$8,419	$3,431	$(791)

(1)
Unlevered Free Cash Flow is Adjusted EBITDA, less capital expenditures, year-over-year changes in net working capital and taxes. Corporate net operating losses, taxes payable to the Indian government and cash repatriation taxes were all considered when projecting taxes.

        Adjusted EBITDA and Unlevered Free Cash Flow are not financial measures prepared in accordance with GAAP and should not be considered substitutes for net income, operating income, cash flows from operations, or any other measure of financial performance or operating performance prepared in accordance with GAAP.

        None of United Online or its respective affiliates, advisors, officers, employees, directors or their respective representatives undertakes any obligation to update or otherwise revise or reconcile the Forecast to reflect circumstances existing after the date the Forecast was generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error. Except as may be required by applicable securities laws, United Online does not intend to make publicly available any update or other revision to this Forecast, even in the event that any or all of the assumptions are shown to be in error. None of United Online or its affiliates, advisors, officers, employees, directors or their respective representatives has made or makes any representation to any United Online stockholder or other person regarding United Online's ultimate performance compared to the information contained in this Forecast or that projected results will be achieved.

Material U.S. Federal Income Tax Consequences of the Merger

        The following discussion is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each as defined below) who receive cash in exchange for shares of our common stock pursuant to the merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the merger. The tax consequences of the merger under U.S. federal tax laws other than those pertaining to the income tax, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, which we refer to as the "IRS," in each case, in effect as of the date hereof. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders of our common stock. There can be no assurance the IRS or a court will not take a contrary position to those discussed below regarding the tax consequences of the merger.

        This discussion is limited to holders of our common stock who hold their shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, this discussion does not address consequences relevant to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

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  U.S. holders whose functional currency is not the U.S. dollar;

  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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  banks, insurance companies, and other financial institutions;

  •
  brokers, dealers or traders in securities;

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  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  "S corporations," partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

  •
  real estate investment trusts or regulated investment companies;

  •
  tax-exempt organizations or governmental organizations;

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  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  non-U.S. holders of our common stock who, immediately prior to the merger, own, actually or constructively, at least 5% of our common stock;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans or other tax-deferred accounts.

        This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who exercise appraisal rights in connection with the merger under the DGCL.

        If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the merger to them.

        THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF THE MEDICARE CONTRIBUTION TAX ON NET INVESTMENT INCOME, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE TAX LAWS OTHER THAN THE U.S. FEDERAL INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

  Definition of a U.S. Holder

        For purposes of this discussion, a "U.S. holder" is any beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a "United States person" for U.S. federal income tax purposes.

  Effect of the Merger

        The receipt of cash by a U.S. holder in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Any gain or loss realized by a U.S. holder in connection therewith must be calculated separately for each block of shares of our common stock (that is, shares acquired at the same cost in a single transaction) exchanged for cash in the merger. The amount of any such gain or loss realized with respect to each block of shares of our common stock generally will be equal to the difference, if any, between the amount of cash received for such shares and the U.S. holder's tax basis in such shares. A U.S. holder's tax basis in a share generally will be equal to the amount the U.S. holder paid for the share. Any gain or loss realized by a U.S. holder upon the receipt of cash in exchange for a share of our common stock in the merger generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the effective time of the merger. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at reduced rates. The deductibility of capital losses is subject to limitations.

  Information Reporting and Backup Withholding

        Payments made to a U.S. holder in exchange for shares of our common stock pursuant to the merger may be subject to information reporting and backup withholding. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  fails to furnish the holder's taxpayer identification number, which for an individual is ordinarily his or her social security number;

  •
  furnishes an incorrect taxpayer identification number;

  •
  is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

  •
  fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

  Definition of a Non-U.S. Holder

        For purposes of this discussion, a "non-U.S. holder" is a beneficial owner of our common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

  Effect of the Merger

        A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of our common stock in the merger unless:

  •
  the gain is effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

  •
  the non-U.S. holder is a non-resident alien individual who was present in the United States for 183 days or more during the taxable year of the merger and certain other requirements are met.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates, generally in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

        Gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

        Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

  Information Reporting and Backup Withholding

        Payments made to non-U.S. holders in the merger may be subject to information reporting and backup withholding. Non-U.S. holders generally can avoid backup withholding and information reporting by providing the applicable withholding agent with a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI certifying the holder's non-U.S. status or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Appraisal Rights

        If the merger is completed, stockholders who do not vote in favor of the adoption of the merger proposal, who are entitled to demand and have properly perfected and not withdrawn a demand for appraisal for such shares in accordance with, and who comply in all respects with Section 262, which we refer to as "Section 262," of the DGCL will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

        The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex E and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of United Online common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A person having a beneficial interest in shares of United Online common stock held of record in the name of another person, such as a broker, bank or other nominee, should act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of United Online common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee.

        Under Section 262, holders of shares of United Online common stock who (1) deliver a written demand for appraisal of their shares of United Online common stock before the vote is taken to approve the merger proposal; (2) do not vote in favor of the merger proposal; (3) continuously hold such shares through the effective time of the merger; and (4) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware and to receive in lieu of the per share merger consideration payment in cash of the amount determined by the Court of Chancery to be the "fair value" of the shares of United Online common stock as of the effective time of the merger, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be the fair value by the court. Unless the Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the effective time of the merger through the date a judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined by the Court of Chancery pursuant to Section 262 of the DGCL could be more than, the same as or less than the $11.00 per share merger consideration payable pursuant to the merger agreement.

        Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes United Online's notice to stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex E. In connection with the merger, any holder of shares of United Online's common stock who wishes to exercise appraisal rights or who wishes to preserve such holder's right to do so should review Annex E carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL.

Because of the complexity of the procedures for exercising the right to seek appraisal of shares of United Online common stock, United Online believes that if a stockholder is considering exercising appraisal rights, that stockholder should seek the advice of legal counsel.

        Stockholders wishing to exercise the right to seek an appraisal of their shares of United Online common stock must fully comply with Section 262, which means doing, among other things, ALL of the following:

  •
  the stockholder must not vote in favor of the merger proposal;

  •
  the stockholder must deliver to United Online a written demand for appraisal before the vote on the merger proposal at the special meeting;

  •
  the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger (a stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger); and

  •
  the stockholder or the surviving corporation must file a petition in the Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving corporation is under no obligation to file any petition and has no intention of doing so.

Filing Written Demand

        Any holder of shares of United Online common stock wishing to exercise appraisal rights must deliver to United Online, before the vote on the merger proposal at the special meeting, a written demand for the appraisal of the stockholder's shares, and that stockholder must not vote in favor of the merger proposal either in person or by proxy. A holder of shares of United Online common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will cause a stockholder to lose the stockholder's right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. However neither voting against the merger proposal nor abstaining from voting or failing to vote on the merger proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. A stockholder's failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will cause the stockholder to lose its appraisal rights in connection with the merger.

        Only a holder of record of shares of common stock is entitled to demand appraisal rights for the shares registered in that holder's name. A demand for appraisal in respect of shares of United Online common stock should be executed by or on behalf of the holder of record and must reasonably inform United Online of the identity of the holder and state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

        STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR THROUGH OTHER NOMINEES AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BROKER, BANK OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, SHOULD ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

        All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

United Online, Inc.
21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
Attention: Corporate Secretary

        Any United Online stockholder may withdraw such stockholder's demand for appraisal by delivering to United Online a written withdrawal of its demand for appraisal and acceptance of the per share merger consideration, except that (i) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of United Online, and (ii) no appraisal proceeding in the Court of Chancery will be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just. However, notwithstanding the foregoing, any United Online stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such stockholder's demand for appraisal and accept the terms offered upon the merger within 60 days after the effective time of the merger.

Notice by the Surviving Corporation

        If the merger is completed, within 10 days after the effective time of the merger, the surviving corporation will notify each holder of shares of common stock who has complied with Section 262 and who has not voted in favor of the merger proposal of the date that the merger has become effective.

Filing a Petition for Appraisal

        Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of shares of United Online common stock who has demanded appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition for appraisal. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The surviving corporation is under no obligation, and has no present intention, to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, any holders of shares of United Online common stock who desire to have their shares appraised by the Court of Chancery should assume that they will be responsible for filing a petition for appraisal with the Court of Chancery in the manner prescribed in Section 262. The failure of a holder of United Online common stock to file such a petition for appraisal within the period specified in Section 262 will nullify the stockholder's previous written demand for appraisal.

        Within 120 days after the effective time of the merger, any holder of shares of United Online common stock who has complied with the requirements for the exercise of appraisal rights, or a beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which United Online received demands for appraisal, and the aggregate number of holders of such shares. The surviving corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

        If a petition for an appraisal is duly filed by a holder of shares of United Online common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery, which we refer to as the "Register in Chancery," a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss that stockholder from the proceedings.

Determination of Fair Value

        After determining the holders of United Online common stock entitled to appraisal, the Court of Chancery will appraise the "fair value" of the shares of common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

        Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. Although United Online believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Each of United Online and B. Riley reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the "fair value" of a share of United Online common stock is less than the $11.00 per share merger consideration.

        Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of a judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of a judgment. The costs of the appraisal proceedings (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Court of Chancery and taxed upon the parties as the Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

        If any stockholder who demands appraisal of his, her or its shares of United Online's common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder's right to appraisal, the stockholder's shares of common stock will be deemed to have been converted at the effective time of the merger into the right to receive the per share merger consideration, without interest.

        From and after the effective time of the merger, no stockholder who has demanded appraisal rights will be entitled to vote such shares of United Online common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder's shares of United Online common stock, if any, payable to stockholders as of a time prior to the effective time of the merger.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the per share merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a United Online stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

Legal Proceedings

        Following the announcement of the execution of the merger agreement, a putative stockholder class action, captioned Akerman v. United Online, Inc., et al., C.A. No. 12321, was filed in the Court of Chancery of the State of Delaware on May 12, 2016. The complaint alleges that the members of the Board breached their fiduciary duties to United Online's stockholders in connection with the proposed transaction, and that the merger agreement involves an unfair price, an inadequate sales process, and unreasonable deal protection provisions that purportedly prevent competing offers. The complaint further alleges that United Online, the Board, B. Riley, and Merger Sub aided and abetted the purported breaches of fiduciary duty. The lawsuit seeks injunctive relief, including enjoining or rescinding the merger, and an award of other unspecified attorneys' and other fees and costs, in addition to other relief. United Online believes that this action has no merit and intends to defend vigorously against it.

TERMS OF THE MERGER AGREEMENT

        The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

        Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties, and Covenants in the Merger Agreement are not Intended to Function or to be Relied on as Public Disclosures

        The merger agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding the terms of the merger agreement and are not intended to provide any factual information about United Online, B. Riley, Merger Sub or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings that United Online or B. Riley make with the SEC, as described for United Online in the section titled "Where Stockholders Can Find More Information" beginning on page 105. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement, and:

  •
  are not intended as statements of fact, but rather as a way of allocating the risk among the parties to the merger agreement in the event the statements therein prove to be inaccurate;

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  have been modified or qualified by certain confidential disclosure schedules that were made among the parties to the merger agreement in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

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  may no longer be true as of a given date;

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  may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

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  may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a material adverse effect, as defined in "—Material Adverse Effect" beginning on page 76.

        Accordingly, you should not rely on the representations, warranties or covenants contained in the merger agreement or any descriptions thereof as characterizations of the actual state of facts or condition of United Online, B. Riley, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties contained in the merger agreement may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in United Online's or B. Riley's public disclosures. Accordingly, the representations, warranties, covenants and other provisions of the merger agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See "Where Stockholders Can Find More Information" beginning on page 105.

The Merger; Effective Time

        The merger agreement provides for the merger of Merger Sub, a wholly-owned subsidiary of B. Riley, with and into United Online upon the terms and subject to the conditions set forth in the merger agreement, whereupon the separate existence of Merger Sub will cease. Immediately after the effective time of the merger, United Online will continue as the surviving corporation, and as a wholly-owned subsidiary of B. Riley. The surviving corporation will be a privately held corporation and our current stockholders will cease to have any ownership interest in the surviving corporation or rights as our stockholders, other than the right to receive the per share merger consideration payable pursuant to the merger agreement or, in the case of a stockholder who has not voted in favor of the merger and has properly exercised appraisal rights in accordance with Section 262 of the DGCL, the right to receive payment of the fair value of such stockholder's shares in accordance with Section 262 of the DGCL. The effective time of the merger will be at the time when the certificate of merger is duly filed with the Secretary of State of the State of Delaware, or at such later date and time as the parties agree and specify in the certificate of merger.

Certificate of Incorporation; By-laws; Directors

        At the effective time of the merger:

  •
  the certificate of incorporation of United Online will be amended in its entirety to contain the provisions set forth in the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, until thereafter amended as provided therein or by applicable law;

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  the by-laws of United Online will be amended in their entirety to contain the provisions set forth in the by-laws of Merger Sub as in effect immediately prior to the effective time of the merger, until thereafter amended as provided therein or by applicable law; and

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  the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the surviving corporation and applicable law.

Closing of the Merger

        The closing of the merger will take place at 10:00 a.m. (Eastern Time) on the date which is two business days after the date on which all conditions to the completion of the merger have been satisfied or waived in accordance with the merger agreement (other than those conditions that can only be satisfied at the closing of the merger, but subject to the satisfaction or waiver of such conditions) at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071 or at such other time and place as B. Riley and United Online mutually agree.

Merger Consideration

        At the effective time of the merger, on the terms and subject to the conditions set forth in the merger agreement, each share of United Online common stock issued and outstanding immediately prior to such time (other than the shares (i) held by B. Riley, Merger Sub or any wholly-owned subsidiary of B. Riley or Merger Sub (other than shares of our common stock held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds), (ii) held in the treasury of United Online or by any wholly-owned subsidiary of United Online immediately prior to the effective time of the merger, or (iii) that are owned by stockholders of United Online who have perfected and not withdrawn a demand for appraisal for such shares pursuant to Section 262 of the DGCL) will be converted into the right to receive $11.00 in cash, without interest.

Treatment of Outstanding Equity Awards

Company Options

        At the effective time of the merger, each in-the-money company option will automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash, less applicable tax withholdings, equal to the product of (i) the number of shares of our common stock underlying such company option and (ii) the excess of the per share merger consideration over the exercise price per share of such company option. At the effective time of the merger, each outstanding company option, whether vested or unvested, with an exercise price that is greater than or equal to the per share merger consideration will be cancelled for no consideration or payment. In connection with the merger, B. Riley will use its commercially reasonable efforts to pay the consideration for each outstanding in-the-money company option no later than the first payroll period following the effective time of the merger, and in any event, no later than 30 calendar days following the closing date of the merger.

Company RSU Awards

        At the effective time of the merger, each outstanding company RSU award, whether vested or unvested, will automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash, less applicable tax withholdings, equal to the product of (i) the per share merger consideration and (ii) the number of shares of our common stock underlying such company RSU award immediately prior to the effective time of the merger. In connection with the merger, B. Riley will use its commercially reasonable efforts to pay the consideration for each outstanding company RSU no later than the first payroll period following the effective time of the merger, and in any event, no later than 30 calendar days following the closing date of the merger.

Treatment of Employee Stock Purchase Plan

        Participants in the ESPP will continue to participate in the ESPP subject to its terms and conditions until the day immediately prior to the closing date of the merger. Any offering period then in progress will automatically terminate as of the date immediately prior to the closing date of the merger, and any then-accumulated payroll deductions will be used to purchase shares of United Online common stock pursuant to the terms and conditions of the ESPP (each of which will then be converted into the right to receive the per share merger consideration). In addition, United Online will take all requisite action to ensure that the ESPP will terminate, as of the effective time of the merger.

Procedure for Receiving Merger Consideration

        On or prior to the effective time of the merger, B. Riley will designate an exchange agent to handle the exchange of shares of United Online common stock for the per share merger consideration. Within two business days following the effective time of the merger (with respect to cash held by the company and the company's subsidiaries) and on or prior to the effective time of the merger (with respect to all other cash), B. Riley will deposit (or cause to be deposited) with the exchange agent cash in U.S. dollars in an amount sufficient to pay the aggregate merger consideration (the "Exchange Fund"). Promptly after the effective time of the merger, B. Riley will instruct the exchange agent to mail each record holder of United Online common stock, whose shares of United Online common stock were converted into a right to receive the per share merger consideration, a letter of transmittal and instructions specifying that delivery will be effected, and risk of loss and title to any certificates that represented outstanding shares of United Online common stock that were converted into the right to receive the per share merger consideration, which we refer to as "certificates," will pass, only upon receipt of such certificates by the exchange agent. Payment for vested in-the-money company options and vested company RSUs will be made through the external stock plan administrator of the surviving corporation for current and former employees.

        United Online stockholders should not return certificates with the enclosed proxy card, and United Online stockholders should not forward certificates to the exchange agent without a letter of transmittal.

        Upon surrender of a certificate (or affidavit of loss in lieu of the certificates as provided in the merger agreement) or a book-entry share (as defined below) of our common stock for cancellation to the exchange agent together with the letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such certificate or book-entry share of our common stock will be entitled to receive in exchange therefor the per share merger consideration (after giving effect to any required tax withholdings as provided in the merger agreement) which such holder has the right to receive in respect of the shares of our common stock formerly represented by such certificate or book-entry share, and the certificate or book-entry share so surrendered will be canceled. In the event of a transfer of ownership of shares of our common stock which is not registered in the transfer records of United Online, the per share merger consideration may be issued to a transferee if the certificate representing such shares of our common stock is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by the merger agreement, each certificate or book-entry share will be deemed at any time after the effective time of the merger to represent only the right to receive upon such surrender the per share merger consideration. No interest will be paid or accrued on any per share merger consideration payable to holders of such certificates or book-entry shares upon the surrender or transfer of such certificate.

        No holder of non-certificated shares represented by book-entry, which we refer to as "book-entry shares," will be required to deliver a certificate or, in the case of book-entry shares held through DTC, an executed letter of transmittal, to the exchange agent to receive the per share merger consideration. Instead, each holder of record of any book-entry shares held through DTC whose shares were converted into the right to receive merger consideration will, upon receipt of an "agent's message" by the exchange agent (or other evidence the exchange agent or B. Riley may reasonable request), be entitled to receive, as promptly as practicable after the effective time of the merger, a cash amount in immediately available funds deposited in DTC equal to the per share merger consideration (less any applicable withholding taxes). Payment will only be made to the person in whose name the book-entry shares are registered, and no interest will be paid or accrue on any amount payable.

        At the effective time of the merger, the United Online stock transfer books will be closed, and thereafter there will be no further registration of transfers of United Online common stock. From and after the effective time of the merger, the holders of certificates representing shares of our common stock outstanding immediately prior to the effective time of the merger will cease to have any rights with respect to such shares of United Online common stock except as otherwise provided in the merger agreement or by applicable law. On or after the effective time of the merger, any certificates presented to the exchange agent, B. Riley or the surviving corporation for transfer, will be canceled and exchanged for the cash amount in immediately available funds to which the holder of such certificate is entitled pursuant to the merger agreement.

Termination of the Exchange Fund

        Any portion of the Exchange Fund which remains undistributed to the holders of our common stock for 180 days after the effective time of the merger will be delivered to B. Riley upon its demand therefor, and any holders of our common stock (other than excluded shares) who have not yet properly requested their per share merger consideration as described above will thereafter look only to B. Riley for the their per share merger consideration (after giving effect to any required tax withholdings as provided in the merger agreement), without any interest thereon.

Lost, Stolen or Destroyed Certificates

        If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed and, if required by B. Riley, the posting by such person of a bond, in such reasonable amount as B. Riley may direct, as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate an amount in cash equal to the number of shares of our common stock represented by such lost, stolen or destroyed certificate multiplied by the per share merger consideration, without any interest thereon.

Dissenting Shares

        If any United Online stockholder who has not voted in favor of the merger proposal or consented thereto in writing and who has properly exercised appraisal rights in strict compliance with Section 262 of the DGCL, each of which we refer to as a "dissenting stockholder," properly demands to be paid the "fair value" of such holder's shares of United Online common stock, as provided in Section 262 of the DGCL, such shares will not be converted into or exchangeable for the right to receive the per share merger consideration, and the dissenting stockholders will be entitled to receive from the surviving corporation of the merger such consideration as may be determined to be due pursuant to the DGCL, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. We are required to give B. Riley prompt notice of any written demands for appraisal, attempted withdrawals of such demands and any other instruments served pursuant to applicable law that are received by us relating to stockholders' rights of appraisal. B. Riley will have the right to direct all negotiations and proceedings with respect to any such demands. We may not, except with the prior written consent of B. Riley, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment or approve any withdrawal of such demands. If any dissenting stockholder fails to perfect or effectively withdraws or loses the right to dissent, the shares of United Online common stock held by such dissenting stockholder will be treated as though such shares had been converted into the per share merger consideration.

Representations and Warranties

        The merger agreement contains customary representations and warranties made by United Online to B. Riley and Merger Sub and customary representations and warranties made by B. Riley and Merger Sub to United Online. These representations and warranties have been made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement. See "—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement" beginning on page 70.

        United Online's representations and warranties under the merger agreement relate to, among other things:

  •
  the due incorporation or organization, valid existence, good standing, and corporate or other organizational power and authority, as applicable, of United Online and each of its subsidiaries;

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  the organizational documents of United Online and each of its subsidiaries;

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  the capitalization of United Online;

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  except as expressly contemplated by the merger agreement, the absence of any voting trusts or other agreements or understandings to which United Online or any of its subsidiaries is a party in connection with the adoption of the merger agreement;

  •
  the corporate power and authority of United Online to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement and the other transaction contemplated by the merger agreement against United Online, except as such enforceability may be limited due to certain customary exceptions;

  •
  the unanimous approval in accordance with requirements of the DGCL by the Board of the merger agreement and the other transactions contemplated by the merger agreement, and the merger and recommendation of the Board that the stockholders of United Online adopt the merger agreement;

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  the absence of conflicts or violations as a result of the execution and delivery by United Online of the merger agreement and the other transactions contemplated by the merger agreement and the completion by United Online of the merger;

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  the consents required by governmental entities in connection with the transactions contemplated by the merger agreement;

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  required permits necessary for the conduct of United Online's and each of its subsidiaries' businesses;

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  compliance with SEC filing requirements for United Online's SEC filings since December 31, 2013, including the accuracy of information contained in such documents;

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  compliance with applicable laws and governmental orders;

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  the absence of certain undisclosed liabilities relating to United Online and its subsidiaries;

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  the adequacy of disclosure controls and internal controls over financial reporting;

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  the absence of certain changes and events since December 31, 2015 relating to United Online and its subsidiaries;

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  employee benefit plans;

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  labor and employment matters;

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  material contracts and the absence of breaches of or defaults under material contracts;

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  the absence of certain litigation matters relating to United Online and its subsidiaries;

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  leasehold interests in real property;

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  intellectual property matters, including privacy and data security;

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  tax matters;

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  insurance policies and claims;

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  compliance with environmental laws and the absence of any claims or liability arising under those laws;

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  compliance with public utility laws;

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  unfair competition and trade practices;

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  sufficiency of assets;

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  receipt by the Board of a fairness opinion of JMP Securities;

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  Board minutes for meetings that have been held since January 1, 2014;

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  votes required to approve the merger;

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  the absence of brokers' and financial advisors' fees related to the merger;

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  the absence of indebtedness;

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  the absence of liens or other restrictions on the cash and cash equivalents of United Online; and

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  the solvency of the surviving corporation and its subsidiaries immediately after the merger.

        B. Riley's and Merger Sub's representations and warranties under the merger agreement, relate to, among other things:

  •
  B. Riley's and Merger Sub's due incorporation, valid existence, and good standing;

  •
  the corporate power and authority of B. Riley and Merger Sub to enter into the merger agreement and complete the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement and the other transactions contemplated by the merger agreement against B. Riley and Merger Sub, except as such enforceability may be limited due to certain customary exceptions;

  •
  the absence of conflicts or violations as a result of the execution and delivery by B. Riley and Merger Sub of the merger agreement and completion by B. Riley and Merger Sub of the merger;

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  the consents required by governmental entities in connection with the transactions contemplated by the merger agreement;

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  the absence of certain litigation matters;

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  the accuracy of information furnished to United Online by both B. Riley and Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time, or any other filings required to be made with the SEC by United Online;

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  the ownership of Merger Sub and its prior activities;

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  the absence of brokers' and financial advisors' fees related to the merger;

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  sufficiency of funds to complete the merger; and

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  the solvency of the surviving corporation and its subsidiaries immediately after the merger, subject to certain assumptions.

        None of the representations and warranties in the merger agreement will survive the completion of the merger.

        Many of the representations and warranties in the merger agreement are qualified by a materiality or a "material adverse effect" standard (that is, such representations and warranties will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect as defined in "—Material Adverse Effect" beginning on page 76).

Material Adverse Effect

        Many of United Online's representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, a "material adverse effect" means, with respect to United Online, any material adverse effect on the results of operations or condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise) or business of United Online or any of its subsidiaries, taken as a whole. For purposes of the foregoing clause, effects resulting from or arising out of the following will not constitute a material adverse effect and will not be taken into account in determining whether there has been or will be a material adverse effect:

  •
  changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or political conditions;

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  changes in general economic conditions in the industry or industries in which United Online or its subsidiaries operate;

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  the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any acts of terrorism affecting the United States;

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  any hurricane, tornado, flood, earthquake or other natural disaster;

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  the identity of, or actions or omissions of, B. Riley, Merger Sub or their respective affiliates, or any action taken at the written request of B. Riley or Merger Sub;

  •
  the announcement or pendency of the merger agreement (including, for the avoidance of doubt, performance of obligations under the merger agreement);

  •
  any change in the market price or trading volume of United Online common stock (but excluding the underlying causes of the change in the market price or trading volume) ;

  •
  any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (but excluding the underlying causes of such failures);

  •
  changes in GAAP after the date of the merger agreement;

  •
  changes in any laws or regulations applicable to United Online and its subsidiaries or applicable accounting regulations or interpretations thereof; and

  •
  any legal proceedings commenced by or involving any current or former stockholder of United Online (on his or her own behalf or on behalf of United Online) arising out of or related to the merger agreement or the transactions contemplated thereby (but excluding the underlying causes giving rise to such legal proceedings).

        Any change, event, development, circumstance, occurrence or effect referred to in bullets 1 through 4, 9 or 10 immediately above will, unless otherwise excluded, be taken into account for purposes of determining whether or not a material adverse effect relating to United Online has occurred if and to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects United Online and its subsidiaries taken as a whole, as compared to other similarly situated persons operating in the industries in which United Online and its subsidiaries operate.

Covenants Regarding Conduct of Business by United Online Pending the Merger

        United Online has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the earlier of (i) the effective time of the merger and (ii) the termination of the merger agreement. In general, United Online has agreed, subject to certain exceptions, until the earlier of (a) the effective time of the merger and (b) the termination of the merger agreement, to, and to cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course and use commercially reasonable efforts to preserve its business. In addition, except as expressly required under the merger agreement, as required by applicable law or regulations or requirements of NASDAQ or any regulatory agency applicable to United Online, United

Online will not, and will cause each of its subsidiaries not to, without the prior written consent of B. Riley (not to be unreasonably withheld, conditioned or delayed):

  •
  amend its organizational documents;

  •
  merge or consolidate with any other person, except for any such transactions among its wholly-owned subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

  •
  acquire assets outside of the ordinary course of business from any other person in any transaction or series of related transactions, other than acquisitions pursuant to contracts as in effect as of the date of the merger agreement;

  •
  (i) issue, sell, pledge, dispose of, grant, transfer, or encumber (or authorize any of the foregoing) any equity interests of United Online or any of its subsidiaries, other than (A) the issuance of shares of United Online common stock upon the exercise of company options or the vesting of company RSU awards, outstanding as of the date hereof in accordance with their terms or (B) pursuant to the ESPP or (ii) sell, pledge, dispose of, transfer, lease, sublease, license, guarantee, mortgage or encumber (or authorize any of the foregoing) any property or assets of United Online or any of its subsidiaries, except (A) in the ordinary course of business consistent with past practice pursuant to contracts in force at the date of the merger agreement that have been delivered to B. Riley prior to the date of the merger agreement, or (B) in connection with the StayFriends sale transaction;

  •
  (i) abandon or allow any registrations (including any pending applications for registration) with respect to any United Online intellectual property to lapse or expire for failure to pay any registration, maintenance, renewal or other fee, other than in the ordinary course of business consistent with past practice, (ii) fail to make any filing, pay any fee, or take any other action necessary to maintain any right or interest with respect to any United Online intellectual property, other than in the ordinary course of business consistent with past practice or (iii) sell, assign, lease, license, pledge, surrender, encumber, divest, transfer or otherwise dispose of any United Online intellectual property, other than licenses granted in the ordinary course of business consistent with past practice;

  •
  make any (i) loans, guarantees or capital contributions to or investments in any person or entity (other than United Online or any of its direct or indirect wholly-owned subsidiaries) or (ii) other than in the ordinary course of business consistent with past practice, any advances to any person or entity other than to employees in respect of expenses or other de minimis advances pursuant to any contract in effect as of the date of the merger agreement;

  •
  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned United Online subsidiary to United Online or to any of its other wholly-owned subsidiaries) or enter into any agreement with respect to the voting of its capital stock;

  •
  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other equity interests or other securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests;

  •
  (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or entity or any division thereof or purchase substantially all of the assets of any person or entity, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person or entity for borrowed money or (iii) make or authorize any capital expenditure in excess of United Online's budget as set forth in United Online's confidential disclosure schedules delivered to B. Riley, other than capital expenditures that are not, individually, in excess of $50,000 or in the aggregate, in excess of $100,000 for United Online and its subsidiaries, taken as a whole;

  •
  (i) enter into any contract that would have been a material contract or lease had it been entered into prior to the merger agreement or (ii) amend, modify or terminate any material contract or lease in any material respect, or cancel, modify or waive any matured debts or claims held by it or waive any rights under any material contract lease, in the case of clauses (i) and (ii), except as permitted by the merger agreement or with respect to any such lease, in the ordinary course of business consistent with past practice; provided that B. Riley will have a reasonable period of time to review and comment on any such contract, amendment or lease and that United Online must give reasonable and good faith consideration to any comments made by B. Riley;

  •
  except as may be required by applicable law or an employee benefit plan in existence as of the date of the merger agreement: (i) increase cash compensation or benefits payable to United Online's directors, officers, employees or individual independent contractors, (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of United Online or its subsidiaries, (iii) take any action to amend or waive any vesting criteria or accelerate vesting, exercisability or funding under any employee benefit plan or award granted thereunder, (iv) establish or materially amend or terminate any employee benefit plan, except in the ordinary course of business consistent with past practice in connection with the hiring or engaging of an employee or individual independent contractor, (v) hire any employee or engage any individual independent contractor, other than to replace a position that is open as of the date of the merger agreement or that becomes open in the ordinary course of business after the date of the merger agreement due to the termination of an employee or individual independent contractor; provided, that the annual salary or wage rate paid to such new employee or individual independent contractor will be no greater than that of the previous employee or independent contractor, as applicable, and in any event will not exceed $200,000 or (vi) terminate the employment of any officer other than for cause (or death or disability);

  •
  make any change with respect to accounting policies or procedures, except as required by GAAP or by a governmental entity;

  •
  settle or compromise any civil, criminal or administrative action, claim, suit, audit, hearing, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any governmental entity against United Online or any of its subsidiaries other than (i) settlements or compromises that do not involve payment by United Online or any of its subsidiaries of monetary damages and that do not impose injunctive or non-monetary relief or impose restrictions on the business or operations of United Online or any of its subsidiaries in any material respect or provide for the admission of wrongdoing by United Online or any of its subsidiaries and (ii) settlements or compromises that are exclusively applicable to the excluded subsidiaries (as defined in the merger agreement) and not United Online or its non-excluded subsidiaries which will not impose any continuing liabilities or obligations on and will not restrict the conduct of the business of United Online or its subsidiaries;

  •
  except as required by law, make or change any material tax election, file any amended tax return with respect to any material tax or change consent to any change of any annual tax accounting period;

  •
  fail to maintain existing insurance policies or obtain comparable replacement policies to the extent available for a reasonable cost;

  •
  change in any material respect the cash management practices, policies or procedures of United Online or any of its subsidiaries with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, payment of accounts payable, purchases, prepayment of expenses or deferral of revenue, from United Online's or any of its subsidiaries' practices, policies and procedures with respect thereto in the ordinary course of business consistent with past practice, including (i) taking (or omitting to take) any action that would have the effect of accelerating revenues, accelerating cash receipts or accelerating the collection of accounts receivable during pre-closing of the merger periods that would otherwise be expected to take place or be incurred in post-closing of the merger periods or (ii) taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any accounts payable to post-closing of the merger periods that would otherwise be expected to be paid in pre-closing of the merger periods;

  •
  take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied; or

  •
  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Non-Solicitation of Acquisition Proposals; Changes in Board Recommendation

        United Online generally is not permitted to solicit or discuss competing proposals with third parties, subject to certain exceptions.

        For purposes of the merger agreement:

  •
  an "acquisition proposal" means, other than relating solely to the StayFriends sale transaction, the merger or any other proposal or offer from B. Riley or any of B. Riley's subsidiaries, any proposal, offer, inquiry or indication from a third party relating to any acquisition or purchase or similar transaction, in a single transaction or series of related transactions, of at least 15% or more of the consolidated net revenues, net income or total assets of United Online and its subsidiaries, taken as a whole, or 15% of the voting power over United Online and its subsidiaries; and

  •
  a "superior proposal" is an unsolicited bona fide written acquisition proposal made by a third party that would result in any third party or "group" (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner, directly or indirectly, of substantially all of the assets (on a consolidated basis) or 80% of the voting power of the equity securities of United Online that the Board has determined in good faith, after consultation with outside legal counsel and an independent financial advisor of nationally recognized reputation, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the persons or entities making the proposal and the likelihood of the proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction that is more favorable to United Online's stockholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction contemplated by the merger agreement).

Non-Solicitation of Acquisition Proposals

        United Online will, and will cause its subsidiaries and any of their respective representatives (provided that with respect to representatives that are not directors, officers or employees of United

Online or any of its subsidiaries, United Online will instruct and use commercially reasonable efforts to cause) to:

  •
  cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any third party that may be ongoing with respect to an acquisition proposal;

  •
  request any such third party to promptly comply with its obligations under the applicable confidentiality agreement to return or destroy all confidential information concerning United Online or any of its subsidiaries;

  •
  not solicit, initiate, or knowingly facilitate or encourage any inquiry, discussion, offer, proposal or request that constitutes, or could reasonably be expected to lead to, an acquisition proposal;

  •
  not engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to United Online or any of its subsidiaries to, or afford access to the books or records or officers of United Online or any of its subsidiaries to, any third party with respect to an acquisition proposal; or

  •
  otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

        At any time prior to obtaining stockholder approval to adopt the merger agreement, but not after, United Online may:

  i.
  furnish non-public information to a third party in response to a request therefor by such third party who has made a bona fide written acquisition proposal that did not result from a violation of the terms of the no-shop as set forth in the merger agreement, providing for the acquisition of over 50% of the assets (on a consolidated basis) or a majority of the voting power of the equity interests of United Online; or

  ii.
  engage in discussions or negotiations with such third party with respect to such an acquisition proposal; provided that

  a.
  prior to furnishing such information, United Online receives from such third party an executed confidentiality agreement meeting the standards set forth in the merger agreement,

  b.
  any non-public information concerning United Online or any of its subsidiaries made available to any third party will, to the extent not previously made available to B. Riley, be made available to B. Riley as promptly as reasonably practicable (and in no event later than 24 hours) after it is made available to such third party,

  c.
  prior to taking the action prohibited in clauses (i) and (ii) above, the Board determines in good faith, after consultation with its financial and outside legal advisors, that such action is reasonably necessary in order for such directors to comply with the directors' fiduciary duties under applicable law; and

  d.
  in each such case referred to in clauses (i) or (ii) above, the Board has determined in good faith based on the information then available and after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal.

        Notwithstanding anything to the contrary set forth in the merger agreement, United Online, its subsidiaries and their respective representatives may, in any event, contact any third party to (1) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such third party following the date of the merger agreement solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a superior proposal and (2) inform such third party that has made or, to the knowledge of United Online, is considering making an acquisition proposal, of the no-shop provisions of the merger agreement; provided that United Online must notify B. Riley of its intention to contact such third party prior to doing so.

        United Online is required to advise B. Riley as promptly as reasonably practicable (and in any event within 24 hours) in writing in the event that it receives any acquisition proposal or any request for non-public information or inquiry that would reasonably be expected to lead to an acquisition proposal, and in connection with such notice, provide to B. Riley the material terms and conditions (including the identity of the third party making any such acquisition proposal or request). United Online must, as promptly as reasonably practicable (and in any event within 24 hours) notify in writing B. Riley of all such information as is reasonably necessary to keep B. Riley reasonably informed in all material respects of all oral or written communications regarding, and the status and material details (including material amendments or proposed material amendments) of, any such acquisition proposal or request.

Changes in Board Recommendation

        The Board has made the recommendation that the stockholders of United Online vote "FOR" the proposal to adopt the merger agreement. For more information on the board recommendation, see "Proposal 1: Adoption of the Merger Agreement—Recommendation of Our Board" beginning on page 50. United Online has agreed that the Board (and any committees thereof) will not, except as described below:

  •
  withdraw, withhold, change, amend, modify or qualify, or otherwise propose publicly to withdraw, withhold, change, amend, modify or qualify, in a manner adverse to B. Riley, the board recommendation;

  •
  fail to include the board recommendation in this proxy statement;

  •
  approve or recommend, or publicly propose to approve or recommend, any acquisition proposal made or received after the date of the merger agreement; or

  •
  cause or permit United Online to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than a confidentiality agreement entered into with a third party in accordance with an acquisition proposal, request or inquiry as described above) with respect to any acquisition proposal.

        We refer to any action described in the foregoing first three bullet points as an "adverse recommendation change". An "intervening event" is an event, fact or state of facts, development or occurrence (other than any event, fact or state of facts, development or occurrence resulting from a breach of the merger agreement by United Online) that was not known or reasonably foreseeable to the Board and becomes known to the Board after the date of the merger agreement and prior to the effective time of the merger agreement, or the material consequences of which (based on the facts known to the Board as of the date of the merger agreement) were not reasonably foreseeable; provided, however, that the receipt, existence or terms of an acquisition proposal or any matter relating thereto or consequence thereof will not constitute an intervening event.

        The Board may (i) terminate the merger agreement and/or (ii) effect an adverse recommendation change with respect to a superior proposal or an intervening event, if, prior to obtaining stockholder approval of the merger proposal, but not after, (a) in the case of a superior proposal, United Online receives a written bona fide acquisition proposal made after the date of the merger agreement that did not result from a breach by United Online of its covenants relating to the non-solicitation of acquisition proposals and (b) in the case of either a superior proposal or an intervening event, the Board determines in good faith after consultation with its financial and outside legal advisors that such action is reasonably necessary in order for the directors of United Online to comply with their fiduciary duties under applicable law. Subject to B. Riley's match right described below and if the foregoing requirements are satisfied, United Online may terminate the merger agreement pursuant to the terms of the merger agreement if it pays, or causes to be paid, prior to or concurrently with such termination the termination fee (as more fully described in "—Termination Fee" beginning on page 91) and enters into a definitive alternative acquisition agreement with respect to such superior proposal.

        In the event United Online receives an acquisition proposal that is a superior proposal pursuant to the foregoing paragraph, United Online must provide B. Riley four calendar days' prior written notice advising B. Riley that it intends to terminate the merger agreement (and specifying, in reasonable detail, the terms and conditions of such superior proposal, including the identity of the third party making the superior proposal (or in the case of a termination related to an intervening event, a reasonably detailed summary of the basis of such action)), and:

  •
  during such four calendar day period, if requested by B. Riley, engage, along with United Online's representatives, in good faith negotiations with B. Riley regarding the changes to the terms of the merger agreement intended to cause such superior proposal to no longer constitute a superior proposal (or, in the case of any intervening event, as would permit the directors of United Online (consistent with their fiduciary duties under applicable law) to not make an adverse recommendation change); and

  •
  consider any adjustments to the merger agreement and any other agreements that may be proposed by B. Riley within such four calendar day period and must have determined in good faith after consultation with its outside legal counsel and financial advisors, that the superior proposal would continue to constitute a superior proposal if such proposed adjustments proposed by B. Riley were to be given effect (or, in the case of any adverse recommendation change that is related to an intervening event, that such adverse recommendation change would be reasonably necessary in order for the directors of United Online to comply with their fiduciary duties under applicable law).

        A material revision or amendment to the superior proposal will require United Online to deliver a new written notice to B. Riley and to again comply with the above requirements, except that the four calendar day notice period described above is reduced to three calendar days with respect to such revised superior proposal.

Required Stockholder Vote

        As promptly as reasonably practicable, United Online is required to (i) establish a record date for and give notice of and otherwise duly call a meeting of its stockholders for the purpose of voting upon the adoption of the merger agreement (including any adjournment or postponement thereof) and (ii) mail to the holders of United Online common stock as of the record date established for such meeting of stockholders this proxy statement (the "Proxy Date"). United Online is required to convene and hold such meeting of stockholders as promptly as reasonably practicable after the Proxy Date; provided that without the prior written consent of B. Riley, (not to be unreasonably withheld, conditioned or delayed), the such stockholder meeting will not be held later than 30 business days following the date on which the SEC confirms it has no further comment to this proxy statement. Subject to the provisions permitting a change of recommendation by the Board, United Online has agreed to use commercially reasonable efforts to solicit proxies in favor of the adoption of the merger agreement and take all other action reasonably necessary or advisable to secure the stockholder approval of the merger proposal. Subject to limitations specified in the merger agreement in certain cases, such stockholder meeting may also be postponed or adjourned after consultation with B. Riley, if a quorum has not been established, United Online has not received a sufficient number of proxies to adopt the merger agreement, or to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable laws and for such supplemental or amended disclosure to be disseminated to and reviewed by United Online's stockholders prior to the special meeting. Subject to United Online's right to effect an adverse recommendation change, United Online is obligated to include in this proxy statement the unanimous recommendation of the Board that the United Online stockholders vote in favor of the proposal to adopt the merger agreement.

Consents, Approvals and Filings

        B. Riley and United Online have each agreed, subject to the terms of the merger agreement, to cooperate with the other and use (and to cause their respective subsidiaries to use) commercially reasonable efforts to, among other things:

  •
  take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing of the merger to be satisfied as promptly as practicable (and in any event no later than the outside date) and to consummate and make effective, in the most expeditious manner reasonably practicable, the merger, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

  •
  obtain promptly (and in any event no later than the outside date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any governmental entity or third party necessary, proper or advisable to consummate the merger.

        Without limiting the foregoing, within 10 calendar days following the date of the merger agreement, United Online will submit the filings required by applicable local, state or foreign public utility commissions or similar local, state or foreign regulatory bodies and the local, state or foreign governmental entities pursuant to applicable utilities laws.

        B. Riley, Merger Sub and United Online have each agreed, subject to the terms of the merger agreement, to use commercially reasonable efforts to, among other things:

  •
  cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a governmental entity relating to the merger, including any proceeding initiated by a private person;

  •
  promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, any governmental entity and any material communication received or given in connection with any proceeding by a private person, in each case regarding the merger;

  •
  permit the other parties to review in advance and incorporate the other parties' reasonable comments in any filing or other communication to be given by it to any governmental entity with respect to obtaining any clearances required in connection with the transactions contemplated hereby; and

  •
  consult with the other parties in advance of any meeting or teleconference with any governmental entity or, in connection with any proceeding by a private person, with any other person, and, to the extent not prohibited by the governmental entity or other person, give the other parties the opportunity to attend and participate in such meetings and teleconferences.

        United Online and B. Riley have agreed that they will cooperate with each other to prepare and file this proxy statement and to reasonably cooperate with each other (and United Online will use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of NASDAQ) to delist United Online's common stock from NASDAQ and to deregister United Online's common stock under the Exchange Act as promptly as practicable after the effective time of the merger, and in any event no more than 10 days after the closing date of the merger.

United Online's Cooperation with Financing

        United Online will use its commercially reasonable efforts to provide and cause its subsidiaries and its and their respective representatives to provide, all cooperation reasonably necessary in connection with any financing efforts that B. Riley may undertake in connection with the merger, as may be reasonably requested by B. Riley. Such efforts may include, but will not be limited to:

  •
  assisting in the preparation for and participating in a reasonable number of meetings;

  •
  furnishing financial and other information;

  •
  cooperating in marketing efforts;

  •
  assisting in matters related to collateral (including providing information as requested for the evaluation of assets included or that may be included in any borrowing base and reasonably facilitating the pledging of collateral and providing of guarantees);

  •
  assisting in preparing borrowing base certificates in the form and substance as requested by B. Riley and for the dates requested by B. Riley;

  •
  allowing B. Riley and its and any of its lender's representatives such access as may be reasonably necessary for their due diligence (including accounting due diligence sessions);

  •
  facilitating the execution and delivery of definitive financing documents and customary deliverables (excluding, for the avoidance of doubt, any solvency certificates, which will be the responsibility of B. Riley); and

  •
  taking all corporate actions, subject to the occurrence of the closing of the merger, necessary to permit the consummation of any such financing and to permit the proceeds thereof to be made available to B. Riley.

        Notwithstanding the foregoing, neither United Online nor any of its subsidiaries will be required to (i) participate in presentations, road shows and sessions with prospective lenders, investors and ratings agencies or (ii) pay any commitment or other similar fee or incur any other liability in connection with the actions in the foregoing bullet points.

Employee Benefits Matters

        The merger agreement provides that B. Riley will, or will cause the surviving corporation to, assume, honor and/or provide all of United Online's severance and change in control obligations in accordance with their terms as in effect immediately prior to the date of the merger agreement.

        The merger agreement further provides that B. Riley or the surviving corporation will provide United Online employees who continue to be employed by B. Riley, the surviving corporation or any of their respective subsidiaries, which we refer to as a "continuing employee," with:

  •
  a base salary or wage rate, as applicable, and annual cash bonus opportunity that is not less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity provided to such continuing employee immediately prior to the effective time; and

  •
  employee benefits that are, taken as a whole, at least as favorable in the aggregate to the employee benefits provided by B. Riley to similarly situated employees of B. Riley.

        Moreover, for purposes of eligibility, vesting and levels of benefits under the benefit plans of B. Riley and its subsidiaries after the closing of the merger, continuing employees will be credited with their service immediately before the effective time of the merger to the same extent that they were entitled to such service credit under any comparable United Online benefit plan prior to the effective time of the merger (other than for purposes of benefit accrual under a defined benefit plan). In addition, B. Riley will, or will cause the surviving corporation to, (i) waive all limitations as to preexisting conditions exclusions, actively at work requirements, waiting periods and insurability requirements with respect to participation and coverage requirements applicable to the continuing employees (and any dependents or beneficiaries thereof) under any welfare benefit plans that such employees may be eligible to participate in after the effective time of the merger (except to the extent applicable under any United Online benefit plans immediately prior to the effective time of the merger) and (ii) cause any co-payments, deductibles and other out-of-pocket expenses incurred by a continuing employee during the plan year that includes the effective time of the merger to be credited for purposes of satisfying all deductible, co-payment and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year of each comparable B. Riley benefit plan, as if such amounts had been paid in accordance with such plan.

        Prior to the closing date of the merger, United Online will, if requested by B. Riley, cause the termination of its 401(k) plan, effective as of immediately prior to the effective time of the merger. In such an event, United Online and B. Riley will take any and all actions as may be required to permit the continuing employees to participate in a 401(k) plan maintained by B. Riley as of the effective time of the merger, and to rollover the full account balance (including loans) distributed to such employee from the United Online 401(k) plan into the applicable B. Riley 401(k) plan.

        The parties have also agreed that, prior to making any written communications to the employees of United Online or its subsidiaries pertaining to compensation or benefit matters that are affected by the merger or that may be paid or become payable to such employees following the closing of the merger, B. Riley will be able to review and comment on the communication and United Online will give reasonable and good faith consideration to any comments made by B. Riley. The parties will cooperate to provide such mutually agreeable communication to such employees.

Directors and Officers Indemnification and Insurance

        Without limiting any additional rights that any director, officer, trustee, employee, agent or fiduciary may have under any employment or indemnification agreement, the organizational documents of United Online or, if applicable, similar organizational documents or agreements of any of United Online's subsidiaries, from and after the effective time of the merger, B. Riley and the surviving corporation, jointly and severally, will:

  •
  indemnify and hold harmless each person who is as of the date of the merger agreement, or has been or becomes at any time prior to the effective time of the merger, an officer or director of United Online or any of its subsidiaries (solely when acting in his or her capacity as a director or officer or as an employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with United Online) serving at the request of or on behalf of United Online or any of its subsidiaries and together with such person's heirs, executors or administrators) determined as of the effective time of the merger (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable law in connection with any claim or action against any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement, including all interest, assessments and other charges paid, arising out of matters existing or occurring at or prior to the effective time of the merger; and

  •
  promptly pay on behalf of or, within 15 calendar days after any request for advancement, advance (provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification) to each of the Indemnified Parties, any indemnification expenses incurred in defending any claim or action in advance of the final disposition of such claim or action.

        The indemnification and advancement obligations of B. Riley and the surviving corporation pursuant to the merger agreement extend to acts or omissions occurring at or before the effective time of the merger and any claim or action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger and the transactions contemplated by the merger agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any claim or action relating thereto), and all rights to indemnification and advancement conferred under the merger agreement continue as to any Indemnified Party who has ceased to be a director or officer of United Online or any of its subsidiaries after the date of the merger agreement and inure to the benefit of such person's heirs, executors and personal and legal representatives.

        Neither B. Riley nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any actual or threatened claim or action in respect of which indemnification has been or could be sought by an Indemnified Party under the merger agreement unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim or action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

        The merger agreement also provides that prior to the effective time of the merger, United Online will, or, if United Online is unable to do so, B. Riley will cause the surviving corporation to, purchase, subject to the expense limit (as defined below), a "tail" insurance policy for a claims reporting or discovery period of at least six years from and after the effective time of the merger with respect to any claim related to any period at or prior to the effective time of the merger from an insurance carrier with the same or better credit rating with respect to directors' and officers' liability insurance and fiduciary liability insurance as United Online's current carrier of director and officer liability insurance and fiduciary liability insurance with benefits and levels of coverage no less favorable as United Online's existing policies with respect to matters existing or occurring at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated thereby). If United Online or the surviving corporation for any reason fails to obtain a "tail" policy, as of the effective time of the merger, (i) the surviving corporation will, and B. Riley will cause the surviving corporation to, continue to maintain in effect, subject to the expense limitation that the annual premiums thereof not being in excess of 300% of the last annual premiums paid therefor prior to the date of the merger agreement (provided that the maximum amount of coverage that can be obtained for that amount if the coverage would cost in excess of that amount will still be purchased), for a period of at least six years after the effective time of the merger, the director and officer liability insurance and fiduciary liability insurance maintained by United Online as of the date of the merger agreement (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage).

        The merger agreement also requires that, if B. Riley, the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other entity and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision will be made so that the successors and assigns of B. Riley or the surviving corporation assume the obligations set forth above with respect to indemnification and insurance.

Modifications of Existing Transactions

        The merger agreement contains covenants requiring that United Online not, subject to certain exceptions, modify, amend or waive any provision of (i) that certain purchase agreement dated as of April 19, 2016, by and among Prodege, LLC, Classmates Media Corporation and United Online, pursuant to which, among other things, United Online sold all of its right, title and interest in the capital stock of MyPoints to Prodege, LLC and (ii) that certain purchase agreement dated as of March 31, 2016, by and between Classmates International, Inc., and Ströer Content Group GmbH, pursuant to which, among other things, United Online sold all of its right, title and interest in the capital stock of StayFriends GmbH and certain other subsidiaries to Ströer Content Group GmbH (the "StayFriends sale transaction").

Other Covenants and Agreements

        The merger agreement contains certain other covenants and agreements, including covenants relating to:

  •
  United Online and its subsidiaries (i) providing access at reasonable times upon prior notice to their respective representatives, facilities and books and records and (ii) furnishing promptly information concerning their respective businesses as B. Riley may reasonably request;

  •
  confidentiality obligations of and access by B. Riley and Merger Sub to certain information about United Online pursuant to the confidentiality agreement between B. Riley and United Online;

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  United Online and B. Riley providing each other prompt written notice of any known (i) event that would reasonably be likely to cause any condition to the merger and the other transactions contemplated by the merger agreement to not be satisfied or (ii) failure of either party to comply with or satisfy any covenant or condition of the merger agreement or any ancillary agreement entered into in connection with the merger which would reasonably be expected to result in any condition to the merger and the other transactions contemplated by the merger agreement or any ancillary agreement entered into in connection with the merger not to be satisfied; provided, that the delivery of a notice will not cure any breach or otherwise limit or affect the remedies available;

  •
  obtaining the prior consent of the other party prior to any public announcements relating to the merger or related transactions (subject to limited exceptions);

  •
  United Online taking all such steps as may be reasonably necessary or advisable to cause any dispositions of equity securities (including derivative securities) by United Online's directors or officers, determined according to Section 16 of the Exchange Act, to be exempt under Rule 16b-3 of the Exchange Act; and

  •
  United Online's and its subsidiaries' maintenance of cash and cash equivalents balances in U.S. dollars and not subject any amount thereof to any liens or other restrictions on use.

Conditions to Completion of the Merger

        The obligations of B. Riley, Merger Sub and United Online to complete the merger and the other transactions contemplated by the merger are subject to the satisfaction or waiver (to the extent permitted by applicable law) by B. Riley, Merger Sub and United Online at or prior to the effective time of the merger of the following conditions:

  •
  the adoption of the merger agreement by United Online stockholders; and

  •
  the absence of any orders (whether temporary, preliminary or permanent) that would prevent or prohibit the completion of the merger or any of the transactions contemplated in the merger agreement.

        The obligations of B. Riley and Merger Sub to complete the merger are subject to the satisfaction or waiver by B. Riley and Merger Sub at or prior to the effective time of the merger of the following further conditions:

  •
  (i) the representations and warranties of United Online set forth in the merger agreement concerning its capitalization and the absence of a material adverse effect being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time (except to the extent such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except, in the case of any de minimis inaccuracies with respect to capitalization, (ii) the representations and warranties of United Online set forth in the merger agreement concerning its authority and brokers being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on and as of such date and time (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date) and (iii) all other representations and warranties of United Online set forth in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger (without giving effect to any references to any "material adverse effect" or other "materiality" qualifications) as though made on and as of the closing date of the merger (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except where failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect;

  •
  United Online having performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger;

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  since the date of the merger agreement, no change, event, circumstance or development, individually or in the aggregate, having occurred that has had or is reasonably likely to have a material adverse effect; and

  •
  B. Riley having received a certificate of the chief executive officer or chief financial officer of United Online attesting to the effect that the conditions in the first two bullet points described in this list have been satisfied.

        United Online's obligations to complete the merger are subject to the satisfaction or waiver by United Online at or prior to the effective time the merger of the following further conditions:

  •
  the representations and warranties of B. Riley set forth in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date of the merger (without giving effect to any references to any "material adverse effect" or other "materiality" qualifications) as though made on and as of the closing date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except where failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on B. Riley's ability to consummate the merger and the transactions contemplated thereby;

  •
  B. Riley having performed or complied in all material respects with all agreements and covenants required by the merger agreement and each ancillary agreement to be performed or complied with by B. Riley on or prior to the effective time of the merger; and

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  United Online having received a certificate of a responsible officer of B. Riley attesting to the effect that the conditions in the two bullet points immediately above have been satisfied.

Termination of the Merger Agreement

        The merger agreement may be terminated, and the merger may be abandoned, at any time prior to the effective time of the merger, whether before or after the United Online stockholder approval, by:

  •
  the mutual written consent of B. Riley and United Online, by action of their respective boards of directors;

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  either United Online or B. Riley if the merger has not been consummated prior to September 30, 2016 (the "outside date"); provided further that the right to terminate the merger agreement pursuant to this paragraph will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the merger to occur on or before such date;

  •
  either United Online or B. Riley if any governmental entity issues a final and nonappealable order permanently prohibiting the transactions contemplated by the merger agreement; or

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  either United Online or B. Riley if the United Online stockholder approval of the merger is not obtained at the United Online stockholder meeting.

        The merger agreement may also be terminated by B. Riley:

  •
  if prior to the receipt of the United Online stockholder approval of the merger, (i) an adverse recommendation change occurs, (ii) at any time following receipt of an acquisition proposal, if the Board fails to reaffirm its recommendation of the merger agreement, the merger and the transactions contemplated thereby within five business days after receipt of any written request to do so from B. Riley or (iii) a tender offer or exchange offer for outstanding United Online common stock is publicly disclosed (other than by B. Riley or an affiliate thereof) and, prior to the earlier of (a) the date prior to the date of the United Online stockholder meeting and (b) 11 business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, if the Board fails to recommend unequivocally against acceptance of such offer; or

  •
  subject to certain cure periods, if there is any breach of any representation, warranty, covenant or agreement on the part of United Online set forth in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the conditions to closing of the merger related thereto would not be satisfied at the closing of the merger.

        The merger agreement may also be terminated by United Online:

  •
  at any time prior to the receipt of the United Online stockholder approval of the merger, and subject to the terms and conditions of the merger agreement, in order to enter into a definitive agreement with respect to a superior proposal, provided that the United Online is not in material breach of its non-solicitation obligations, and provided, further, that prior to such termination, United Online pays B. Riley the termination fee, as discussed below;

  •
  subject to certain cure periods, if there is any breach of any representation, warranty, covenant or agreement on the part of B. Riley or Merger Sub set forth in the merger agreement, or any such representation and warranty has become untrue after the date of the merger agreement, such that the conditions to closing of the merger related thereto would not be satisfied at the closing of the merger; or

  •
  if all conditions to B. Riley's obligations to consummate the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing of the merger, but which conditions are capable of being satisfied) and B. Riley fails to consummate the closing of the merger within five business days following the date the closing of the merger should have occurred pursuant to the terms of the merger agreement.

Effect of Termination

        Subject to the terms and conditions of the surviving provisions of the merger agreement, including the provisions regarding termination fee, if the merger agreement is terminated pursuant to its terms, the merger agreement will be void and of no effect without liability or obligation on the part of B. Riley, United Online or any of their respective subsidiaries, officers, or directors, except that the termination of the merger agreement will not relieve B. Riley or United Online from liability or damages resulting from any fraud or willful breach of the merger agreement that occurred prior to such termination or as provided in the confidentiality agreement between B. Riley and United Online.

Termination Fee

        Under the merger agreement, United Online will be required to pay B. Riley a termination fee equal to $2,652,000, which we refer to as the "termination fee":

  •
  in the event that the merger agreement is terminated by B. Riley, prior to the receipt of the United Online stockholder approval, if (i) an adverse recommendation change occurs, (ii) at any time following receipt of an acquisition proposal, the Board fails to reaffirm the Board recommendation in favor of the merger within five business days after receipt of any written request to do so from B. Riley or (iii) a tender offer or exchange offer for outstanding United Online common stock has been publicly disclosed (other than by B. Riley or any of its affiliates) and, prior to the earlier of (a) the date prior to the date of the United Online stockholder meeting to approve the merger and (b) 11 business days after the commencement of such tender or exchange offer, the Board fails to recommend unequivocally against acceptance of such offer;

  •
  in the event that the merger agreement is terminated by United Online, prior to the receipt of the United Online stockholder approval in order to enter into a definitive agreement with respect to a superior proposal; or

  •
  if (i) the merger agreement is terminated by United Online or B. Riley because (a) the merger has not been consummated prior to the outside date or (b) the United Online stockholders did not approve the merger and the related transactions at the United Online stockholder meeting to vote on the merger, (ii) a bona fide acquisition proposal has been made to United Online or any of its subsidiaries (or the intention by any third party to make an acquisition proposal has been publicly announced) and such acquisition proposal (or public announcement thereof) has not been withdrawn and (iii) within 12 months of such termination, United Online or any of its subsidiaries have (x) entered into an alternative acquisition agreement or (y) consummated or approved or recommended to the United Online stockholders (or otherwise not opposed) an acquisition proposal (with 50% substituted for 15% in the definition of "acquisition proposal" for the purposes of the foregoing clauses (x) and (y)).

Enforcement and Limitations on Remedies

        In circumstances where the termination fee is payable following the termination of the merger agreement, in each case in accordance with the provisions of the merger agreement, B. Riley's receipt of United Online's termination fee will be B. Riley's sole and exclusive remedy under the merger agreement.

Amendments; Waivers

        Any provision of the merger agreement may be amended or waived by mutual agreement of the parties to the merger agreement by action taken by or on behalf of their respective boards of directors. However, after the merger has been approved by the stockholders of United Online, no amendment or waiver may be made or given that requires the further approval of the stockholders of United Online by law or in accordance with the rules of NASDAQ, unless such further approval is obtained.

Specific Performance

        United Online, B. Riley, and Merger Sub agree that irreparable damage would occur in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms or were otherwise breached and, except as set forth below, United Online, B. Riley, and Merger Sub agree that the parties will be entitled to (i) an injunction or injunctions to prevent breaches of the merger agreement and (ii) specifically enforce, in the Court of Chancery or any state or federal court sitting in the State of Delaware, the other parties' performance in accordance with the specific terms of the merger agreement. The parties have agreed to waive any requirement for the securing or posting of any bond in connection with pursuing such remedies.

The Voting Agreements

  Director Voting Agreement

        In connection with entering into the merger agreement, B. Riley entered into the director voting agreement with each of the directors of United Online, who we refer to as the "director voting agreement parties." Pursuant to the director voting agreement, the director voting agreement parties have each, in their capacities as stockholders of United Online, agreed to, among other things:

  •
  vote (or cause to be voted) the shares of common stock in United Online beneficially owned (or owned of record) by them at the special meeting in favor of (i) approval of the merger agreement, (ii) any other matter that is required to be approved by the stockholders of United Online to facilitate the transactions contemplated by the merger agreement and (iii) any postponement, recess or adjournment at any meeting of the stockholders of United Online if there are not sufficient votes to approve the merger agreement; and

  •
  vote (or cause to be voted) their shares of common stock in United Online at the special meeting against (i) any proposal made in opposition to adoption of the merger agreement or in competition with the merger, (ii) any acquisition proposal and (iii) to the extent that any of the following actions requires a United Online stockholder vote pursuant to applicable law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of United Online's certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger.

        The director voting agreement will terminate automatically upon the earliest of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms.

  Riley Voting Agreement

        In connection with entering into the merger agreement, United Online entered into the Riley voting agreement with B. Riley and Bryant R. Riley, a natural person, who we jointly refer to as the

"Riley voting agreement parties." Pursuant to the Riley voting agreement, the Riley voting agreement parties have each, in their capacities as stockholders of United Online, agreed to, among other things:

  •
  vote (or cause to be voted) the shares of common stock in United Online beneficially owned (or owned of record), excluding shares held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds, by them at the special meeting in favor of (i) approval of the merger agreement, (ii) any other matter that is required to be approved by the stockholders of United Online to facilitate the transactions contemplated by the merger agreement and (iii) any postponement, recess or adjournment at any meeting of the stockholders of United Online if there are not sufficient votes to approve the merger agreement; and

  •
  vote (or cause to be voted) the shares of common stock in United Online beneficially owned (or owned of record), excluding shares held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds, by them at the special meeting against (i) any proposal made in opposition to adoption of the merger agreement or in competition with the merger, (ii) any acquisition proposal and (iii) to the extent that any of the following actions requires a United Online stockholder vote pursuant to applicable law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of United Online's certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the merger.

        The Riley voting agreement will terminate automatically upon the earliest of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms.

        As discussed in "The Special Meeting—Required Vote; Effect of Abstentions and Broker Non-Votes" beginning on page 30, approval of the merger proposal requires the affirmative vote of a majority of the outstanding shares of United Online's common stock, and approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of United Online common stock having voting power that are present in person or by proxy at the special meeting. As of the record date, (i) 116,669 shares of United Online's common stock entitled to vote at the special meeting, representing approximately 0.79% of the total issued and outstanding shares of United Online's common stock, is subject to the director voting agreement and (ii) 737,184 shares of United Online's common stock entitled to vote at the special meeting, representing approximately 4.92% of the total issued and outstanding shares of United Online's common stock, is subject to the Riley voting agreement. See "Security Ownership of Certain Beneficial Owners and Management" beginning on page 101.

Vote Required

        Assuming a quorum is present, the affirmative vote of the holders of a majority of the outstanding shares of United Online common stock entitled to vote at the special meeting is required to approve the merger proposal. A failure to vote your shares of United Online common stock, an abstention from voting or a broker non-vote will have the same effect as a vote "AGAINST" the merger proposal.

Board Recommendation

        The Board unanimously recommends that the United Online stockholders vote "FOR" the merger proposal.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

        United Online is required pursuant to Section 14A of the Exchange Act to include in this proxy statement a proposal with respect to a non-binding advisory vote on compensation that may be paid or become payable to each of its "named executive officers," as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger, pursuant to arrangements and agreements entered into with us. We are asking our shareholders to approve the following resolution:

        RESOLVED, that the compensation that may be paid or become payable to United Online's named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K, in this merger-related named executive officer compensation proposal, is hereby APPROVED.

Merger-Related Compensation

        The information set forth in this section is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information regarding the compensation for each named executive officer of United Online that is based on or otherwise relates to the merger.

        Please note that the amounts indicated below are estimates based on multiple assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, we have assumed:

  •
  The closing date of the merger was May 27, 2016 (which is the latest practicable date prior to the filing of this proxy statement);

  •
  $11.00 per share merger consideration; and

  •
  unless otherwise described below, with respect to each named executive officer, a qualifying termination of employment by the executive on the closing date of the merger.

        In addition, please note that depending on when the merger occurs, certain equity awards that are unvested as of the assumed closing date (and therefore which are included in the table below) may vest pursuant to their terms based upon the completion of continued service with United Online, independent of the occurrence of the merger. For further information regarding the consideration to be received in settlement of equity-based awards, see "Terms of the Merger Agreement—Treatment of Outstanding Equity Awards" beginning on page 72.

        All dollar amounts set forth below have been rounded to the nearest whole number. The calculations in the table below do not include amounts that are vested as of the date of the merger in accordance with their terms without regard to the merger, or amounts under contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of the named executive officers and that are available generally to all of the salaried employees of United Online. The amounts shown in this table are based on compensation and benefits levels in effect on May 27, 2016, the latest practicable date to determine such amounts before the filing of this proxy statement. Therefore, if compensation levels or the number of equity-based awards held by the named executive officers change after such date, actual payments to a named executive officer may be different than those provided for below.

Executive Officer(1)	Cash Severance ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)(5)	Total ($)
Jeffrey Goldstein	$304,615	$500,445	$14,039	$250,000	$1,069,099
Interim Chief Executive Officer
Edward Zinser	$1,003,392	$853,509	$26,084	$—	$1,882,985
Executive Vice President & Chief Financial Officer
Mark Harrington	$827,750	$642,565	$39,837	$—	$1,510,152
Executive Vice President & General Counsel

(1)
For purposes of this table and the related disclosure, a "qualifying termination" means: (i) with respect to Mr. Goldstein, a termination of employment by United Online without cause or an involuntary resignation by Mr. Goldstein (regardless of whether or not a change in control occurs) or (ii) with respect to Messrs. Zinser and Harrington, a termination of employment by United Online without cause or by the executive for good reason, in either case, within 24 months following the occurrence of a change in control (i.e., a "double-trigger" arrangement).

(2)
Cash Severance. Amounts reflect each named executive officer's lump-sum cash severance payable under the executive's employment offer letter (Goldstein) or Change in Control Policy (Zinser and Harrington), assuming a qualifying termination of the applicable executive on the closing date of the merger. The following table quantifies each separate form of cash severance included in the aggregate total reported in this column.

Name	Base Salary Severance ($)	Bonus Component of Severance ($)	Pro-Rata Bonus ($)
Jeffery Goldstein	$304,615	$—	$—
Edward Zinser	$540,750	$378,525	$84,117
Mark Harrington	$495,000	$272,250	$60,500
(3)
Company Equity Awards. In-the-money outstanding, unvested company options and outstanding company RSU awards will become payable upon the "single-trigger" occurrence of the merger pursuant to the terms of the merger agreement.

Moreover, pursuant to the terms of the Change in Control Policy, any non-performance-based equity awards held by Messrs. Zinser or Harrington that were awarded after February 19, 2015 under our equity-based compensation plans shall become fully vested and exercisable immediately before a change in control. Pursuant to the terms of the individual restricted stock unit award agreements (including those awarded before February 19, 2015), company RSU awards held by Messrs. Zinser and Harrington will vest immediately before a change in control.

In addition, Mr. Goldstein's amended employment offer letter provides that the company RSU award granted to Mr. Goldstein in connection with the commencement of his employment will vest on an accelerated basis in the event (a) Mr. Goldstein is terminated without cause prior to November 11, 2016, (b) Mr. Goldstein dies or is disabled, or (c) a single acquirer (or a group working in concert) obtains beneficial ownership of 100% of United Online's common stock (which would include the merger).

The following table quantifies the value of the in-the-money outstanding, unvested company options and outstanding company RSU awards held by the named executive officers that will become payable upon the "single trigger" occurrence of the merger.

Named Executive Officer	Unvested Options (#)	Unvested Options ($)	RSUs (#)	RSUs ($)
Jeffery Goldstein	—	$—	45,495	$500,445
Edward Zinser	58,335	$31,501	74,728	$822,008
Mark Harrington	—	—	58,415	$642,565
(4)
Perquisites/Benefits. Amounts reflect the estimated cost of COBRA continuation coverage for the relevant named executive officer that would become payable for either an 18-month period in connection with a qualifying termination of Messrs. Zinser or Harrington, or would become payable through November 11, 2016 in connection with a qualifying termination of Mr. Goldstein.

(5)
Other. Pursuant to the terms of his amended employment offer letter, Mr. Goldstein will be entitled to a one-time payment of $250,000, payable on the earliest of (a) November 11, 2016, (b) the date a single acquirer (or a group working in concert) obtains beneficial ownership of 100% of United Online's common stock and (c) if his employment is terminated for any reason other than by United Online for cause or due to his voluntary resignation. The amount disclosed in the table above assumes the payment will occur in connection with the "single-trigger" occurrence of the merger.

Narrative Disclosure to Merger-Related Compensation Table

        For additional information relating to the named executive officers' employment agreements and the treatment of our equity awards held by the named executive officers, see the section entitled "Proposal 1: Adoption of the Merger Agreement—Interests of Certain Persons in the Merger" beginning on page 56 and "Terms of the Merger Agreement—Treatment of Outstanding Equity Awards" beginning on page 72.

        Completion of the merger is not conditioned on approval of the merger-related named executive officer compensation proposal.

Vote Required

        The vote regarding this non-binding advisory proposal on merger-related compensation is a vote separate and apart from the vote on the proposal to approve the merger. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the proposal on merger-related compensation and vice versa. Because the vote regarding merger-related compensation is advisory only, it will not be binding on United Online, the surviving corporation or B. Riley. Accordingly, if the merger is approved and completed, the named executive officers will be eligible to receive the various merger-related compensation that may become payable in connection with the completion of the merger, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding advisory vote of United Online stockholders.

        Assuming a quorum is present, approval of the merger-related named executive officer compensation proposal requires the affirmative vote of the holders of a majority of the shares of United Online common stock having voting power that are present in person or by proxy at the special meeting. Abstentions will be counted as votes "AGAINST" the proposal on merger-related compensation and, accordingly, will have an effect on the outcome of any vote on the proposal on merger-related compensation. If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted "FOR" the proposal to approve the merger-related named executive officer compensation.

        If you fail to submit a proxy and fail to attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee in respect of the proposal to approve the merger-related executive compensation and no additional matter is brought before the special meeting on which brokers have discretionary voting authority, the shares of United Online common stock held by you or your broker, bank or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related named executive officer compensation.

        "Broker non-votes" are shares held in "street name" by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under applicable rules, brokers, banks and other nominees holding shares in "street name" do not have discretionary voting authority with respect to the merger-related named executive officer compensation proposal, if a beneficial owner of shares of United Online common stock held in "street name" does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. Although we do not expect to bring any matters before the special meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the special meeting and is one on which brokers have discretionary voting authority, then broker non-votes will be counted for purposes of determining a quorum and any broker non-votes will have the same effect as a vote "AGAINST" the proposal to approve the merger-related named executive officer compensation. Otherwise, if you fail to submit a proxy and fail to attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee in respect of the proposal to approve the merger-related executive compensation and no additional matter is brought before the special meeting on which brokers have discretionary voting authority, the shares of United Online common stock held by you or your broker, bank or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve the merger-related named executive officer compensation.

Board Recommendation

        The Board unanimously recommends that the United Online stockholders vote "FOR" the merger-related named executive officer compensation proposal.

 PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

Adjournment Proposal

        United Online stockholders are being asked to approve the adjournment proposal, providing for the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

        In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board to vote your shares in favor of adjourning the special meeting, and any later adjournments, to another time and place. If United Online stockholders approve the adjournment proposal, we could adjourn the special meeting in the circumstances described above, and any adjourned session of the special meeting, to a later date and use the additional time to, among other things, solicit additional proxies in favor of the merger proposal, including the solicitation of proxies from holders of United Online common stock that have previously submitted a proxy to vote against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the merger proposal.

Vote Required

        The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa. Assuming a quorum is present, the affirmative vote of the holders of a majority of the shares of United Online common stock that are present in person or by proxy at the special meeting is required to approve the adjournment proposal. Abstentions will be counted as votes "AGAINST" the adjournment proposal and, accordingly, will have an effect on the outcome of any vote on the adjournment proposal. If no instruction as to how to vote is given (including no instruction to abstain from voting) in an executed, duly returned and not revoked proxy, the proxy will be voted "FOR" the adjournment proposal.

        If you fail to submit a proxy and fail to attend the special meeting in person, or if you fail to provide instructions to your broker, bank or other nominee in respect of the proposal to approve the adjournment proposal and no additional matter is brought before the special meeting on which brokers have discretionary voting authority, the shares of United Online common stock held by you or your broker, bank or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve the adjournment proposal.

        "Broker non-votes" are shares held in "street name" by brokers, banks and other nominees that are present or represented by proxy at the special meeting, but with respect to which the broker, bank or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such broker, bank or other nominee does not have discretionary voting power on such proposal. Because, under applicable rules, brokers, banks and other nominees holding shares in "street name" do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of United Online common stock held in "street name" does not give voting instructions to the broker, bank or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. Although we do not expect to bring any matters before the special meeting other than the three proposals described in this proxy statement, if an additional matter is brought before the special meeting and is one on which brokers have discretionary voting authority, then broker non-votes will be counted for purposes of determining a quorum and any broker non-votes will have the same effect as a vote "AGAINST" the adjournment proposal.

        If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Board Recommendation

        The Board believes that if the number of shares of United Online common stock present in person or represented by proxy at the special meeting and voting in favor of the merger proposal is not sufficient to adopt the merger agreement, it is in the best interests of the holders of United Online common stock to enable the Board to continue to seek to obtain a sufficient number of additional votes to adopt the merger agreement.

        The Board unanimously recommends that the United Online stockholders vote "FOR" the adjournment proposal.

MARKET PRICE OF UNITED ONLINE COMMON STOCK AND DIVIDEND INFORMATION

        Our common stock trades on NASDAQ under the symbol "UNTD." As of May 27, 2016, there were 14,983,755 shares of our common stock outstanding, held by approximately 177 stockholders of record.

        The following table sets forth the high and low reported sale prices for our common stock for the periods shown as reported on NASDAQ. No dividends were declared on United Online common stock in the fiscal years ended December 31, 2014 and 2015 or in the period from January 1, 2016 through the date of this proxy statement.

	Common Stock
	High	Low
Fiscal Year Ending December 31, 2016
First Quarter	$12.58	$9.55
Second Quarter (through May 27, 2016)	$11.74	$10.47
Fiscal Year Ended December 31, 2015
First Quarter	$18.15	$13.13
Second Quarter	$18.00	$15.00
Third Quarter	$16.32	$9.69
Fourth Quarter	$12.29	$9.50
Fiscal Year Ended December 31, 2014
First Quarter	$15.88	$9.20
Second Quarter	$12.44	$9.59
Third Quarter	$13.17	$9.38
Fourth Quarter	$15.00	$10.27

        On May 4, 2016, the last trading day before we publicly announced the execution of the merger agreement, the high and low sale prices for our common stock as reported on NASDAQ were $10.95 and $10.73 per share, respectively, and the closing sale price on that date was $10.75, compared to which the per share merger consideration represents a premium of approximately 2%. In addition, the per share merger consideration represents a premium of 6.6% based on the United Online common stock price as of market close on the undisturbed date (November 13, 2015, which was the trading day prior to B. Riley's filing on Schedule 13D in which B. Riley first publicly announced a proposal to acquire United Online) of $10.32 per share. On May 27, 2016 the last trading day before the date of this proxy statement, the high and low sale prices for our common stock as reported on NASDAQ were $10.96 and $10.90 per share, respectively, and the closing sale price on that date was $10.94.

        No cash dividends were paid on our common stock during fiscal years 2014 and 2015. Our ability to pay future cash dividends will depend upon, among other things, our earnings, anticipated expansions, capital requirements, and our financial condition. Furthermore, under the terms of the merger agreement, we are generally prohibited from declaring, authorizing, making or paying any dividend or distribution. We do not expect to pay cash dividends in the foreseeable future.

        STOCKHOLDERS SHOULD OBTAIN A CURRENT MARKET QUOTATION FOR OUR COMMON STOCK BEFORE MAKING ANY DECISION WITH RESPECT TO THE MERGER.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following tables set forth information as of May 27, 2016 concerning "beneficial" ownership, as that term is defined in the rules and regulations of the SEC, of our common stock by: (1) all persons known by us to be beneficial owners of more than 5% of our outstanding common stock; (2) each director; (3) each named executive officer; and (4) all executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, including shares of common stock issuable upon the exercise of vested options that are immediately exercisable or exercisable within the 60 days following May 27, 2016, shares underlying unvested time-based restricted stock units which will become vested within 60 days following May 27, 2016, and shares underlying performance-based restricted stock units earned and expected to be issued within the 60 days following May 27, 2016. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Percentage ownership calculations are based on 14,983,755 shares of our common stock outstanding as of May 27, 2016.

Directors and Officers

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Shares Acquirable Within 60 Days**	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned
Named Executive Officers and Directors:
Jeffrey Goldstein	—	45,495	45,495	*
Francis Lobo(3)	2,388	—	2,388	*
Edward Zinser(4)	11,290	224,728	236,018	1.6%
Mark Harrington	—	58,415	58,415	*
Shahir Fakiri(5)	7,233	—	7,233	*
Kesa Tsuda(6)	5,457	—	5,457	*
James Armstrong(7)	19,418	7,138	26,556	*
Robert Berglass(8)	17,239	7,138	24,377	*
Kenneth Coleman(9)	31,210	7,138	38,348	*
Kenneth Denman(10)	—	7,138	7,138	*
Andrew Miller(11)	6,685	7,138	13,823	*
Howard Phanstiel(12)	37,685	9,412	47,097	*
Carol Scott(13)	4,432	7,138	11,570	*
All directors and executive officers as a group (10 persons)(14)***	127,959	380,878	508,837	3.3%

*
Less than 1% of the outstanding common stock.

**
Assumes consummation of the merger within 60 days following May 27, 2016.

***
Consists of only current directors and executive officers.

(1)
The address of each beneficial owner listed is c/o United Online, Inc., 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367.

(2)
For each person, the "Number of Shares Beneficially Owned" column may include shares of our common stock attributable to the person because of that person's voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(3)
Reflects the number of shares owned by Mr. Lobo in his brokerage account as of May 27, 2016, as provided by Fidelity Stock Plan Services.

(4)
Includes (i) 11,290 shares owned by Mr. Zinser; (ii) 150,000 shares subject to options, which are currently exercisable or which will become exercisable within 60 days following May 27, 2016; and (iii) 74,728 shares underlying company RSUs, which will become issuable within 60 days following May 27, 2016.

(5)
Includes 7,233 shares owned by Mr. Fakiri.

(6)
Includes 5,457 shares owned by Ms. Tsuda.

(7)
Includes (i) 19,418 shares owned by Mr. Armstrong and (ii) 7,138 shares underlying company RSUs, which will become issuable within 60 days after May 27, 2016. Mr. Armstrong has shared voting and investment power over the shares of our common stock reflected in the table and disclaims beneficial interest of such shares of our common stock except to the extent of his beneficial ownership in Clearstone Venture Management Services.

(8)
Includes (i) 16,811 shares owned by Mr. Berglass; (ii) 428 shares held by the 1998 Robert H. Berglass Living Trust dated July 8, 1998, over which Mr. Berglass exercises voting power, as trustee; and (iii) 7,138 shares underlying company RSUs, which will become issuable within 60 days after May 27, 2016.

(9)
Includes (i) 31,210 shares owned by Mr. Coleman and (ii) 7,138 shares underlying company RSUs, which will become issuable within 60 days after May 27, 2016.

(10)
Includes 7,138 shares underlying company RSUs awarded to Mr. Denman, which will become issuable within 60 days after May 27, 2016.

(11)
Includes (i) 6,685 shares owned by Mr. Miller and (ii) 7,138 shares underlying company RSUs, which will become issuable within 60 days after May 27, 2016.

(12)
Includes (i) 37,685 shares owned by Mr. Phanstiel; and (ii) 9,412 company RSUs, which will become issuable within 60 days after May 27, 2016.

(13)
Includes (i) 4,432 shares owned by Dr. Scott and (ii) 7,138 shares underlying company RSUs, which will become issuable within 60 days after May 27, 2016.

(14)
Includes (i) 127,959 shares owned by the directors and executive officers; (ii) 150,000 shares subject to options, which are currently exercisable or which will become exercisable within 60 days after May 27, 2016; and (iii) 230,878 shares underlying company RSUs, which will become issuable within 60 days after May 27, 2016.

Security Ownership by Certain Other Beneficial Owners

        The following table sets forth information about persons we believe were the beneficial owners of more than 5% of our issued and outstanding common stock as of May 27, 2016. The percentage of beneficial ownership for the following table is based on 14,983,755 shares of our common stock outstanding as of May 27, 2016.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned
B. Riley Financial, Inc.(2)	1,587,670		10.6%
Dimensional Fund Advisors LP(3)	1,212,136		8.1%
BlackRock, Inc.(4)	951,597		6.4%
Cannell Capital LLC(5)	712,730		4.8%

(1)
For each person, the "Number of Shares Beneficially Owned" column may include shares of our common stock attributable to the person because of that person's voting or investment power or other relationship. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder.

(2)
This information is derived solely from the Schedule 13D/A of the following parties (each, a "B. Riley Party"): BRC Partners Opportunity Fund, LP ("BPOF"), B. Riley Diversified Equity Fund, a series of the World Funds Trust (the "Mutual Fund"), B. Riley Capital Management, LLC ("BRCM"), B. Riley & Co., LLC ("BRC"), Bryant R. Riley ("Mr. Riley") and B. Riley Financial, Inc. ("BRF"), filed pursuant to a joint filing agreement on May 6, 2016. BRCM serves as the investment manager and general partner of BPOF, and as the investment advisor to the Mutual Fund and of certain separately managed accounts (the "Separately Managed Accounts").

  BRF is the parent company of BRCM and BRC. By virtue of these relationships, each of BRCM and BRF may be deemed to beneficially own the shares owned directly by BPOF and the Mutual Fund and held in the Separately Managed Accounts, and BRF may also be deemed to beneficially own the shares owned directly by BRC. The Schedule 13D/A reported that, as of May 4, 2016, BPOF beneficially owned directly 659,283 of the reported shares, over which each of BPOF, BRCM and BRF had shared voting and dispositive power, the Mutual Fund beneficially owned directly 21,203 of the reported shares, over which each of the Mutual Fund, BRCM and BRF had shared voting and dispositive power, 12,308 of the reported shares were held in the Separately Managed Accounts, over which each of BRCM and BRF had shared voting and dispositive power, BRC beneficially owned directly 734,434 of the reported shares, over which each of BRC and BRF had shared voting and dispositive power, and Mr. Riley beneficially owned directly 2,750 of the reported shares, over which he had sole voting and dispositive power. BRCM, as the investment manager and general partner of BPOF and the investment advisor to the Mutual Fund and the Separately Managed Accounts, may be deemed to beneficially own the 692,794 shares directly beneficially owned in the aggregate by BPOF and the Mutual Fund and held in the Separately Managed Accounts. BRF, as the parent company of BRCM and BRC, may be deemed to beneficially own the 1,427,228 shares beneficially owned in the aggregate by BRCM and BRC, in addition to the 160,442 shares that it may be deemed to beneficially own as a result of the director voting agreement. Each of the B. Riley Parties, as a member of a "group" with the other B. Riley Parties for purposes of Rule 13d-5(b)(1) of the Exchange Act, may be deemed to beneficially own the securities of the company owned by the other B. Riley Parties and specifically disclaims beneficial ownership of the reported securities that he or it does not directly own. The address for each of BPOF, the Mutual Fund, BRCM, BRC and Mr. Riley is 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025. The address for BRF is 21860 Burbank Blvd., Suite 300 South, Woodland Hills, CA 91367.

(3)
This information is derived solely from the Schedule 13G/A of Dimensional Fund Advisors LP, filed on February 9, 2016. The Schedule 13G/A reported that, as of December 31, 2015, Dimensional Fund Advisors LP had sole voting power with respect to 1,170,436 of the reported shares and sole dispositive power with respect to all of the reported shares. The Schedule 13G/A also reported that Dimensional Fund Advisors LP furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the "Funds"). It further provided that the reported shares are owned by the Funds, and Dimensional Fund Advisors LP and its subsidiaries disclaim beneficial ownership thereof. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)
This information is derived solely from the Schedule 13G of BlackRock, Inc., filed on January 28, 2016. The Schedule 13G reported that, as of December 31, 2015, BlackRock, Inc. had sole voting power with respect to 926,445 of the reported shares and sole dispositive power with respect to all of the reported shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(5)
This information is derived solely from the Schedule 13D of the following parties: Cannell Capital LLC, J. Carlo Cannell and Howard Marks, filed pursuant to a joint filing agreement on November 12, 2015. The Schedule 13D reported that, as of November 3, 2015, J. Carlo Cannell, the Managing Member of Cannell Capital LLC, had sole voting and dispositive power with respect to all of the reported shares. The address of the principal office of each of Cannell Capital and J. Carlo Cannell is PO Box 3459, 150 East Hansen Avenue, Jackson, WY 83001-3459. The principal address of Howard Marks is 604 Arizona Avenue, Santa Monica, CA 90401.

OTHER MATTERS

        As of the date of this proxy statement the Board has not received notice of any stockholder proposal and does not intend to propose any other matters for stockholder action at the special meeting other than as described in this proxy statement. However, if any other matters are properly brought before the special meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, we will have no public stockholders and there will be no public participation in any of our stockholder meetings that occur after completion of the merger. However, if the merger is not completed, or if United Online is otherwise required to do so under applicable law, we will hold a 2016 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to United Online as set forth below.

        If we determine a date for our 2016 annual meeting, stockholder proposals that are intended to be presented at our 2016 annual meeting and included in our proxy statement relating to the 2016 annual meeting must be received a reasonable time before we begin to print and mail our proxy materials for the 2016 annual meeting. All stockholder proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2016 annual meeting.

        If a stockholder wishes to present a proposal at our 2016 annual meeting and the proposal is not intended to be included in our proxy statement relating to the 2016 annual meeting, the stockholder must give advance notice to us prior to the deadline (the "Bylaw Deadline") for the annual meeting determined in accordance with our bylaws. Stockholder proposals intended for presentation at the 2016 annual meeting but not intended to be included in our proxy statement relating to the 2016 annual meeting must be received by our Corporate Secretary no later than the close of business on the tenth day following the day on which such notice of the date of the 2016 annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs. If a stockholder gives notice of such proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the 2016 annual meeting. All stockholder proposals must be in the form required by our bylaws.

 WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

        We file annual, quarterly, and current reports, proxy statements and other documents with the SEC under the Exchange Act. These reports, proxy statements, and other documents contain additional information about us and will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder as so designated in writing.

        Stockholders may read and copy any reports, statements or other information filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549, United States. You may also obtain copies of this information by mail from the public reference section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, United States, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room. Our SEC filings made electronically through the SEC's EDGAR system are available to the public at the SEC's website located at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by United Online through the "Investors" section of our website under the "SEC Filings" tab therein. The website address is www.unitedonline.com. The information provided on or accessible through United Online's website, other than securities filings that are otherwise incorporated herein by reference, is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to United Online's website provided in this proxy statement. You may also send a written request to our Corporate Secretary at United Online, Inc., 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367, Attn: Corporate Secretary, or request materials by calling the Corporate Secretary at (818) 287-3000.

        A list of stockholders will be available for inspection by stockholders of record at our executive offices at 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367, during ordinary business hours for 10 days prior to the date of the special meeting and will be available for review at the special meeting or any adjournment or postponement thereof.

        The SEC allows us to "incorporate by reference" information that we file with the SEC in other documents into this proxy statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we file later with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. Such updated and superseded information will not, except as so modified or superseded, constitute part of this proxy statement.

        We incorporate by reference each document we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this proxy statement and before the special meeting (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein). We also incorporate by reference in this proxy statement the following documents filed by us with the SEC under the Exchange Act:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 3, 2016 (as amended by our Annual Report on Form 10-K/A filed with the SEC on April 28, 2016);

  •
  our Quarterly Report on Form 10-Q for the three months ended March 31, 2016 filed with the SEC on May 10, 2016; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 11, 2016, February 8, 2016, February 18, 2016, March 31, 2016, April 1, 2016, April 19, 2016, April 25, 2016, May 5, 2016, May 26, 2016, and May 27, 2016, respectively.

        We undertake to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain documents incorporated by reference by requesting them in writing or by telephone at the following address and telephone number:

United Online, Inc.
Attn: Corporate Secretary
21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
Telephone number: (818) 287-3000

        This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of United Online since the date of this proxy statement or that the information herein is correct as of any later date.

        B. Riley and Merger Sub have supplied, and we have not independently verified, the information in this proxy statement exclusively concerning B. Riley and Merger Sub.

        We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated June 3, 2016. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, if there is any material change in any of the information previously disclosed, we will, where relevant and to the extent required by applicable law, update such information through a supplement to this proxy statement.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

B. RILEY FINANCIAL,

UNIFY MERGER SUB, INC.

AND

UNITED ONLINE, INC.

DATED AS OF MAY 4, 2016

A-i

A-ii

        AGREEMENT AND PLAN OF MERGER, dated as of May 4, 2016 (this "Agreement"), by and among B. Riley Financial, Inc., a Delaware corporation ("Parent"), Unify Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and United Online, Inc., a Delaware corporation (the "Company").

        WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"), upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the board of directors of the Company (the "Company Board") has unanimously (a) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the DGCL and (c) subject to the terms and conditions of this Agreement, resolved and agreed to recommend that the Company's stockholders adopt this Agreement (the "Company Board Recommendation");

        WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement, certain stockholders of the Company have simultaneously herewith entered into a Voting Agreement (each a "Company Voting Agreement" and collectively, the "Company Voting Agreements") in connection with the Merger substantially in the form attached hereto as Exhibit A; and

        WHEREAS, as an inducement for the Company to enter into this Agreement, Parent and certain affiliates of Parent, as stockholders of the Company, have simultaneously herewith entered into a Voting Agreement (the "Parent Voting Agreement," together with the Company Voting Agreements, the "Voting Agreements") in connection with the Merger substantially in the form attached hereto as Exhibit B.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.
The Merger

        Section 1.1    The Closing.     Subject to the terms and conditions of this Agreement, the consummation of the Merger (the "Closing") shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California, at 10:00 a.m., Eastern time, on the date which is two Business Days after the date on which all conditions set forth in Article 6 shall have been satisfied or waived in accordance with this Agreement (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Parent and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the "Closing Date".

        Section 1.2    The Merger.     Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation.

        Section 1.3    Effective Time.     As soon as practicable following the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

        Section 1.4    Effect of the Merger.     At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 1.5    Certificate of Incorporation; By-laws.     At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the By-laws of Merger Sub, each as in effect immediately prior to the Effective Time.

        Section 1.6    Directors.     The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The Company shall cause each member of the Company Board to tender his or her resignation in his or her capacity as such prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

Article 2.
Conversion of Securities; Exchange of Certificates and Book-Entry Shares

        Section 2.1    Conversion of Securities.     At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a)    Conversion Generally.    Each share of common stock, par value $0.0001 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares), shall be converted into the right to receive $11.00 in cash (such amount, the "Per Share Merger Consideration"), payable to the holder thereof, without interest. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") and any non-certificated shares of Company Common Stock represented in book-entry form (the "Book-Entry Shares") shall thereafter represent the right to receive the Per Share Merger Consideration therefor.

          (b)    Cancellation of Certain Shares.    Each share of Company Common Stock (i) held by Parent, Merger Sub or any wholly-owned subsidiary of Parent or Merger Sub (other than shares of Company Common Stock held for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds), (ii) held in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time and (iii) that are owned by stockholders ("Dissenting Stockholders") who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Share" and collectively, "Excluded Shares") shall by virtue of the Merger, cease to be outstanding, be canceled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 2.3.

          (c)    Merger Sub.    Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        Section 2.2    Exchange of Certificates.

          (a)    Exchange Agent.    On or prior to the Effective Time, Parent shall designate Computershare or another bank or trust company designated by Parent and reasonably satisfactory to the Company to act as exchange agent in the Merger (the "Exchange Agent"). Within two (2) Business Days following the Effective Time (with respect to such cash held by the Company and the Company Subsidiaries) and on or prior to the Effective Time (with respect to all other of such cash), Parent shall deposit or shall cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate Per Share Merger Consideration as provided herein (such cash, and all interest and earnings thereon, being hereinafter referred to as the "Exchange Fund") payable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent will invest the funds included in the Exchange Fund in the manner directed by Parent in (i) short term direct obligations of the United States of America with maturities of no more than thirty days, (ii) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest, (iii) certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion, (iv) money market funds having a rating in the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's, (v) commercial paper obligations receiving the highest rating from either Moody's Investor Services, Inc. or Standard & Poor's or (vi) a combination of the foregoing. Any interest or other income resulting from the investment of such funds shall be added to the Exchange Fund and any amounts in excess of the amounts payable under Section 2.1(a) shall be promptly returned to the Surviving Corporation. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Per Share Merger Consideration contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

          (b)    Exchange Procedures.    Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Book-Entry Shares (other than holders of Excluded Shares) which, in each case, were converted into a right to receive the Per Share Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificate(s) (or affidavit of loss in lieu of the Certificate(s) as provided in Section 2.2(f)) to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificate(s) (or affidavit of loss in lieu of the Certificate(s) as provided in Section 2.2(f) ) or Book-Entry Shares in exchange for payment of the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificates as provided in Section 2.2(f)) or a Book-Entry Share for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.2(g)) which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Per Share Merger Consideration payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Per Share Merger Consideration may be

  issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration.

          (c)    Further Rights in Company Common Stock.    All Per Share Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

          (d)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one hundred eighty (180) days after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock (other than Excluded Shares) who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.2(g)), without any interest thereon.

          (e)    No Liability.    None of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any holder of shares of Company Common Stock for any cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (f)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate an amount in cash equal to the number of shares of Company Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration without any interest thereon.

          (g)    Withholding.    Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company Options or Company RSU Awards such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. If any deduction or withholding may be avoided by such Person providing information or documentation to the applicable payor, such payor shall request such information or documentation from such Person and use commercially reasonable efforts to avoid such deduction or withholding. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent and remitted to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, Company Options or Company RSU Awards in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

        Section 2.3    Dissenters' Rights.     Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall properly demand to be paid the "fair value" of such holder's shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares shall not be converted into or exchangeable for the right to receive the Per Share Merger Consideration except as provided in this Section 2.3, and the Dissenting Stockholders shall be entitled to receive from the Surviving Corporation such consideration as may be determined to be due pursuant to the DGCL, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by the Company relating to stockholders' rights of appraisal. Parent shall have the right to direct all negotiations and proceedings with respect to any such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment or approve any withdrawal of such demands. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares of Company Common Stock held by such Dissenting Stockholder shall thereupon be treated as though such shares had been converted into the Per Share Merger Consideration pursuant to Section 2.1.

        Section 2.4    Stock Transfer Books.     At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent, Parent or the Surviving Corporation for transfer, shall be canceled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate is entitled pursuant to this Article 2.

        Section 2.5    Stock Options.     At the Effective Time, each outstanding Company Option, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash (such consideration, the "Option Consideration"), less applicable Tax withholdings, equal to the product of (a) the number of shares of Company Common Stock underlying such Company Option and (b) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Company Option. The Option Consideration shall be payable in a lump sum, and Parent shall use its commercially reasonable efforts to make such payments no later than the first payroll period following the Effective Time and in any event no later than thirty (30) calendar days following the Closing Date. For the avoidance of doubt, any Company Option which has an exercise price per share that is greater than or equal to the Per Share Merger Consideration shall be canceled at the Effective Time for no consideration or payment.

        Section 2.6    Company RSU Awards.     At the Effective Time, each outstanding Company RSU Award, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive (without interest) an amount in cash less applicable Tax withholdings, and Parent shall use its commercially reasonable efforts to make such payments no later than the first payroll period following the Effective Time and in any event no later than thirty (30) calendar days following the Closing Date, equal to the product of (a) the Per Share Merger Consideration, and (b) the number of shares of Company Common Stock underlying such Company RSU Award immediately prior to the Effective Time.

        Section 2.7    Company ESPP.     Effective as of the day immediately prior to the Closing Date, any offering period under the Company ESPP then in progress shall automatically terminate and accumulated payroll deductions shall be used to purchase shares of Company Common Stock pursuant to the terms and conditions of the Company ESPP. In addition, the Company (or the Company Board or appropriate committee thereof) shall take all requisite action to ensure that, as of the Effective Time, the Company ESPP is terminated.

 Article 3.
Representations and Warranties of the Company

        Except as set forth in (a) the Company SEC Filings (but excluding any disclosure contained in any such Company SEC Filings under the heading "Risk Factors" or "Cautionary Note Regarding Forward-Looking Statements" or other such disclosures that are forward looking statements or cautionary, predictive or forward-looking in nature (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Disclosure Schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the "Company Disclosure Schedule") (provided that (i) disclosure in any section of such Company Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto), and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent as follows:

        Section 3.1    Organization and Qualification; Subsidiaries.     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Each of the Company and each Company Subsidiary has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth (i) a true and complete list of all of the Company Subsidiaries as of the date of this Agreement, (ii) the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and (iii) a true and complete list of each jurisdiction where the Company and each Company Subsidiary is organized and qualified to do business. None of the Company or any Company Subsidiary holds an Equity Interest in any other Person.

        Section 3.2    Certificate of Incorporation and By-laws.     The copies of the Company's Amended and Restated Certificate of Incorporation (the "Company Certificate") and Amended and Restated By-laws (the "Company By-laws") that are listed as exhibits to the Company's Form 10-K for the year ended December 31, 2015 (the "Company Form 10-K") are complete and correct copies thereof as in full force and effect on the date of this Agreement. The Company has provided to Parent prior to the date of this Agreement correct and complete copies of each Company Subsidiary's articles of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither the Company nor any Company Subsidiaries are in violation of any of the provisions of their respective articles of incorporation or by-laws.

        Section 3.3    Capitalization.

        (a)   The authorized capital stock of the Company consists of 42,857,143 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (the "Company Preferred Stock"). As of April 22, 2016, (a) 14,947,078 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued and fully paid, nonassessable and free of preemptive rights, (b) no shares of Company Common Stock were held in the treasury of the

Company or by any Company Subsidiaries, (c) under the Company Stock Plans, there were 15,931,167 shares of Company Common Stock reserved for issuance in respect of Company Options and Company RSU Awards in the aggregate and (d) under the Company ESPP, there were 1,035,680 shares of Company Common Stock reserved for issuance. No shares of Company Preferred Stock are issued or outstanding. Except for Company Options and Company RSU Awards, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements, calls, commitments or rights of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or giving any Person a right to subscribe for or acquire, any securities of the Company or any Company Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Since April 22, 2016, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable or exercisable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.3. There are no outstanding contractual obligations of the Company or any Company Subsidiary (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock or other Equity Interests of the Company or any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of any Liens, other than any transfer restrictions arising under the securities Laws or the articles of incorporation or by-laws of such Company Subsidiary. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, other than guarantees by the Company of any Indebtedness or other obligations of any wholly-owned Company Subsidiary. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the applicable Company Stock Plan, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

        (b)   Each Company Option and Company RSU Award, as applicable, (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and (iii) has a grant date identical to or later than the date on which it was granted.

        (c)   Except as expressly contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or otherwise to the Company's Knowledge with respect to the voting of any capital stock or other Equity Interests of the Company or any Company Subsidiary.

        Section 3.4    Authority.

        (a)   The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to which it is a party to be consummated by the Company. The execution and delivery of this Agreement and each Ancillary Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or any Ancillary Agreement or to consummate the transactions contemplated hereby or thereby other than the Required Company Stockholder Approval. At a meeting duly called and held prior to the execution and delivery of this Agreement, the Company Board has unanimously (i) determined that the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and each Ancillary Agreement in accordance with the requirements of the DGCL, (iii) declared advisable the transactions contemplated hereby and thereby, (iv) directed that this Agreement and each Ancillary Agreement and the transactions contemplated hereby and thereby be submitted to the Company's stockholders for approval at a meeting of such stockholders and (v) resolved and agreed to recommend that the Company's stockholders adopt this Agreement. Each of this Agreement and each Ancillary Agreement has been validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors' rights generally or by general equitable principles).

        (b)   The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby, including the Merger, without any further action on the part of the stockholders or the Company Board. True and complete copies of all resolutions of the Company Board reflecting such actions have been previously provided to Parent. No "fair price," "moratorium," "control share acquisition" or other similar state takeover statute or regulation (each, a "Takeover Statute") is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

        Section 3.5    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company will not, (i) assuming the Required Company Stockholder Approval is obtained, conflict with, breach or violate any provision of the Company Certificate or Company By-laws or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach or violation of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation or acceleration of any obligations under a Lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, license, Company Permit or other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, terminations, accelerations or other occurrences which have not had or would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay or materially impair the consummation of the Merger or (2) have a Company Material Adverse Effect. Section 3.5 of the Company Disclosure Schedule sets forth a correct and complete list of Company Material Contracts pursuant to which consents, waivers or notices are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (1) and (2) above).

        (b)   The execution and delivery of this Agreement and each Ancillary Agreement by the Company does not, and the performance of this Agreement and each Ancillary Agreement by the Company and the continuing operation of the business of the Company and the Company Subsidiaries as currently conducted following the Effective Time will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i)(1) the filings pursuant to Section 1.3 hereof, (2) the filing of the Proxy Statement under the Exchange Act relating to the Company Stockholder Meeting, (3) such other reports and filings under, and compliance with, the Exchange Act or the Securities Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (4) the filings required by applicable local, state or foreign public utility commissions or similar local, state or foreign regulatory bodies (each a "PUC") and the local, state or foreign Governmental Entities identified in Section 3.5(b) of the Company Disclosure Schedule pursuant to applicable Utilities Laws, and (5) the filings under, and compliance with the rules and regulations of the Exchange as may be required in connection with this Agreement and the transactions contemplated hereby, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person, has not had or would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger or have a Company Material Adverse Effect.

        Section 3.6    Permits; Compliance With Law.     Each of the Company and each Company Subsidiary is in possession of all Governmental Authorizations necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Filings filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not had or would not, individually or in the aggregate, reasonably be expected to (a) prevent or materially delay consummation of the Merger or (b) otherwise be material to the Company and the Company Subsidiaries, taken as a whole. Section 3.6 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all such Company Permits. None of the Company or any Company Subsidiary is in default or violation of, and the businesses of each of the Company and each Company Subsidiary have not been, since December 31, 2013, and are not being conducted in any violation of, (x) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (y) any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any investigation or review not material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, no change is required in the Company's or any Company Subsidiaries' processes, properties or procedures in order for them to be in compliance with any applicable Laws, except for noncompliance that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole, and since December 31, 2013, the Company has not received any written notice or communication of any material noncompliance with any Laws that has not been cured. Subject only to the filings to be made and consents to be obtained as described in Section 3.5(b), control of each Company Permit granted under the Utilities Laws may be transferred by the Company to Parent under applicable Utilities Laws in accordance with this Agreement and will continue in full force and effect thereafter, without the consent of, or the making of any filing with, any other Governmental Entity.

        Section 3.7    SEC Filings; Financial Statements.

        (a)   Since December 31, 2013, except to the extent disclosed therein, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be (collectively, the "Company SEC Filings"). Each Company SEC Filing (i) as of its date, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as the case may be, and any applicable rules and regulations promulgated thereunder applicable to the Company SEC Filings, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

        (b)   Each of the consolidated financial statements (including, in each case, any notes thereto) contained or incorporated by reference in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects, or in the case of Company SEC Filings filed after the date of this Agreement, will fairly present in all material respects the consolidated financial position, results of operations, comprehensive income or loss, changes in stockholders' equity and cash flows, as applicable, of the Company, the Company Subsidiaries and the Excluded Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments). The books and records of the Company and each Company Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements.

        (c)   Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries and Excluded Subsidiaries as of December 31, 2015, included in the Company Form 10-K for the year ended December 31, 2015, including the notes thereto, none of the Company or any consolidated Company Subsidiary or Excluded Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that (i) would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of the Company Subsidiaries, including under any applicable Company Permits and (ii) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations incurred in the ordinary course of business since December 31, 2015, and that, individually or in the aggregate, are not and would not reasonably be expected to (A) prevent or materially delay consummation of the Merger or (B) otherwise be material to the Company and the Company Subsidiaries, taken as a whole.

        (d)   The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) effective in providing reasonable assurances regarding the reliability of financial reporting for the Company and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on its financial statements. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure. Since December 31, 2013, the Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company's auditors and the audit committee of the Company Board (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. The Company has provided to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company's auditors and audit committee since December 31, 2013. Since December 31, 2013, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding any material and questionable accounting or auditing matters, have been received by the Company. The Company has provided to Parent prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since December 31, 2013 through the Company's whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.

        (e)   The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Exchange. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company.

        Section 3.8    Disclosure Documents.

        (a)   The Proxy Statement and any Other Filings, and any amendments or supplements thereto, when filed by the Company with the SEC, or when distributed or otherwise disseminated to the Company's stockholders, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act, the Sarbanes-Oxley Act and other applicable Laws.

        (b)   (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (ii) any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements therein based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement.

        Section 3.9    Absence of Certain Changes or Events.     Since December 31, 2015, except as specifically contemplated by this Agreement, the Company and each Company Subsidiary has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been:

        (a)   any change in the financial condition, properties, assets, liabilities, business or results of their operations or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to December 31, 2015) of which the Company has Knowledge which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

        (b)   (1) any increase in the compensation payable or to become payable to its officers or employees whose aggregate annual target cash compensation opportunity is greater than $150,000 (except for increases in the ordinary course of business and consistent with past practice) or (2) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws and employment offer letters that are terminable at will with no further liability to the Company or any Company Subsidiary;

        (c)   any action taken by the Company or any Company Subsidiary during the period from January 1, 2016 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1; or

        (d)   any agreement to do any of the foregoing.

        Section 3.10    Employee Benefit Plans.

        (a)   Section 3.10(a) of the Company Disclosure Schedule sets forth, as of the date hereof, each material Plan. For purposes of this Agreement, "Plan" means each "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each compensation, bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, retention, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other fringe or employee benefit plan, program or arrangement, whether or not in writing and whether or not funded, in each case, for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary may have any obligation or liability (whether actual or contingent). With respect to each material Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity, and (v) all material related agreements, insurance contracts and other agreements which implement each such Plan.

        (b)   Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to adversely affect the qualification of any such Plan. To the Knowledge of the Company, each Plan and any related trust complies in all material respects, and has been maintained and administered in compliance in all material respects, with its terms and ERISA, the Code and other applicable Laws. Other than routine claims for benefits, there are no material Actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

        (c)   No Plan is a "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or other pension plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its ERISA Affiliates sponsors, maintains, or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

        (d)   No Plan provides for post-retirement or other post-employment welfare benefits (other than as required by health care continuation coverage as required by Section 4980B of the Code or any similar state law ("COBRA") or ERISA, coverage through the end of the calendar month in which a termination of employment occurs or an applicable employment agreement or severance agreement, plan or policy requiring the Company to pay or subsidize COBRA premiums for a terminated employee for up to twenty-four months following the employee's termination).

        (e)   Each Plan that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the Internal Revenue Service provided thereunder.

        (f)    None of the execution and delivery by the Company of this Agreement, stockholder adoption of or other approval of this Agreement or the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any Company Subsidiary or any group of such employees, consultants or directors to any payment of, or increase in, severance pay or benefits or other compensation, (ii) increase the amount of compensation or benefits due to any such employee, consultant or director, or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

        (g)   None of the execution and delivery by the Company of this Agreement, stockholder adoption of or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, result in the payment to any disqualified individual of the Company of any amount that could, individually or in combination with any other such payment, reasonably be expected to constitute an "excess parachute payment" as defined in Section 280G(b)(1) of the Code. Neither the Company nor any Company Subsidiary has any obligation to provide, and no Plan or other agreement provides any individual with the right to, a gross up, indemnification,reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

        (h)   No Plan is maintained outside the jurisdiction of the United States or covers any employees, consultants or directors of the Company or any Company Subsidiary who reside or work outside of the United States.

        Section 3.11    Labor and Other Employment Matters.

        (a)   Neither the Company nor any of the Company Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any Company Subsidiary has engaged in any material unfair labor practice under any Law. There is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any Company Subsidiary, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three (3) years. Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any Company Subsidiary.

        (b)   The Company and each of the Company Subsidiaries is in compliance with all applicable Laws relating to employment, including Laws relating to employee classification, discrimination, hours of work and the payment of wages or overtime wages, except for noncompliance that would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

        Section 3.12    Contracts; Debt Instruments.

        (a)   As of the date hereof, except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement or with respect to a Contract that is no longer in effect or a Plan, none of the Company or any Company Subsidiary is a party to any Contract, and none of the Company or any Company Subsidiary or any of their properties is bound by a Contract, in each case, that falls into any of the following categories:

            (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

           (ii)  relating to or reflecting the formation, creation, ownership, operation, management or control of any joint venture, partnership or similar arrangement, including arrangements for the sharing of revenue, profits, losses, costs or liabilities from operations relating to such arrangements;

          (iii)  involving the acquisition from another Person or disposition to another Person, directly or indirectly (by merger, license or otherwise), other than any acquisition or disposition of inventory, supplies, fixtures and IT Assets in the ordinary course of business consistent with past practices, of assets, properties, capital stock or Equity Interests of another Person, including Contracts for any such acquisition or disposition which has already been consummated that contains representations, warranties, covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations), in each case, that are still in effect;

          (iv)  involving (A) the payment by the Company or any Company Subsidiary of amounts of more than $500,000 during the 12 month period preceding the date of this Agreement or (B) the receipt by the Company or any Company Subsidiary of amounts of more than $500,000 during the year ended December 31, 2015;

           (v)  relating to Indebtedness for borrowed money or any financial guaranty;

          (vi)  that contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, any Company Subsidiary or any of the Company's current or future Affiliates, or which restricts the conduct of any line of business by the Company or any Company Subsidiary or any of the Company's current or future Affiliates (including, but not limited to Contracts containing "most favored nation" provisions), or any geographic area in which the Company, any Company Subsidiary or any of the Company's current or future Affiliates may conduct business;

         (vii)  under which the Company or any of the Company Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants;

        (viii)  that prohibits or materially limits the right of the Company or any Company Subsidiary to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Material Intellectual Property rights;

          (ix)  for lease of personal property or real property involving aggregate payments in excess of $1,000,000 in any calendar year that are not terminable within sixty (60) days;

           (x)  under which (A) the Company or any of the Company Subsidiaries grants to a Third Party a license or any other right to use any Intellectual Property or (B) a Third Party grants to the Company or any of the Company Subsidiaries a license or any other right to use any Intellectual Property, in each case, that is material to the businesses of the Company or the Company Subsidiaries, except for (x) licenses granted to the Company or any of the Company Subsidiaries for generally commercially available, non-customized Software entered into in the ordinary course of business and (y) licenses related exclusively to the MyPoints Subsidiary or the StayFriends Subsidiaries;

          (xi)  between the Company or any Company Subsidiary and any executive officer, director or Affiliate of the Company or any Company Subsidiary, or any Affiliate, relative or spouse of any such officer, director or Affiliate of any Person beneficially owning five percent (5%) or more of the outstanding Company Common Stock;

         (xii)  containing any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another Person;

        (xiii)  providing for indemnification by the Company or any Company Subsidiary of any Person, excluding indemnities contained in Contracts for the purchase, sale or license of products, services or Intellectual Property in the ordinary course of business consistent with past practice and that are not material to the Company and the Company Subsidiaries, taken as a whole; and

        (xiv)  containing a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any Equity Interests of any Person or assets;

        Each Contract of the type described in this Section 3.12(a), whether or not set forth in Section 3.12 of the Company Disclosure Schedule, other than a Plan, is referred to herein as a "Company Material Contract."

        (b)   Each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and, to the Company's Knowledge, each other party thereto, and in full force and effect (except to the extent that such Company Material Contract's enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors' rights generally or by general equitable principles), and the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract. There has been no violation or default under any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound, and, to the Company's Knowledge, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, except for violations or defaults that have not or would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay or materially impair the consummation of the Merger or (2) be material to the Company and the Company Subsidiaries, taken as a whole.

        Section 3.13    Litigation.     (a) There is no material Action pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (b) none of the Company or any Company Subsidiary is subject to any outstanding Order.

        Section 3.14    Real Property.

        (a)   Neither the Company nor any Company Subsidiaries owns any fee interest in real property.

        (b)   Section 3.14(b)(i) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all Leased Real Property. Except as set forth on Section 3.14(b)(ii) of the Company Disclosure Schedule, each lease, sublease, sub-sublease, license or other Contract for Leased Real Property (each, a "Company Lease") is valid and binding on the Company and each

Company Subsidiary party thereto and, to the Company's Knowledge, each other party thereto, and in full force and effect, and none of the Company or any Company Subsidiary is in breach of or default under such lease or sublease in any material respect, and, to the Knowledge of the Company, no event has occurred and remains uncured which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or any Company Subsidiary in any material respect or permit termination, modification or acceleration by any Third Party thereunder.

        Section 3.15    Intellectual Property.

        (a)   Section 3.15(a) of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all Registered Intellectual Property owned by the Company or any Company Subsidiary, indicating for each item the registration or application number, registration or application date and the applicable filing jurisdiction (or in the case of an internet domain name, the applicable domain name registrar). All of the Registered Intellectual Property required to be included on Section 3.15(a) of the Company Disclosure Schedule is (i) subsisting and, to the Company's Knowledge, valid and enforceable and (ii) not the subject of any pending, or to the Company's Knowledge, threatened Action.

        (b)   The Company and the Company Subsidiaries own solely and exclusively all Intellectual Property that the Company and the Company Subsidiaries own or purport to own, free and clear of Liens (other than Permitted Liens) ("Company Intellectual Property").

        (c)   The Company owns or has the defensible right to use, whether through ownership, licensing or otherwise, all Intellectual Property necessary for the businesses of the Company and each Company Subsidiary in the same manner as such businesses are conducted on the date hereof ("Material Intellectual Property"); provided, however, that this representation and warranty shall not be construed as a representation and warranty of non-infringement. Except as set forth in Section 3.15(c) of the Company Disclosure Schedule or except has not or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole: (i) no written claim of invalidity or conflicting ownership rights with respect to any Material Intellectual Property has been made by a Third Party and no such Material Intellectual Property is the subject of any pending or, to the Company's Knowledge, threatened Action; and (ii) the execution, delivery and performance of this Agreement and each Ancillary Agreement by the Company and the consummation of the transactions contemplated hereby and thereby will not breach, violate or conflict with any instrument or agreement concerning any Material Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Material Intellectual Property or impair the right of Parent or the Surviving Corporation to make, use, sell, license or dispose of, or to bring any Action for the infringement of, any Material Intellectual Property.

        (d)   To the Company's Knowledge, the conduct of the business of the Company and the Company Subsidiaries does not infringe, constitute misappropriation or otherwise violate, and has not infringed, constituted misappropriation or otherwise violated within the past two (2) years, any Intellectual Property of any Third Party. There is no Action pending or, to the Company's Knowledge, threatened against, or written notice (including "cease and desist" letters and invitations to license that have not been resolved to the reasonable satisfaction of the Company or the Company Subsidiaries) received by, the Company or the Company Subsidiaries alleging that the conduct of the business of the Company and the Company Subsidiaries infringes, constitutes misappropriation or otherwise violates the Intellectual Property of a Third Party. To the Company's Knowledge, no Third Party is infringing, misappropriating or otherwise violating any Company Intellectual Property.

        (e)   The Company and each Company Subsidiary has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Company Intellectual Property and, to the Company's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any

Third Party except pursuant to written, valid and appropriate non-disclosure or license agreements which, to the Company's Knowledge, have not been breached.

        (f)    The Company and the Company Subsidiaries have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any Company Intellectual Property or Company Software written, valid and enforceable assignments in favor of the Company or such Company Subsidiary of all such Intellectual Property and Software.

        (g)   The IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and each Company Subsidiary in connection with its business, (ii) have not materially malfunctioned or failed within the past two (2) years, (iii) are free from material bugs or other defects, and (iv) to the Company's Knowledge, do not contain any Malicious Code. To the Company's Knowledge, no Third Party has gained unauthorized access to the IT Assets during the past two (2) years in a manner that has resulted or could reasonably be expected to result in material liability to the Company or the Company Subsidiaries or an unauthorized disclosure of any Trade Secrets or other confidential data or materials of the Company, the Company Subsidiaries or any of their respective employees or customers (including any Personally Identifiable Information). Each of the Company and the Company Subsidiaries has implemented and maintain commercially reasonable security, backup and disaster recovery technologies and processes.

        (h)   The Company and each of the Company Subsidiaries have complied with all contractual and fiduciary obligations relating to the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected or used by the Company or any Company Subsidiary in any manner, or to the Company's Knowledge, maintained by third parties having authorized access to such information. The Company and each of the Company Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect all Personally Identifiable Information against loss and unauthorized access, use, modification or disclosure.

        (i)    Section 3.15(i) of the Company Disclosure Schedule contains a complete and correct list of all (i) Software owned by the Company or any Company Subsidiary ("Company Software") and (ii) Software licensed to the Company or the Company Subsidiaries, in each case, which is material to the conduct of the Company's or any Company Subsidiary's business and excluding (x) licenses granted to the Company or any of the Company Subsidiaries for generally commercially available, non-customized Software entered into in the ordinary course of business and (y) licenses related exclusively to the MyPoints Subsidiary or the StayFriends Subsidiaries. The Company or a Company Subsidiary owns the entire right, title and interest in the Company Software required to be listed in Section 3.15(i) of the Company Disclosure Schedule, free and clear of Liens (except for Permitted Liens).

        (j)    No Company Software is subject to any obligation or condition under any license that is or was identified as an open source license by the Open Source Initiative (www.opensource.org/) that (i) imposes a requirement or condition that the licensee or any Third Party grant a license under its patent rights, (ii) would require that any Company Software: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge, or (iii) would impose a limitation, restriction or condition on the use, distribution or control of all or any portion of the Company Software.

        (k)   No source code for any Company Software has been delivered, licensed, made available to, or otherwise accessed by, any escrow agent or other Third Party who was not, as of such time, (i) an employee or contractor of the Company or a Company Subsidiary, and (ii) subject to a confidentiality agreement with or similar confidentiality obligation to, the Company or a Company Subsidiary. None of the Company or Company Subsidiaries has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Third Party. To the Company's Knowledge, no event has occurred, and no circumstance or condition exists, that will, or would reasonably be expected to, result in an obligation of any of the Company or Company Subsidiaries to deliver, license, or disclose the source code for any Company Software to any Third Party.

        Section 3.16    Taxes.

        (a)   The Company and each Company Subsidiary has (i) timely filed all material Tax Returns with the appropriate taxing authority required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects, and (ii) paid all Taxes that are shown as due on such filed Tax Returns or provided adequate reserves in accordance with GAAP in their financial statements for any material Taxes that have not been paid.

        (b)   There are no audits or other administrative proceedings or court proceedings presently pending with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary and none of the Company or any Company Subsidiary has received a written notice or announcement of any audits or proceedings. No requests for waivers of time to assess any material Taxes are pending and none of the Company or any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open Tax year.

        (c)   There are no material Tax Liens upon any property or assets of the Company or any Company Subsidiary except Liens for current Taxes not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings.

        (d)   The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party.

        (e)   None of the Company or any Company Subsidiary is responsible for the Taxes of any other Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, or otherwise.

        (f)    None of the Company or any Company Subsidiary has been either a "distributing corporation" or a "controlled corporation" in a transaction intended to qualify under Section 355 of the Code.

        (g)   None of the Company or any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract or arrangement (other than customary gross-up or indemnification provisions in credit, derivatives, leases and similar agreements entered into in the ordinary course of business).

        (h)   None of the Company or any Company Subsidiary has "participated" within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any "listed transaction" within the meaning of 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period. The Company and each Company Subsidiary has properly disclosed (A) all reportable transactions that it has entered into, if any, as required by Treasury Regulation Section 1.6011-4; and (B) all uncertain tax positions reflected in its financial accounting tax accrual workpapers, if any, as required by Treasury Regulation Section 1.6012-2(a)(4).

        (i)    There are no closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings that have been entered into or issued by any Taxing authority with respect to the Company or any Company Subsidiary which are still in effect as of the date of this Agreement.

        Section 3.17    Insurance.     Section 3.17 of the Company Disclosure Schedule lists, as of the date of this Agreement, all policies ("Insurance Policies") of liability, property, fire, casualty business interruption, product liability, sprinkler and water damage and other forms of insurance owned or held by the Company and each Company Subsidiary, copies of which have previously been made available to Parent. All Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all material normal risks incident to the business of the Company and the Company Subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards. As of the date of this Agreement, each Insurance Policy is in full force and effect. All premiums due and payable under any Insurance Policy have been paid, and no written notice of cancellation or termination has been received with respect to any such Insurance Policy.

        Section 3.18    Environmental Matters.     To the Knowledge of the Company, the Company and the Company Subsidiaries are and, since December 31, 2013, have been in compliance with all Environmental Laws, except for any such instance of non-compliance that has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries hold all permits required under applicable Environmental Laws to permit the Company and the Company Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and the Company Subsidiaries as currently conducted, except where the absence of any such permit would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect (i) to the Company's Knowledge, no property currently operated by the Company or any Company Subsidiary (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Materials; (ii) to the Company's Knowledge, no property formerly owned or operated by the Company or any Company Subsidiary was contaminated with any Hazardous Materials during or prior to such period of ownership or operation; (iii) neither the Company nor any Company Subsidiary is subject to liability for any Hazardous Materials disposal or contamination on any Third Party property; (iv) neither the Company nor any Company Subsidiary is subject to any Order or other arrangement with any Governmental Entity or any indemnity or other agreement with any Third Party relating to liability under any Environmental Law or relating to Hazardous Materials; (v) neither the Company nor any Company Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Materials; and (vi) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any Company Subsidiaries that would reasonably be expected to result in any liability pursuant to any Environmental Law. There are no written claims, demands, letters or notices of violation pending, or, to the Knowledge of the Company, issued to or threatened against the Company or any Company Subsidiary relating to any matter that has not been remediated, and there are no written requests for information alleging violations of or liability under any Environmental Law. The Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to Company or the Company Subsidiaries in their respective current and former properties or operations.

        Section 3.19    Public Utility Laws.

        (a)   The Company and the Company Subsidiaries are and, since December 31, 2013, have been in compliance, in all material respects, with applicable Utilities Laws. No investigation, review or proceeding by any PUC with respect to any actual or alleged material violation of Utilities Laws by the Company or any Company Subsidiary is pending or, to the Company's Knowledge, threatened, nor has the Company or any of the Company Subsidiaries received any oral or written notice from any PUC indicating an intention to conduct the same.

        (b)   There is no Action pending or, to the Company's Knowledge, threatened, that: (i) questions or contests the validity of, or seeks the revocation, non-renewal or suspension of, any Company Telecom Permit; or (ii) seeks the imposition of any material condition, administrative sanction, modification or amendment with respect to any Company Telecom Permit, other than such condition, modification, or amendment that would also be imposed on similarly situated holders of such Company Telecom Permits. No express or implied consent under any of the Company Telecom Permits is required to be obtained under applicable Utilities Laws in connection with the consummation of the Merger and the other transaction contemplated by this Agreement; provided, that, to the Company's Knowledge, the Federal Communications Commission does not require consent for transfer of control of a provider of mobile broadband and the parties agree that they will not seek such consent.

        (c)   The Company and Company Subsidiaries have filed all forms, reports, documents and paid all contributions and fees, required by the Utilities Laws applicable to the business of the Company and Company Subsidiaries, except where any failure to have filed such reports and paid such contributions and fees would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries taken as a whole, and all such filings were accurate in all material respects. There is not pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary any material audits, examinations, investigations, or other proceedings in respect of the reporting and payment of any such contributions or fees.

        Section 3.20    Trade Practices.     To the Knowledge of the Company, none of the Company or any Company Subsidiaries have engaged in unfair competition or trade practices or any false or misleading advertising practices under the laws of any jurisdiction in which the Company or any Company Subsidiaries operates or markets any of its products or services.

        Section 3.21    Assets.     As of the date hereof and as of immediately following the Effective Time, the assets owned, leased or licensed by the Company and the Company Subsidiaries are sufficient in all material respects to carry on the dial-up service, mobile broadband and DSL businesses as such businesses are conducted by the Company and the Subsidiaries as of the date hereof. None of the assets of the Company conveyed or to be conveyed pursuant to the MyPoints Transaction or the StayFriends Transaction are used in or necessary to the operation of the Company's dial-up service, mobile broadband and DSL businesses.

        Section 3.22    Opinion of Financial Advisors.     On or prior to the date of this Agreement, JMP Securities, Inc. (the "Company Financial Advisor") to the effect that, as of the date of such opinion and based upon, and subject to the factors and assumptions set forth therein, the Per Share Merger Consideration to be received by the holders of Company Common Stock (other than Parent or its Affiliates) in the Merger is fair to such holders from a financial point of view, and such opinion has not been withdrawn, revoked or modified.

        Section 3.23    Minute Books.     The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders and, to the extent adopted by the Company Board, correct and complete copies of the minutes of all meetings of the Company Board and each committee of the Company Board, held since January 1, 2014; provided, that the Company shall not be obligated to make available any minutes of meetings related to matters covered by attorney-client privilege, but to the extent that such minutes relate to such matters, the Company has made available redacted copies thereof.

        Section 3.24    Vote Required.     The affirmative vote of the holders of a majority of the outstanding Company Common Stock (the "Required Company Stockholder Approval") is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve the Merger.

        Section 3.25    Brokers.     No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

        Section 3.26    Indebtedness.     As of the date of this Agreement, the Company and the Company Subsidiaries have no Indebtedness.

        Section 3.27    Company Cash.     As of the date of this Agreement, the Company's and the Company Subsidiaries' Cash and Cash Equivalents are held in U.S. dollars. As of the date of this Agreement, there are no (a) Liens applicable to the Company's or the Company Subsidiaries' Cash and Cash Equivalents or (b) any other restrictions that would be reasonably be likely to impair the use thereof to pay the Total Merger Consideration.

        Section 3.28    Solvency.     Assuming (a) satisfaction of the conditions to Parent's and Merger Sub's obligation to consummate the Merger, the Merger and the other transactions contemplated by this Agreement (including all fees, expenses and other amounts required to be paid in connection with this Agreement on or before the Closing Date), (b) the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article 4 in all material respects, (c) the performance by the Company of its obligations under Section 5.1, (d) payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and (e) payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries, taken as a whole, will not, as of the Effective Time and immediately after consummation of the Merger and the other transactions contemplated by this Agreement (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

        Section 3.29    No Other Representations and Warranties.     Except for the representations and warranties set forth in this Article 3 or in any certificate delivered by the Company to Parent and Merger Sub (and notwithstanding the delivery of a disclosure to Parent or its Representatives of any documentation, projections, estimates, budgets or other information), neither the Company nor the Company Subsidiaries nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to the Company or the Company Subsidiaries or any of the Company's or the Company Subsidiaries' respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise) or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby. Except for the representations and warranties set forth in Article 3 or in any certificate delivered by the Company to Parent and Merger Sub, Parent and Merger Sub specifically disclaim that they are relying upon or have relied upon any representations or warranties, and acknowledge and agree that the Company has specifically disclaimed and does hereby specifically disclaim any express or implied representation or warranty made by any Person other than those set forth in this Article 3 or in any certificate delivered by the Company to Parent and Merger Sub.

 Article 4.
Representations and Warranties of Parent and Merger Sub

        Parent and Merger Sub represent and warrant to the Company as follows:

        Section 4.1    Organization and Qualification; Subsidiaries.     Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        Section 4.2    Authority.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (including approval by Parent as the sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. Each of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party has been validly executed and delivered by Parent and Merger Sub, as applicable and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors' rights generally or by general equitable principles).

        Section 4.3    No Conflict; Required Filings and Consents.

        (a)   The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not, (i) conflict with, breach or violate any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a "Parent Subsidiary" and, collectively, the "Parent Subsidiaries") or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or affected or (iii) result in any breach or violation of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation or acceleration of any obligations under a Lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to any note, bond, mortgage, indenture, Contract, license, permit, other instrument or obligation, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, terminations, accelerations or other occurrences which have not had or would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay or materially impair the consummation of the Merger or (2) have a Parent Material Adverse Effect.

        (b)   The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other Person, except (i) the filings pursuant to Section 1.3 hereof, (ii) such reports and filings under, and compliance with, the Exchange Act or the Securities Act, as may be required in connection with this Agreement and the transactions contemplated hereby and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, have not had or would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the consummation of the Merger or have a Parent Material Adverse Effect.

        Section 4.4    Litigation.     As of the date hereof, (a) there is no Action pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub and (b) neither Parent nor Merger Sub is subject to any outstanding Order which, in the case of (a) or (b), has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect and except as set forth in the registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents filed or otherwise furnished (as applicable) with the SEC by Parent since December 31, 2013, prior to the date hereof.

        Section 4.5    Disclosure Documents.     The information with respect to Parent and Merger Sub that Parent or Merger Sub furnishes to the Company specifically for use in the Proxy Statement or any Other Filings will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement, and at the Effective Time and (b) in the case of any Other Filings, or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof.

        Section 4.6    Merger Sub; No Prior Activities.

        (a)   Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

        (b)   Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and each Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

        Section 4.7    Brokers.     No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger.

        Section 4.8    Sufficiency of Funds.     Parent and Merger Sub will have, immediately after the Effective Time, together with the Cash and Cash Equivalents of the Company and the Company Subsidiaries, sufficient unrestricted funds on hand or committed lines of credit or other sources of immediately available funds to consummate the Merger and to satisfy their respective obligations under this Agreement, including for the payment of the Total Merger Consideration. Each of Parent and Merger Sub understands and acknowledges that under the terms of this Agreement, each of Parent's and Merger Sub's obligation to consummate the Merger is not in any way contingent upon or otherwise subject to obtaining any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub.

        Section 4.9    Solvency.     Assuming (a) satisfaction of the conditions to the Company's obligation to consummate the Merger, the Merger and the other transactions contemplated by this Agreement (including all fees, expenses and other amounts required to be paid in connection with this Agreement on or before the Closing Date), (b) the accuracy of the representations and warranties of the Company set forth in Article 3 in all material respects, (c) payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and (d) payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries, taken as a whole, will not, as of the Effective Time and immediately after consummation of the Merger and the other transactions contemplated by this Agreement (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

        Section 4.10    No Other Representations and Warranties.     Except for the representations and warranties set forth in this Article 4, neither Parent nor Merger Sub nor any other Person makes or has made any express or implied representation or warranty, at law or in equity, with respect to Parent or Merger Sub or any of Parent's or Merger Sub's respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise) or with respect to any other information provided to the Company in connection with the Merger or the other transactions contemplated hereby. The Company acknowledges and agrees that Parent and Merger Sub have specifically disclaimed and do hereby specifically disclaim any express or implied representation or warranty made by any Person other than those set forth in this Article 4.

Article 5.
Covenants

        Section 5.1    Conduct of Business by the Company Pending the Closing.     The Company agrees that, between the date of this Agreement and the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1 (the "Pre-Closing Period"), except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly and specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld, conditioned or delayed, the Company will, and will cause each Company Subsidiary to, (a) conduct its business in all material respects in the ordinary course, and (b) use commercially reasonable efforts to preserve intact its business organization, goodwill and assets and maintain its rights, Company Permits, franchises and existing relations with customers, suppliers, employees, Governmental Entities, lessors and business associates and keep available the services of the Company's and the Company Subsidiaries' present employees and agents. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as expressly and specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of the Exchange or regulatory organization applicable to the Company), and shall not permit any Company Subsidiary to, during the Pre-Closing Period, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

        (a)   amend or otherwise change or propose any change to the Company Certificate or the Company By-laws;

        (b)   merge or consolidate the Company or any Company Subsidiary with any other Person, except for any such transactions among wholly-owned Company Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

        (c)   acquire assets outside of the ordinary course of business from any other Person in any transaction or series of related transactions, other than acquisitions pursuant to Contracts as in effect as of the date of this Agreement;

        (d)   (i) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by contract right), of the Company or any Company Subsidiary, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Options or the vesting of Company RSU Awards, outstanding as of the date hereof in accordance with their terms, or (B) pursuant to the Company ESPP subject to Section 2.7 or (ii) sell, pledge, dispose of, transfer, lease, sublease, license, guarantee, mortgage or encumber, or authorize the sale, pledge, disposition, transfer, lease, sublease, license, guarantee, mortgage or encumbrance of, or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction), other than Permitted Liens, any property or assets of the Company or any Company Subsidiary, except (A) in the ordinary course of business consistent with past practice pursuant to Contracts in force at the date of this Agreement that have been delivered to Parent prior to the date hereof, or (B) in connection with the StayFriends Transaction;

        (e)   (i) abandon or allow any registrations (including any pending applications for registration) included in the Company Intellectual Property to lapse or expire for failure to pay any registration, maintenance, renewal or other fee, other than in the ordinary course of business consistent with past practice, (ii) fail to make any filing, pay any fee, or take any other action necessary to maintain any right or interest in any Company Intellectual Property, other than in the ordinary course of business consistent with past practice, or (iii) sell, assign, lease, license, pledge, surrender, encumber, divest, transfer or otherwise dispose of any Company Intellectual Property, other than licenses granted in the ordinary course of business consistent with past practice;

        (f)    make any (i) loans, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Company Subsidiary) or (ii) other than in the ordinary course of business consistent with past practice, any advances to any Person other than to employees in respect of expenses or other de minimis advances pursuant to any Contract in effect as of the date hereof;

        (g)   declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

        (h)   reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities convertible or exchangeable into or exercisable for any shares of its capital stock or other Equity Interests;

        (i)    (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or purchase substantially all of the assets of any Person, (ii) incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person for borrowed money or (iii) make or authorize any capital expenditure in excess of the Company's budget as set forth in Section 5.1(i) of the Company Disclosure Schedule, other than capital expenditures that are not, individually, in excess of $50,000 or in the aggregate, in excess of $100,000 for the Company and the Company Subsidiaries taken as a whole;

        (j)    (i) enter into any Contract that would have been a Company Material Contract or Company Lease had it been entered into prior to this Agreement or (ii) amend, modify or terminate any Company Material Contract or Company Lease in any material respect, or cancel, modify or waive any matured debts or claims held by it or waive any rights under any Company Material Contract or Company Lease, in the case of clauses (i) and (ii), except, in the case of Sections 3.12(a)(iii), (iv), (vii) (for the avoidance of doubt, only as permitted under Section 5.1(f)), (viii), (ix) and (x) or with respect to a Company Lease, in the ordinary course of business consistent with past practice; provided that Parent shall have a reasonable period of time to review and comment on any such Company Material Contract or Company Lease or amendment or modification thereof, and the Company shall give reasonable and good faith consideration to any comments made by Parent;

        (k)   except as may be required by applicable Law or a Plan in existence as of the date hereof: (i) increase the cash compensation or benefits payable or to become payable to its directors, officers, employees or individual independent contractors, (ii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiary (excluding offer letters that provide for no severance or change in control benefits), (iii) take any action to amend or waive any vesting criteria or accelerate vesting, exercisability or funding under any Plan or award granted thereunder, (iv) establish, adopt, enter into, materially amend or terminate any Plan or any arrangement that would have been a Plan had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice in connection with the hiring or engaging of an employee or individual independent contractor as contemplated in Section 5.1(k)(v) and solely with respect to such employee or individual independent contractor, (v) hire any employee or engage any individual independent contractor, other than to replace a position that is open as of the date hereof or that becomes open in the ordinary course of business after the date hereof due to the termination of an employee or individual independent contractor; provided, that the annual salary or wage rate or consulting fee paid to such new employee or individual independent contractor shall be no greater than the annual salary or wage rate or consulting fee paid with respect to such position as of immediately prior to the termination of the preceding employee or independent individual contractor; and provided, further, that the annual salary or wage rate or consulting fee paid to such employee or individual independent contractor shall not exceed $200,000, or (vi) terminate the employment of any officer other than for cause (or death or disability);

        (l)    make any change with respect to accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

        (m)  settle or compromise any Action against the Company or the Company Subsidiaries other than (i) settlements or compromises that do not involve payment by the Company or any Company Subsidiary of monetary damages and that do not impose injunctive or non-monetary relief or impose restrictions on the business or operations of the Company or any Company Subsidiary in any material respect or provide for the admission of wrongdoing by the Company or any Company Subsidiary and (ii) settlements or compromises that are exclusively applicable to the Excluded Subsidiaries and not the Company or the Company Subsidiaries which will not impose any continuing liabilities or obligations on and will not restrict the conduct of the business of the Company or the Company Subsidiaries;

        (n)   except as required by Law, make or change any material Tax election, file any amended Tax Return with respect to any material Tax or change consent to any change of any annual Tax accounting period;

        (o)   fail to maintain existing Insurance Policies or obtain comparable replacement policies to the extent available for a reasonable cost;

        (p)   change in any material respect the cash management practices, policies or procedures of the Company or any Company Subsidiaries with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, payment of accounts payable, purchases, prepayment of expenses or deferral of revenue, from the Company's and the Company's Subsidiaries' practices, policies and procedures with respect thereto in the ordinary course of business consistent with past practice, including (i) taking (or omitting to take) any action that would have the effect of accelerating revenues, accelerating cash receipts or accelerating the collection of accounts receivable to pre-Closing periods that would otherwise be expected to take place or be incurred in post-Closing periods, or (ii) taking (or omitting to take) any action that would have the effect of delaying or postponing the payment of any accounts payable to post-Closing periods that would otherwise be expected to be paid in pre-Closing periods;

        (q)   take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

        (r)   authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

        Section 5.2    Proxy Statement; Company Stockholder Meeting.

        (a)   The Company shall prepare and cause to be filed with the SEC, as promptly as practicable after the date of this Agreement, and in any event within 20 Business Days after the date of this Agreement, in preliminary form, a proxy statement relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the "Proxy Statement"). Unless withdrawn in accordance with Section 5.4(c), the Company Board Recommendation with respect to the Merger shall be included in the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between the Company and any Company Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. The Company shall use commercially reasonable efforts to respond to any comments on the Proxy Statement or requests for additional information from the SEC (or the staff of the SEC) as promptly as practicable after receipt of any such comments or requests. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response (which comments shall be provided promptly and be considered in good faith).

        (b)   Parent shall furnish to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement, including such information that is required by the Exchange Act to be set forth in the Proxy Statement, and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC).

        (c)   The Company shall, as promptly as reasonably practicable, (x) establish a record date for and give notice of and otherwise duly call a meeting of its stockholders for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the "Company Stockholder Meeting") and (y) mail to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting a Proxy Statement (such date, the "Proxy Date"). The Company shall convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date; provided, however, that, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting shall not be held later than thirty (30) Business Days after the clearance of the Proxy Statement by the SEC; provided, further, that the Company may postpone, recess or adjourn the Company Stockholder Meeting: (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval or (iv) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company's stockholders prior to the Company Stockholders Meeting. Unless the Company Board shall have effected an Adverse Recommendation Change, the Company shall use its commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement and take all other action reasonably necessary or advisable to secure the Required Company Stockholder Approval.

        (d)   If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of the Company's or Parent's Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should reasonably be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the others. Each of Parent, Merger Sub and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

        Section 5.3    Access to Information; Confidentiality.

        (a)   During the Pre-Closing Period, the Company shall provide Parent with (i) reasonable access to the employees of the Company or any Company Subsidiaries ("Employees"), during regular business hours, upon reasonable advance notice and without unduly interfering with operations for the purpose of providing Parent with an opportunity to discuss post-Closing employment terms and opportunities; provided that one of the persons identified in clause (a) of "Knowledge" shall be permitted to attend any meetings with employees, and (ii) to the extent reasonably requested by Parent, information about each Employee, including the current terms and conditions of his or her employment, and complete copies or, where not previously reduced to writing, summaries of all current agreements and arrangements with each such Employee, subject to applicable Law. Upon reasonable notice, during the Pre-Closing Period, the Company shall, and shall cause each Company Subsidiary and each of the Company Representatives to (1) provide to Parent and Merger Sub and the Parent Representatives access, at reasonable times upon prior notice, to Company Representatives and the properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof and (2) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent may reasonably request; provided that such investigation shall only be upon reasonable notice and shall be at Parent's sole cost and expense. No investigation conducted pursuant to this Section 5.3 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement. Without limiting the foregoing, the Company shall promptly furnish to Parent reports with respect to the Company's consolidated working capital and Cash and Cash Equivalent balances prepared in the ordinary course of business consistent with past practice.

        (b)   With respect to the information disclosed pursuant to Section 5.3(a), the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, dated as of December 16, 2015, as amended, executed by the Company and Parent (the "Confidentiality Agreement").

        (c)   This Section 5.3 shall not require the Company to permit any access, or to disclose any information, that would reasonably be expected to (i) result in any violation of its obligations with respect to confidentiality if the Company shall have used commercially reasonable efforts to obtain the consent of a necessary Third Party to such inspection or disclosure or (ii) cause any privilege (including attorney-client privilege) that the Company or any Company Subsidiary would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in the Company's good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect the Company's position in any pending or, what the Company believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation; provided that, the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such obligations with respect to confidentiality or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary "clean-room" arrangements pursuant to which non-employee Representatives of the other party shall be provided access to such information; provided, further, that the Company shall (x) notify Parent and Merger Sub that such disclosures are reasonably likely to violate its or any Company Subsidiaries' confidentiality obligations or are reasonably likely to cause such privilege to be undermined and (y) communicate to the Parent and Merger Sub in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.3(c)).

        Section 5.4    No Solicitation of Transactions.

        (a)   During the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries and the Company Representatives (other than Company Representatives that are not directors, officers or employees, which the Company shall instruct and use commercially reasonable efforts to cause) to, (i) cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party that may be ongoing with respect to an Acquisition Proposal, and (ii) request any such Third Party to promptly comply with its obligations under the applicable confidentiality agreement to return or destroy all confidential information concerning the Company and the Company Subsidiaries. Subject to Section 5.4(b), during the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries and the Company Representatives (other than Company Representatives that are not directors, officers or employees, which the Company shall instruct and use commercially reasonable efforts to cause) not to (x) solicit, initiate, or knowingly facilitate or encourage any inquiry, discussion, offer, proposal or request that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (y) engage in, enter into, continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Company or any Company Subsidiary to, or afford access to the books or records or officers of the Company or any Company Subsidiary to, any Third Party with respect to an Acquisition Proposal or (z) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

        (b)   Notwithstanding anything to the contrary contained in Section 5.4(a), at any time following the date hereof and prior to adoption of this Agreement by the Required Company Stockholder Approval, but not after, the Company may (x) furnish non-public information to a Third Party in response to a request therefor by such Third Party who has made a bona fide written Acquisition Proposal that did not result from a violation of this Section 5.4, providing for the acquisition of over 50% of the assets (on a consolidated basis) or a majority of the voting power of the Equity Interests of the Company or (y) engage in discussions or negotiations with such Third Party with respect to such an Acquisition Proposal; provided that (1) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, (2) any non-public information concerning the Company or any Company Subsidiary made available to any Third Party shall, to the extent not previously made available to Parent, be made available to Parent as promptly as reasonably practicable (and in no event later than twenty-four hours) after it is made available to such Third Party,

(3) prior to taking the action described in clauses (x) or (y) above, the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that such action is reasonably necessary in order for such directors to comply with the directors' fiduciary duties under applicable Law and (4) in each such case referred to in clauses (x) or (y) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal. Notwithstanding anything to the contrary set forth in Section 5.4 or elsewhere in this Agreement, the Company, the Company Subsidiaries and their Representatives may, in any event, contact any Third Party to (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by such Third Party following the date hereof solely to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and (B) inform such Third Party that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 5.4; provided that the Company shall notify Parent of its intention to contact such Third Party prior to doing so.

        (c)   Except as expressly permitted by this Section 5.4(c), neither the Company Board nor any committee thereof shall (i) withdraw, withhold, change, amend, modify or qualify, or otherwise propose publicly to withdraw, withhold, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal made or received after the date hereof (any of the actions described in clauses (i) through (iii) of this Section 5.4(c), an "Adverse Recommendation Change"), or (iv) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 5.4(b)) with respect to any Acquisition Proposal (an "Alternative Acquisition Agreement"). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Required Company Stockholder Approval, but not after, the Company Board shall be permitted, subject to compliance with Section 5.4(d), (x) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement pursuant to Section 7.1(e) and/or (y) to effect any Adverse Recommendation Change with respect to a Superior Proposal or an Intervening Event, if the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that such action is reasonably necessary in order for such directors to comply with the directors' fiduciary duties under applicable Law.

        (d)   The Company Board shall not be entitled to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(e) unless (i) with respect to an Acquisition Proposal, such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in breach of this Agreement and the Company Board determines in good faith, based on the information then available and after consultation with its financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company has provided written notice (a "Notice of Adverse Recommendation Change") to Parent that the Company intends to take such action, which notice includes, as applicable, (x) written notice of the material terms of the Superior Proposal which enabled the Company Board to make the determination that the Acquisition Proposal is a Superior Proposal, or (y) in the case of any Adverse Recommendation Change that is related to an Intervening Event, a reasonably detailed summary of the basis of such action, (iii) during the four (4) calendar day period following Parent's receipt of the Notice of Adverse Recommendation Change, the Company shall, and shall cause the Company Subsidiaries and the Company Representatives (other than Company Representatives that are not directors, officers or employees, which the Company shall instruct and use commercially reasonable efforts to cause) to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, in the case of any Intervening Event, as would permit the Company Board (consistent with its fiduciary duties under applicable Law) to not make an Adverse

Recommendation Change; and (iv) following the end of the four (4) calendar day period, the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement irrevocably offered in writing by Parent in response to the Notice of Adverse Recommendation Change or otherwise, that the Superior Proposal, as the case may be, giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal or, in the case of any Adverse Recommendation Change that is related to an Intervening Event, that such Adverse Recommendation Change would be reasonably necessary in order for the directors to comply with such directors' fiduciary duties under applicable Law. In the event of any material amendment of such Superior Proposal or any material change to the facts and circumstances relating to the Intervening Event, the Company shall be required to issue a new Notice of Adverse Recommendation Change or otherwise comply again with the requirements of this Section 5.4(d); provided, however, that for purposes of this sentence, references to the four (4) calendar day period above shall be deemed to be references to a three (3) calendar day period.

        (e)   As promptly as reasonably practicable (and in any event within twenty four (24) hours) after receipt of any Acquisition Proposal or any request for non-public information or inquiry that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group of Persons making any such Acquisition Proposal, request or inquiry. In addition, the Company shall provide Parent as promptly as reasonably practicable (and in any event within twenty four (24) hours) with written notice setting forth all such information as is reasonably necessary to keep Parent reasonably informed in all material respects of all oral or written communications regarding, and the status and material details (including material amendments or proposed material amendments) of, any such Acquisition Proposal, request or inquiry.

        (f)    Nothing contained in this Agreement shall prohibit the Company or the Company Board, directly or indirectly through its Representatives, from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal; provided, however, such disclosure will in no way eliminate or modify the effect that any action pursuant to such U.S. federal or state Law would otherwise have under this Agreement.

        (g)   From the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, "standstill" or similar agreement to which the Company or any Company Subsidiary is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, "standstill" or similar obligation of any Person if the Company Board determines in good faith, after consultation with its outside legal counsel, that such action is reasonably necessary in order for the directors to comply with such directors' fiduciary duties under applicable Law.

        Section 5.5    Consummation of the Merger.

        (a)   Subject to the terms and conditions of this Agreement, during the Pre-Closing Period, each of Parent, on the one hand, and the Company, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger, including preparing and filing promptly, and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Entity or Third Party necessary, proper or advisable to consummate the Merger. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall require the Company to pay any consideration to a Third Party from whom consent, approval or waiver is requested.

        (b)   Without liming the foregoing, within ten (10) calendar days following the date of this Agreement, the Company will submit the notices described in Section 3.5(b) of the Company Disclosure Schedule in accordance with the applicable Utilities Laws.

        (c)   Each of the parties hereto will use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Merger, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, any Governmental Entity and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Merger, (iii) permit the other parties to review in advance and incorporate the other parties' reasonable comments in any filing or other communication to be given by it to any Governmental Entity with respect to obtaining any clearances required in connection with the transactions contemplated hereby and (iv) consult with the other parties in advance of any meeting or teleconference with any Governmental Entity or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 5.3, the Parties will use reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5(c) in a manner so as to preserve the applicable privilege.

        Section 5.6    Parent Financing.     Parent agrees that it shall not take any action with the Knowledge that the taking of that action would or would reasonably be expected to cause Parent not to have, immediately following the Effective Time, Cash and Cash Equivalents sufficient to pay the Total Merger Consideration.

        Section 5.7    Certain Notices.     During the Pre-Closing Period, each party hereto shall, promptly after obtaining Knowledge of an event set forth in this Section 5.7, notify the other party hereto of (i) the occurrence, or non-occurrence, of any event that would reasonably be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied or (ii) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

        Section 5.8    Public Announcements.     Without limiting any other provision of this Agreement, each of Parent and the Company shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the Merger without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except (i) as such press release or other announcement may be required by applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance, (ii) that each of the Company and the Company Subsidiaries may make announcements from time to time to their respective employees, customers, suppliers and other business relations and otherwise as the Company may reasonably determine is necessary to comply with applicable Law or the requirements of any agreement to which the Company or any Company Subsidiary is a party and (iii) in connection with an Adverse Recommendation Change if and to the extent permitted by the terms of this Agreement.

        Section 5.9    Employee Benefit Matters.

        (a)   Parent shall or shall cause the Surviving Corporation to assume, honor, and/or provide all of the Company's severance and change in control obligations in accordance with their terms as in effect immediately prior to the date of this Agreement.

        (b)   For a period of one (1) year following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to (i) each Continuing Employee who remains employed by Parent or any of its Subsidiaries a base salary or wage rate, as applicable, and annual cash bonus opportunity that is not less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) Continuing Employees who remain employed by Parent, employee benefits (including severance benefits, but excluding benefits provided pursuant to any defined benefit pension plans) that are, taken as a whole, at least as favorable in the aggregate to the employee benefits provided by Parent to similarly situated employees of Parent.

        (c)   From and after the Effective Time, for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Parent, the Surviving Corporation or any of their respective Affiliates (each, a "Parent Benefit Plan"), Parent shall, and shall cause the Surviving Corporation to, cause each Continuing Employee to receive service credit for service to the same extent such service credit was granted under Plans (other than for purposes of benefit accrual under a defined benefit plan) immediately prior to the Effective Time. Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions exclusions, actively at work requirements, waiting periods and insurability requirements with respect to participation and coverage requirements applicable to the Continuing Employees (and any dependents or beneficiaries thereof) under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under a corresponding welfare benefit plan maintained for the Continuing Employees immediately prior to the Effective Time and (ii) cause any co-payments, deductibles and other out-of-pocket expenses incurred by a Continuing Employee during the plan year that includes the Effective Time to be credited for purposes of satisfying all deductible, co-payment and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year of each comparable Parent Benefit Plan, as if such amounts had been paid in accordance with such plan.

        (d)   Prior to the Effective Time, if requested by Parent in writing no later than fifteen (15) days prior to the Effective Time, the Company shall cause the Company's 401(k) Plan (the "Company 401(k) Plan") to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than five calendar days preceding the Effective Time. If Parent requests the Company to terminate the Company 401(k) Plan as described above, prior to the Effective Time and thereafter (as applicable), the Company and Parent shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the tax-qualified defined contribution retirement plan designated by Parent (the "Parent 401(k) Plan") to permit each Continuing Employee (i) to participate in the Parent 401(k) Plan effective as of the Effective Time, and (ii) to make rollover contributions of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, notes (in the case of loans) or a combination thereof, in an amount equal to the account balance distributed or distributable to such Continuing Employee from the Company 401(k) Plan to the Parent 401(k) Plan.

        (e)   Prior to making any written communications to the employees of the Company or any Company Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement or that may become payable to such employees following the Closing (excluding the treatment of, and payment for, any outstanding Company Options or Company RSU Awards), the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall give reasonable and good faith consideration to any comments made by Parent (it being understood that Parent shall provide any comments thereon as soon as reasonably practicable). Parent and the Company shall cooperate in providing to such employees any such mutually agreeable communication (provided, that any communication required by law need not be mutually agreed).

        (f)    Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, (ii) be treated as an amendment of any particular Plan or Parent Benefit Plan or (iii) require Parent or the Surviving Corporation to continue any Plan or prevent the amendment, modification or termination thereof after the Effective Time. The provisions of this Section 5.9(f) are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.9(f) shall create such rights in any such Persons.

        Section 5.10    Indemnification of Directors and Officers.

        (a)   Without limiting any additional rights that any director, officer, trustee, employee, agent or fiduciary may have under any employment or indemnification agreement, the Company Certificate and the Company By-laws, this Agreement or, if applicable, similar organizational documents or agreements of any of the Company Subsidiaries, from and after the Effective Time, Parent and the Surviving Corporation, jointly and severally, will: (i) indemnify and hold harmless each Person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of the Company or any Company Subsidiary (solely when acting in their capacity as a director or officer or as an employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person's heirs, executors or administrators) determined as of the Effective Time (collectively, the "Indemnified Parties") to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action against any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement, including all interest, assessments and other charges paid, arising out of matters existing or occurring at or prior to the Effective Time; and (ii) promptly pay on behalf of or, within fifteen (15) calendar days after any request for advancement, advance (provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification) to each of the Indemnified Parties, any Indemnification Expenses incurred in defending any Claim or Action in advance of the final disposition of such Claim or Action. The indemnification and advancement obligations of Parent and the Surviving Corporation pursuant to this Section 5.10(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of the Company or any Company Subsidiary after the date hereof and inure to the benefit of such Person's heirs, executors and personal and legal representatives. As used in this Section 5.10: (x) the term "Claim" means any threatened, asserted, pending or completed Action, whether instituted by any Governmental Entity or any Third Party, that any Indemnified Party in good faith believes might lead to the institution of any Action, arising out of or pertaining to matters that relate to such Indemnified Party's duties or service as a director or officer of the Company or of any of the Company Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of the Company or any of the Company Subsidiaries; (y) the term "Indemnification Expenses" means reasonable attorneys' fees and all other costs, expenses and obligations (including experts' fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending (including on appeal), or preparing to defend any Claim for which indemnification is sought pursuant to this Section 5.10(a); and (z) the phrase "to the fullest extent authorized or permitted by applicable Law" includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DGCL that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DGCL and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors officers, trustees, employees, agents, or fiduciaries or Persons serving in any capacity in which any Indemnified Party serves. Any amendment, alteration or repeal of the DGCL that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Corporation will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

        (b)   Without limiting the foregoing, Parent and Merger Sub agree that the rights of the Indemnified Parties under this Section 5.10 shall be in addition to any rights such Indemnified Parties may have under the Company Certificate, the Company By-laws or indemnification agreements of the Company or any Company Subsidiary, including the Company's form of Indemnification Agreement, as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, which will survive the Merger and continue in full force and effect in accordance with their terms.

        (c)   Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.10, upon learning of any such Claim or Action, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such Claim or Action (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof, and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter; and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

        (d)   Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for "tail" insurance policies with a claims period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance with benefits and levels of coverage no less favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of the amount set forth in Section 5.10(d) the Company Disclosure Schedule. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of six (6) years from the Effective Time, the current directors' and officers' liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date hereof and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 5.10 would cost in excess of that amount.

        (e)   If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 5.10.

        (f)    Parent will cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation and its Subsidiaries under this Section 5.10.

        (g)   This Section 5.10 survives the consummation of the Merger and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties, and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Corporation and their respective successors and assigns.

        Section 5.11    MyPoints and StayFriends Transactions.

        (a)   Each of the parties hereby acknowledges that the Company has entered into that certain Stock Purchase Agreement (as may be modified, amended or waived in accordance with Section 5.11(c), the "MyPoints Purchase Agreement"), dated as of April 19, 2016, by and among Prodege, LLC, Classmates Media Corporation and the Company, pursuant to which, among other things, the Company sold all of its right, title and interest in the capital stock of the MyPoints Subsidiary to Prodege, LLC (the performance of the terms of, and the consummation of the transactions under, the MyPoints Purchase Agreement, the "MyPoints Transaction"). Parent has been provided with a copy of the MyPoints Purchase Agreement as in effect on the date hereof.

        (b)   Each of the parties hereby acknowledges that the Company has entered into that certain Purchase Agreement (as may be modified, amended or waived in accordance with Section 5.11(c), the "StayFriends Purchase Agreement"), dated as of March 31, 2016, by and between by and between Classmates International, Inc. ("Classmates"), and Ströer Content Group GmbH, pursuant to which, among other things, the Company shall sell all of its right, title and interest in the capital stock of the StayFriends Subsidiaries to Ströer Content Group GmbH (the performance of the terms of, and the consummation of the transactions under, the StayFriends Purchase Agreement, the "StayFriends Transaction"). Parent has been provided with a copy of the StayFriends Purchase Agreement as in effect on the date hereof.

        (c)   After the date of this Agreement, the Company shall not modify, amend or waive any provision of the MyPoints Purchase Agreement or the StayFriends Purchase Agreement unless such modification, amendment or waiver does not (i) with respect to the StayFriends Purchase Agreement, provide for any decrease in the purchase price payable thereunder or any related purchase price adjustment or change the calculation of the purchase price payable thereunder or any related purchase price adjustment, (ii) change the scope or limitations of any indemnification obligations contained therein applicable to the Company or any Company Subsidiaries or (iii) impose or leave outstanding any additional material continuing liabilities or obligations related to or arising out of the ownership or operation of the StayFriends Subsidiaries or the MyPoints Subsidiary or their respective Subsidiaries on the Company or any Company Subsidiaries.

        Section 5.12    Rule 16b-3.     Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary or advisable to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 5.13    Stock Exchange Delisting.     Prior to the Closing Date, the Company shall reasonably cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the Exchange to enable the delisting of the shares of Company Common Stock from the Exchange and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

        Section 5.14    Cooperation With Financing.     The Company shall use its commercially reasonable efforts to provide and cause the Company Subsidiaries and Company Representatives to provide, all cooperation reasonably necessary in connection with any financing efforts that Parent may undertake in connection with the Merger, as may be reasonably requested by Parent, (a) including, but not limited to, assisting in the preparation for and participating in a reasonable number of meetings, furnishing financial and other information, cooperating in marketing efforts, participating in drafting sessions, assisting in matters related to collateral (including providing information as requested for the evaluation of assets included or that may be included in any borrowing base and reasonably facilitating the pledging of collateral and providing of guarantees), assisting in preparing borrowing base certificates in the form and substance as requested by Parent and for the dates requested by Parent, allowing Parent and its and any of its lender's Representatives such access to information and management as may be reasonably necessary for their due diligence (including accounting due diligence sessions), facilitating the execution and delivery of definitive financing documents and customary deliverables (excluding, for the avoidance of doubt, any solvency certificates, which shall be the responsibility of Parent) and taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of any such financing and to permit the proceeds thereof to be made available to Parent and (b) excluding participating in presentations, road shows and sessions with prospective lenders, investors and ratings agencies; provided, however, that none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability in connection with the foregoing prior to the Effective Time; provided, further, that Parent shall reimburse the Company for its reasonable out of pocket costs incurred by the Company in connection with this Section 5.14.

        Section 5.15    Company Cash.     Except as set forth on Section 5.15 of the Company Disclosure Schedule, prior to the Effective Time, the Company and the Company Subsidiaries shall maintain any Cash and Cash Equivalents balances in U.S. dollars and shall not subject any amount of their respective Cash and Cash Equivalents balances to any Lien or any other restriction that would be reasonably be likely to impair the use thereof to pay the Total Merger Consideration.

Article 6.
Closing Conditions

        Section 6.1    Conditions to Obligations of Each Party Under This Agreement.     The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a)    Stockholder Approval.    The Required Company Stockholder Approval shall have been obtained in accordance with the DGCL.

          (b)    No Order.    No Governmental Entity shall have issued any Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

        Section 6.2    Additional Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Company contained in (i) Section 3.3 (Capitalization) and Section 3.9(a) (Absence of Certain Changes or Events) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in the case of Section 3.3, for any de minimis inaccuracies; (ii)  Section 3.4 (Authority) and Section 3.25 (Brokers) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) this Agreement (other than those set forth in clauses (i) and (ii)) shall be true and correct as of the date hereof and as of the Closing Date (without giving effect to any references to any "Company Material Adverse Effect" or other "materiality" qualifications) as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except where failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)    Agreements and Covenants.    The Company shall have performed or complied, and shall have caused the Company Subsidiaries to have performed or complied, in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c)    Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect.

          (d)    Officer's Certificate.    Parent shall have received a certificate of the chief executive officer or chief financial officer of the Company that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

        Section 6.3    Additional Conditions to Obligations of the Company.     The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of the Parent contained in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date (without giving effect to any references to any "Parent Material Adverse Effect" or other "materiality" qualifications) as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except where failure to be so true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent's ability to consummate the Merger and the transactions contemplated herein.

          (b)    Agreements and Covenants.    Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time.

          (c)    Officer's Certificate.    The Company shall have received a certificate of a responsible officer of Parent that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

 Article 7.
Termination, Amendment and Waiver

        Section 7.1    Termination.     This Agreement may be terminated, and the Merger may be abandoned, at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

        (a)   by mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

        (b)   by either the Company or Parent if the Merger shall not have been consummated prior to September 30, 2016 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

        (c)   by either the Company or Parent if any Governmental Entity shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such Order shall have become final and nonappealable;

        (d)   by either Parent or the Company if the Required Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting;

        (e)   by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, and subject to the terms and conditions of Section 5.4(d), in order to enter into a definitive agreement with respect to a Superior Proposal, provided that the Company is not in material breach of Section 5.4, and provided, further, that prior to such termination, the Company pays to Parent the Company Termination Fee in accordance with Section 7.2(b);

        (f)    by Parent, if, prior to receipt of the Required Company Stockholder Approval, (i) an Adverse Recommendation Change shall have occurred, (ii) at any time following receipt of an Acquisition Proposal, the Company Board shall have failed to reaffirm the Company Board Recommendation within five (5) Business Days after receipt of any written request to do so from Parent; or (iii) a tender offer or exchange offer for outstanding Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (x) the date prior to the date of the Company Stockholder Meeting and (y) eleven (11) Business Days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company Board fails to recommend unequivocally against acceptance of such offer;

        (g)   by Parent, if there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions specified in Section 6.2(a) or Section 6.2(b) would not be satisfied at the Closing (a "Terminating Company Breach"), except that, if such Terminating Company Breach is curable by the Company, then, until the earlier of (x) thirty (30) calendar days after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach and (y) the Outside Date (clauses (x) and (y), the "Company Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

        (h)   by the Company, if there is any breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that the conditions specified in Section 6.3(a) or Section 6.3(b) would not be satisfied at the Closing (a "Terminating Parent Breach"), except that, if such Terminating Parent Breach is curable by Parent or Merger Sub, then, until the earlier of (x) thirty (30) calendar days after receipt by Parent or Merger Sub of notice from the Company of such breach, but only as long as Parent and Merger Sub continue to use their commercially reasonable efforts to cure such Terminating Parent Breach and (y) the Outside Date (clauses (x) and (y), the "Parent Cure Period"), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period; or

        (i)    by the Company, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, and (ii) Parent fails to consummate the Closing within five (5) Business Days following the date the Closing should have occurred pursuant to Section 1.1.

        Section 7.2    Effect of Termination.

          (a)    Limitation on Liability.    Except as provided in paragraph (b) below, in the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except with respect to Section 5.3 (Access to Information; Confidentiality), Section 5.8 (Public Announcements), this Section 7.2 and Article 8 (General Provisions); provided, however, that nothing in this Section 7.2 relieves any of Parent or the Company of any liability for fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity. "Willful Breach" means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party hereto with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

          (b)    Termination Fee.

              (i)  In the event that this Agreement is terminated by Parent pursuant to Section 7.1(f), then the Company shall pay to Parent within two (2) Business Days of such termination a termination fee of $2,652,000 (the "Company Termination Fee").

             (ii)  In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e), then the Company shall pay to Parent, concurrently with such termination, the Company Termination Fee.

            (iii)  In the event that this Agreement is terminated (1) by either the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d), (2) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (x) at least thirty (30) Business Days prior to the date of termination with respect to any termination pursuant to Section 7.1(b), and (y) prior to obtaining Required Company Stockholder Approval, with respect to termination pursuant to Section 7.1(d)), and (3) within twelve (12) months of such termination, (A) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company's stockholders or otherwise not opposed, an Acquisition Proposal or (B) there shall have been consummated an Acquisition Proposal with respect to the Company (substituting in each foregoing instances "50%" for "15%" in the definition of "Acquisition Proposal"), then the Company shall pay to Parent, concurrently with the consummation of such Acquisition Proposal, the Company Termination Fee; provided that for purposes of this Agreement, an Acquisition Proposal with respect to the Company shall not be deemed to have been "publicly withdrawn" by any Person if, within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement (other than a confidentiality agreement) with respect to, or shall have consummated or shall have approved or recommended to the Company's stockholders, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates.

            (iv)  The parties acknowledge that the agreements contained in this Section 7.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, and that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which the Company Termination Fee is payable. If the Company fails to promptly pay the amount due pursuant to this Section 7.2(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a final, non-appealable judgment against the Company for the fees set forth in this Section 7.2(b) or any portion of such fees, the Company shall pay to Parent or Merger Sub its reasonable out-of-pocket costs and expenses (including reasonable attorneys' fees) in connection with such suit.

             (v)  Notwithstanding anything to the contrary in this Agreement, Parent's right to receive payment of the Company Termination Fee shall be Parent's sole and exclusive remedy against the Company and its Affiliates and any of their respective Representatives relating to or arising out of this Agreement or the transactions contemplated herein. Upon the Company's payment of the Company Termination Fee, none of the Company and its Affiliates or their respective Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated herein.

          (c)    All Payments.    All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Article 8.
General Provisions

        Section 8.1    Non-Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 8.2    Notices.     Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission or by e-mail of a pdf attachment (but only if followed up within one (1) Business Day by transmittal by another method described herein; which, for the avoidance of doubt, may include by e-mail of a pdf attachment if the initial notice is given by facsimile or by facsimile in the initial notice is given by e-mail of a pdf attachment) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

  If to Parent or Merger Sub, addressed to it at:

    B. Riley Financial, Inc.
    21860 Burbank Boulevard, Suite 300 South
    Woodland Hills, California 91367
    Attention: Alan N. Forman
    Email: aforman@brileyfin.com
    Facsimile: (818) 746-9170

  with a mandated copy to:

    Sullivan & Cromwell LLP
    1888 Century Park East
    Los Angeles, California 90067
    Attention: Patrick S. Brown
    Email: brownp@sullcrom.com
    Facsimile: (310) 407-2685

  If to the Company, addressed to it at:

    United Online, Inc.
    21255 Burbank Boulevard, Suite 400
    Woodland Hills, California 91367
    Attn: Legal Department
    Email: mharrington@corp.untd.com
    Facsimile: (818) 287-3011

  with a mandated copy to:

    Latham & Watkins LLP
    355 South Grand Avenue
    Los Angeles, California 90071
    Attention: Steven B. Stokdyk and David A. Zaheer
    Email: steven.stokdyk@lw.com; david.zaheer@lw.com
    Facsimile: (213) 891-8763

        Section 8.3    Certain Definitions.     For purposes of this Agreement, the term:

        "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains confidentiality provisions that are not less restrictive in the aggregate than those contained in the Confidentiality Agreement; provided, however, that such agreement (a) need not restrict the making or amending of any Acquisition Proposal and (b) may contain terms materially less favorable in the aggregate to the Company so long as the Company agrees to amend the Confidentiality Agreement in a manner consistent with such materially less favorable terms.

        "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms "controlling" and "controlled by" have correlative meanings to the foregoing.

        "Acquisition Proposal" means, other than relating solely to the StayFriends Transaction, the Merger or any other proposal or offer from Parent or any of the Parent Subsidiaries, any proposal, offer, inquiry or indication from a Third Party relating to (a) any acquisition or purchase, in a single transaction or series of related transactions, of (i) fifteen percent (15%) or more of the consolidated net revenues, net income or total assets of the Company and the Company Subsidiaries, taken as a whole, or (ii) fifteen percent (15%) or more of the combined voting power of any Equity Interests of the Company (including Equity Interests of Company Subsidiaries); (b) any tender offer or exchange offer that if consummated would result in any Person or "group" (as defined in or under Section 13 of the Exchange Act) acquiring beneficial ownership of fifteen percent (15%) or more of the combined voting power of any Equity Interests of the Company (including Equity Interests of Company Subsidiaries); or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange or other transaction involving the Company or any Company Subsidiary in which a Third Party or its stockholders, if consummated, would acquire fifteen percent (15%) or more of the combined voting power of any Equity Interests of the Company (including Equity Interests of Company Subsidiaries) or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity.

        "Action" means any civil, criminal or administrative action, claim, suit, audit, hearing, assessment, arbitration or inquiry, or any proceeding or investigation, by or before any Governmental Entity.

        "Aggregate Exercise Price" means the aggregate exercise price per share of all Company Options excluding Company Options for which the exercise price is greater than the Per Share Merger Consideration.

        "Ancillary Agreements" means the Voting Agreements.

        "beneficial ownership" (and related terms such as "beneficially owned" or "beneficial owner") has the meaning set forth in Rule 13d-3 under the Exchange Act.

        "Business Day" means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York City and the City of Los Angeles.

        "Cash and Cash Equivalents" means cash and cash equivalents as classified under the applicable line item of the relevant party's consolidated balance sheets.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company ESPP" means the Company 2010 Employee Stock Purchase Plan, as amended.

        "Company Material Adverse Effect" means a material adverse effect on the results of operations or condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise) or business of the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event would any of the following, in and of themselves or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a "Company Material Adverse Effect": (a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or political conditions; (b) changes in general economic conditions in the industry or industries in which the Company and the Company Subsidiaries operate; (c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any acts of terrorism affecting the United States; (d) any hurricane, tornado, flood, earthquake or other natural disaster; (e) the identity of, or actions or omissions of, Parent, Merger Sub or their Affiliates, or any action taken at the written request of Parent or Merger Sub; (f) the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of obligations under this Agreement); (g) any change in the market price or trading volume of the Company Common Stock (it being understood that the exception in this clause (g) shall not preclude any party from asserting that the facts giving rise to such change should be taken into account in determining whether there has been a Company Material Adverse Effect); (h) any failure to meet any financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) shall not preclude any party from asserting that the facts giving rise to such failure should be taken into account in determining whether there has been a Company Material Adverse Effect); (i) changes in GAAP after the date of this Agreement; (j) changes in any Laws or regulations applicable to the Company and the Company Subsidiaries or applicable accounting regulations or interpretations thereof; and (k) any legal proceedings commenced by or involving any current or former stockholders of the Company (on their own behalf or on behalf of the Company) arising out of or related to this Agreement or the transactions contemplated thereby (it being understood and agreed that the exception in this clause (k) shall not preclude any party from asserting that the facts giving rise to such proceedings should be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that any change, event, development, circumstance, occurrence or effect referred to in clauses (a), (b), (c), (d), (i) or (j) will, unless otherwise excluded, be taken into account for purposes of determining whether or not a Company Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, occurrence or effect disproportionately and adversely affects the Company and the Company Subsidiaries taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Company and the Company Subsidiaries operate.

        "Company Options" means any options to purchase shares of Company Common Stock outstanding under the Company Stock Plans.

        "Company Representatives" means any of the respective affiliates, directors, officers, employees, accountants, consultants, legal counsel, advisors, investment bankers and agents and other representatives of the Company and any of the Company Subsidiaries.

        "Company RSU Award" means any award of restricted stock units outstanding under the Company Stock Plans.

        "Company Stock Plans" means the Company 2001 Supplemental Stock Incentive Plan, as amended and restated, and the Company 2010 Incentive Compensation Plan, as amended and restated.

        "Company Subsidiary" means each Subsidiary of the Company, other than the Excluded Subsidiaries.

        "Company Telecom Permits" means all Company Permits reasonably necessary for the conduct of the business under applicable Utilities Laws.

        "Continuing Employees" means all employees of the Company or any Company Subsidiary who, as of the Closing, continue their employment with the Surviving Corporation or any Subsidiary thereof.

        "Contracts" means any of the written or oral agreements, contracts, leases, purchase orders, letters of credit, licenses, instruments, notes, mortgages, indentures, arrangements, obligations or commitments, to which any company is a party.

        "Environmental Laws" means any federal, state, local or foreign statute, Law, ordinance, regulation, rule, code, treaty, writ, order, permit or requirement of any Governmental Entity and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of Law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials or noise, odor, indoor air, employee exposure, wetlands, pollution or contamination or any injury or threat of injury to Persons or property relating to any Hazardous Materials.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

        "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Equity Interest" means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

        "Exchange" means the NASDAQ Global Market.

        "Exchange Act" means Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "Excluded Subsidiaries" means the StayFriends Subsidiaries, the MyPoints Subsidiary and each of their respective Subsidiaries.

        "GAAP" means generally accepted accounting principles as applied in the United States.

        "Governmental Authorization" means any permit, license, certificate, approval, consent, clearance, waiver, certification, designation, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

        "Governmental Entity" means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

        "Hazardous Materials" means any substance that is: (a) listed, classified or regulated pursuant to any Environmental Law; (b) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, lead-containing paint or plumbing, polychlorinated biphenyls, mold or radon; and (c) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

        "Indebtedness" of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person that are due and payable at least one hundred eighty (180) days after the purchase or acquisition of such property; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors or accrued expenses arising in the ordinary course of business consistent with past practice, and the endorsement of negotiable instruments for collection in the ordinary course of business.

        "Intellectual Property" means any rights throughout the world in or to, arising out of, or associated with: (a) all United States and foreign patents (including utility models) and applications therefor, including provisional applications, and all reissues, divisions, renewals, re-examinations, extensions, continuations and continuations-in-part thereof ("Patents"); (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know-how, technology and technical data ("Trade Secrets"); (c) all United States and foreign copyrights, copyright registrations and applications therefor, moral rights and all other rights corresponding to the foregoing throughout the world ("Copyrights"); (d) all United States and foreign trademarks, service marks, trade names, logos, brand names and trade dress, whether registered or unregistered, and all other rights corresponding thereto throughout the world ("Trademarks"); and (e) any other intellectual property rights recognized under Applicable Law.

        "Intervening Event" means an event, fact or state of facts, development or occurrence (other than any event, fact or state of facts, development or occurrence resulting from a breach of this Agreement by the Company) that was not known or reasonably foreseeable to the Company Board and becomes known to the Company Board after the date hereof and prior to the Effective Time, or the material consequences of which (based on the facts known to the Company Board as of the date of this Agreement) were not reasonably foreseeable; provided, however, that the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof shall not constitute an Intervening Event.

        "IRS" means the United States Internal Revenue Service.

        "IT Assets" means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

        "Knowledge" means, (a) with respect to the Company the actual knowledge of each of Jeffrey Goldstein, Edward Zinser or Mark Harrington, and (b) with respect to Parent and Merger Sub, the actual knowledge of each of Bryant Riley, Nick Capuano, Rusty Taragan or Ryan Bernath, in each case following reasonable inquiry.

        "Law" means foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, including, for the avoidance of doubt, the Utilities Laws.

        "Leased Real Property" means each parcel of real property leased by the Company or one of the Company Subsidiaries.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

        "Malicious Code" means any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," "worm," "spyware" (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user's consent.

        "MyPoints Subsidiary" means MyPoints.com, Inc., a Delaware corporation.

        "Order" means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Entity.

        "Other Filings" means all filings made by, or required to be made by, the Company with the SEC other than the Proxy Statement.

        "Parent Material Adverse Effect" means any event, circumstance, development, change affecting, or condition having an effect on, Parent, Merger Sub and the Parent Subsidiaries that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, is or would reasonably be likely to be materially adverse to Parent or to the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

        "Parent Representatives" means any of the respective affiliates, directors, officers, employees, accountants, consultants, legal counsel, advisors, investment bankers, agents and other representatives of the Parent and any of the Parent Subsidiaries.

        "Permitted Liens" means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by (if then appropriate) appropriate proceedings, and (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of applicable Law, (c) any other Liens which do not, individually or in the aggregate interfere materially with the ordinary course of business or are incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of Company or the validity or amount of which is being contested in good faith by appropriate proceedings and are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company SEC Filings.

        "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in or under Section 13(d) of the Exchange Act).

        "Personally Identifiable Information" means any information that alone or in combination with other information held by the Company or the Company Subsidiaries can be used to specifically identify an individual Person.

        "Registered Intellectual Property" means any of the following, as they exist throughout the world: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications; (c) registered domain names; and (d) Copyright registrations and applications to register Copyrights.

        "Representatives" means a Person's affiliates, officers, directors, employees, agents, legal counsel, accountants, advisors, investment bankers and other authorized representatives.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "Software" means any (a) computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, together with input and output formats; (b) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections (whether machine readable or otherwise); (c) command structures, report formats, templates, menus, buttons and icons; (d) descriptions, flow-charts, architectures, development tools, and other materials used to design, plan, organize and develop any of the foregoing; and (e) documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.

        "StayFriends Subsidiaries" means (a) StayFriends GmbH, a German corporation, (b) Trombi Acquisition SARL, a French corporation, (c) Klassenfreunde.ch GmbH, a Swiss corporation and (d) Klassträffen Sweden AB, a Swedish corporation.

        "Subsidiary" or "Subsidiaries" of Parent, the Company, the Surviving Corporation or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

        "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal made by a Third Party that would result in any Third Party or "group" (as defined in or under Section 13 of the Exchange Act) becoming the beneficial owner, directly or indirectly, of substantially all of the assets (on a consolidated basis) or 80% of the voting power of the equity securities of the Company that the Company Board has determined in good faith, after consultation with outside legal counsel and an independent financial advisor of nationally recognized reputation, taking into account all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, that, if consummated, would result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.4(d) of this Agreement).

        "Taxes" means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties and additions to tax imposed with respect thereto) imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

        "Tax Returns" means any report, return (including information return), claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

        "Total Merger Consideration" means an amount equal to the amount required to pay the aggregate Per Share Merger Consideration in accordance with Section 2.1(a), the aggregate Option Consideration in accordance with Section 2.5 and in respect of the Company RSU Awards in accordance with Section 2.6.

        "Third Party" means any Person other than the Company, Parent, Merger Sub and their respective Affiliates.

        "Utilities Laws" means the Communications Act of 1934, as amended, and any similar or successor federal statute, and the rules and regulations of the Federal Communications Commission thereunder, all as the same may be in effect from time to time, and all relevant rules, regulations, and published policies of, and all laws administered by, any PUC asserting jurisdiction over the Company, any of its Subsidiaries, or their services (including, for the avoidance of doubt, any local, state and foreign regulatory bodies).

        Section 8.4    Terms Defined Elsewhere.     The following terms are defined elsewhere in this Agreement, as indicated below:

"Adverse Recommendation Change"	Section 5.4(c)
"Agreement"	Preamble
"Alternative Acquisition Agreement"	Section 5.4(c)
"Book-Entry Shares"	Section 2.1(a)
"Certificate of Merger"	Section 1.3
"Certificates"	Section 2.1(a)
"Claim"	Section 5.10(a)
"Closing"	Section 1.1
"Closing Date"	Section 1.1
"COBRA"	Section 3.10(d)
"Company"	Preamble
"Company 401(k) Plan"	Section 5.9(d)
"Company Board"	Recitals
"Company Board Recommendation"	Recitals
"Company By-laws"	Section 3.2
"Company Certificate"	Section 3.2
"Company Common Stock"	Section 2.1(a)
"Company Cure Period"	Section 7.1(g)
"Company Disclosure Schedule"	Article 3
"Company Financial Advisor"	Section 3.21
"Company Form 10-K"	Section 3.2
"Company Intellectual Property"	Section 3.15(b)
"Company Lease"	Section 3.14(b)
"Company Material Contract"	Section 3.12(a)
"Company Permits"	Section 3.6
"Company Preferred Stock"	Section 3.3(a)
"Company SEC Filings"	Section 3.7(a)
"Company Software"	Section 3.15(i)

"Company Stockholder Meeting"	Section 5.2(c)
"Company Termination Fee"	Section 7.2(b)(i)
"Company Voting Agreement"	Recitals
"Confidentiality Agreement"	Section 5.3(b)
"DGCL"	Recitals
"Dissenting Stockholders"	Section 2.1(b)
"Effective Time"	Section 1.3
"Employee"	Section 5.3(a)
"Exchange Agent"	Section 2.2(a)
"Exchange Fund"	Section 2.2(a)
"Excluded Share"	Section 2.1(b)
"Indemnification Expenses"	Section 5.10(a)
"Indemnified Parties"	Section 5.10(a)
"Insurance Policies"	Section 3.17
"Material Intellectual Property"	Section 3.15(c)
"Merger"	Recitals
"Merger Sub"	Preamble
"Multiemployer Plan"	Section 3.10(c)
"MyPoints Purchase Agreement"	Section 5.11(a)
"MyPoints Transaction"	Section 5.11(a)
"Notice of Adverse Recommendation Change"	Section 5.4(d)
"Option Consideration"	Section 2.5
"Outside Date"	Section 7.1(b)
"Parent"	Preamble
"Parent 401(k) Plan"	Section 5.9(d)
"Parent Benefit Plan"	Section 5.9(c)
"Parent Cure Period"	Section 7.1(h)
"Parent Subsidiary"	Section 4.3(a)
"Parent Voting Agreement"	Recitals
"party"	Section 8.5(h)
"Per Share Merger Consideration"	Section 2.1(a)
"Plan"	Section 3.10(a)
"Pre-Closing Period"	Section 5.1
"Proxy Date"	Section 5.2(c)
"Proxy Statement"	Section 5.2(a)
"PUC"	Section 3.5(b)

"Required Company Stockholder Approval"	Section 3.23
"Sarbanes-Oxley Act"	Section 3.7(a)
"StayFriends Purchase Agreement"	Section 5.11(b)
"StayFriends Transaction"	Section 5.11(b)
"Surviving Corporation"	Recitals
"Takeover Statute"	Section 3.4(b)
"Terminating Company Breach"	Section 7.1(g)
"Terminating Parent Breach"	Section 7.1(h)
"Voting Agreement"	Recitals

        Section 8.5    Definitional and Interpretative Provisions.

        (a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) the word "including" shall mean "including, without limitation," and (vi) the word "or" shall be disjunctive but not exclusive.

        (b)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

        (c)   The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

        (d)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

        (e)   The phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if".

        (f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

        (g)   All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

        (h)   The word "party" shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party's successors and permitted assigns.

        (i)    Unless otherwise specifically indicated, all references to "dollars" or "$" shall refer to the lawful currency of the United States.

        Section 8.6    Headings.     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 8.7    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 8.8    Amendment.     This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Required Company Stockholder Approval, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the Exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        Section 8.9    Waiver.     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party or parties with any of the agreements or conditions contained herein; provided, however, that after the Required Company Stockholder Approval, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the Exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        Section 8.10    Assignment.     This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Party in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void ab initio.

        Section 8.11    Entire Understanding; No Third-Party Beneficiaries.     This Agreement (together with the Exhibits and Company Disclosure Schedule and the other documents delivered pursuant hereto) together with the Ancillary Agreements and the Confidentiality Agreement contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and constitute the entire agreement and understanding of the parties with respect to the matters herein and therein and supersede all prior agreements and understandings on such matters. The parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Merger and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm's-length negotiations. Except in the case of fraud, each party agrees that (i) the sole and exclusive remedies for any breach of the terms and provisions of this

Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement) or any claim or cause of action otherwise arising out of or related to the Merger or the other transactions contemplated hereby shall be those remedies available at law or in equity for breach of contract only; and (ii) the parties hereby agree that neither party shall have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement. The provisions of this Agreement are binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except as provided in Section 5.10 (which will be to the benefit of the Persons referred to in such Section).

        Section 8.12    Mutual Drafting.     Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        Section 8.13    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

        (a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

        (b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, solely in any Action arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action shall be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

        (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.13(c).

        Section 8.14    Fees and Expenses.     Subject to Section 7.2(a) of this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

        Section 8.15    Counterparts.     This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        Section 8.16    Specific Performance.     The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.16 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.16, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent:
B. RILEY FINANCIAL, INC.
By:	/s/ BRYANT R. RILEY
	Name:	Bryant R. Riley
	Title:	Chief Executive Officer
Merger Sub:
UNIFY MERGER SUB, INC.
By:	/s/ BRYANT R. RILEY
	Name:	Bryant R. Riley
	Title:	Chief Executive Officer

Company:
UNITED ONLINE, INC.
By:	/s/ JEFFREY GOLDSTEIN
	Name:	Jeffrey Goldstein
	Title:	Interim Chief Executive Officer

Annex B

EXECUTION VERSION

May 4, 2016

B. Riley Financial, Inc.
21860 Burbank Boulevard, Suite 300 South
Woodland Hills, California 91367

Ladies and Gentlemen:

        As a holder of Company Common Stock (as defined below), the undersigned (the "Stockholders") understand that United Online, Inc., a Delaware corporation (the "Company"), Unify Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and B. Riley Financial, Inc., a Delaware corporation ("BRF"), propose to enter into an Agreement and Plan of Merger, dated as of May 4, 2016 (as it may be from time to time amended, the "Merger Agreement"), providing for, among other things, a merger of Merger Sub with and into the Company, in which each of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

        The Stockholders acknowledge that, as an inducement for BRF to enter into the Merger Agreement, BRF has required that the Stockholders enter into this letter agreement and the Stockholders are willing to enter into this letter agreement.

        Each Stockholder confirms his or her agreement with BRF, and BRF confirms its agreement with such Stockholder, as follows:

          1.     As used in this letter agreement, "Shares" means the shares of Company Common Stock which the Stockholder owns of record or beneficially, including those shares of Company Common Stock listed opposite such Stockholder's name on Schedule 1 hereto (for the avoidance of doubt, excluding (i) any shares underlying options exercisable for shares of Company Common Stock, (ii) any shares held solely by any of the Stockholder's family members, whether or not such shares are included as beneficially owned by the Stockholder in the Company's most recent annual proxy statement and (iii) any shares held by such Stockholder on behalf of or for the benefit of third parties) at any time during the Agreement Period. The Shares are free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Stockholder's obligations under this letter agreement. The Stockholder represents and warrants that the Stockholder has the sole or shared power to vote or direct the vote of all Shares.

          2.     Subject to paragraph 17 of this letter agreement, at every meeting of the stockholders of the Company called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder agrees to vote, or cause to be voted, the Shares (a) in favor of (i) adoption of the Merger Agreement and (ii) any other matter that is required to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to adoption of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a stockholder vote pursuant to applicable Law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of the Company's certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) in favor of any postponement, recess or adjournment at any meeting of the stockholders of the Company if there are not sufficient votes to approve the Merger Agreement. Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that the Stockholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

          3.     The Stockholder hereby revokes any and all previous proxies granted with respect to Shares owned of record or beneficially by him or her. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a proxy appointing BRF, Thomas J. Kelleher and Alan N. Forman, and each of them, but each with full power of substitution, as the Stockholder's attorney-in-fact and proxy, for and in the Stockholder's name, to be counted as present, vote, express consent or dissent with respect to the Shares owned of record or beneficially by him or her in the manner contemplated by paragraph 2 as such proxies or their proxies or substitutes shall, in their sole discretion, deem proper with respect to such Shares. The proxy granted by the Stockholder pursuant to this paragraph 3 is, subject to the last sentence of this paragraph 3, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the Delaware General Corporation Law, and is granted in order to secure the Stockholder's performance under this letter agreement and also in consideration of BRF entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Stockholder fails for any reason to be counted as present, consent or vote such Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then BRF shall have the right to cause to be present, consent or vote such Shares in accordance with the provisions of paragraph 2. The proxy granted by the Stockholder shall be automatically revoked upon expiration of the Agreement Period.

          4.     The Stockholder represents and warrants (a) that the Stockholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement and (b) that, assuming the due authorization, execution and delivery of this letter agreement by BRF, this letter agreement is the Stockholder's legal, valid and binding agreement and is enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors' rights generally or by general equitable principles.

          5.     The Stockholder further represents and warrants that the execution and delivery of this letter agreement by the Stockholder does not, and the performance of his or her obligations under this letter agreement and the consummation of the transactions to be consummated by him or her as contemplated hereby will not, (a) conflict with or violate any Law applicable to the Stockholder or by which the Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not to his or her knowledge prevent, impair, delay or adversely affect the performance by the Stockholder of his or her obligations under this letter agreement.

          6.     The Stockholder agrees that all representations, terms and conditions of this letter agreement will apply to (and the term "Shares" shall include) shares of Company Common Stock of which the Stockholder acquires record or beneficial ownership after the date hereof and prior to the expiration of the Agreement Period, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase (including through the Company ESPP), dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.

          7.     This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (the period during which this letter agreement is in effect, the "Agreement Period"); provided, however, that (i) this paragraph 7 and paragraphs 11, 12, 13, 14, 15, 18, 19, 20 and 21 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any Willful Breach.

          8.     The Stockholder is entering into this letter agreement solely in his or her capacity as a record or beneficial owner of the Shares and nothing herein is intended to or shall limit or affect any actions taken by the Stockholder in his or her capacity as a director or officer of the Company (or a subsidiary of the Company).

          9.     The Stockholder hereby authorizes the Company and BRF to publish and disclose in any announcement or disclosure in connection with the Merger and in the Proxy Statement (and, as and to the extent otherwise required by securities Laws or the SEC, any other documents or communications filed or furnished by the Company, BRF or Merger Sub with any Governmental Entity or to securityholders of the Company) the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's obligations under this letter agreement and, if deemed appropriate by the Company or BRF, a copy of this letter agreement. The Stockholder will promptly provide any information reasonably requested by the Company, BRF or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or any transactions contemplated by the Merger Agreement (including filings with the SEC).

          10.   The Stockholder agrees that, prior to the expiration of the Agreement Period, the Stockholder shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Stockholder of his or her obligations under this letter agreement other than to a de minimis extent. The Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary and reasonably requested by BRF to confirm and assure the rights and obligations set forth in this letter agreement.

          11.   THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO LAWS THAT MAY BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, solely in any action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action, suit or proceeding except in such courts, (b) agrees that any claim in respect of any such action, suit or proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware State or Federal court and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this letter agreement irrevocably consents to service of process in the manner provided for notices in paragraph 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this letter agreement will affect the right of any party to this letter agreement to serve process in any other manner permitted by Law in the manner provided.

          12.   Each party to this letter agreement acknowledge and agrees that any controversy which may arise under this letter agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter agreement and the other documents referred to in this letter agreement, and in respect of the transactions contemplated hereby and thereby. Each party to this letter agreement certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of such waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily and (d) it has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this paragraph 12.

          13.   Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or by overnight courier addressed, if to the Stockholder, to the address, facsimile number or email address, as applicable, set forth in Schedule 1 hereto, and, if to BRF, in accordance with Section 8.2 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          14.   This letter agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this letter agreement is void.

          15.   The Stockholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause BRF to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach, BRF shall be entitled to seek specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which BRF may be entitled, at law or in equity. It is accordingly agreed that BRF shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.

          16.   The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

          17.   The Stockholder agrees (and agrees to cause any entities or persons under his or her control) not to (a) offer for sale, sell, transfer, tender, pledge, encumber, assign, gift or otherwise dispose of (by merger, by testamentary disposition, by operation of law or otherwise), or either voluntarily or involuntarily enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment, gift or other disposition of any of the Shares (each, a "Transfer") or (b) except as set forth herein, either voluntarily or involuntarily enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to the Shares and shall not commit or agree to take any of the foregoing actions; provided, that the foregoing shall not prohibit the Stockholder from (i) Transferring Shares to the Company in connection with the vesting, settlement or exercise of Company Options or Company RSU Awards or the payment of taxes thereon or (ii) Transferring Shares to trusts or other entities controlled by the Stockholder for estate planning purposes so long as the Stockholder maintains exclusive voting power over such Shares and the recipient of such Shares executes and delivers a joinder to this letter agreement whereby such recipient becomes bound by the terms of this letter agreement. In furtherance of the foregoing, the Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to any Transfer of all of the Shares. For purposes of this Section 17, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms "controlling" and "controlled by" have correlative meanings to the foregoing.

          18.   BRF acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in BRF any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and BRF shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.

          19.   Any provision of this letter agreement may be (a) waived in whole or in part in writing by the party benefited by the provision or by all parties or (b) amended or modified at any time by an agreement in writing between the parties hereto executed in the same manner as this letter agreement.

          20.   The Merger Agreement and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

          21.   If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and obligations contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.

Very truly yours,
STOCKHOLDER
By:	/s/ JAMES T. ARMSTRONG
Name:	James T. Armstrong
STOCKHOLDER
By:	/s/ ROBERT BERGLASS
Name:	Robert Berglass
STOCKHOLDER
By:	/s/ KEN COLEMAN
Name:	Ken Coleman
STOCKHOLDER
By:	/s/ JAMES T ARMSTRONG
Name:	James T Armstrong
STOCKHOLDER
By:	/s/ KEN DENMAN
Name:	Ken Denman
STOCKHOLDER
By:	/s/ ANDREW D. MILLER
Name:	Andrew D. Miller
STOCKHOLDER
By:	/s/ HOWARD G. PHANSTIEL
Name:	Howard G. Phanstiel
STOCKHOLDER
By:	/s/ CAROL A. SCOTT
Name:	Carol A. Scott

        Accepted and agreed as of the date set forth above.

B. RILEY FINANCIAL, INC.
By:	/s/ BRYANT R. RILEY
Name:	Bryant R. Riley
Title:	Chief Executive Officer

Annex C

EXECUTION VERSION

May 4, 2016

United Online, Inc.
21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367

Ladies and Gentlemen:

        As a holder of Company Common Stock (as defined below), the undersigned (the "Stockholders") understand that United Online, Inc., a Delaware corporation (the "Company"), Unify Merger Sub, Inc., a Delaware corporation ("Merger Sub"), and B. Riley Financial, Inc., a Delaware corporation ("BRF"), propose to enter into an Agreement and Plan of Merger, dated as of May 4, 2016 (as it may be from time to time amended, the "Merger Agreement"), providing for, among other things, a merger of Merger Sub with and into the Company, in which each of the issued and outstanding shares of common stock, par value $0.0001 per share, of the Company (the "Company Common Stock") (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration. Terms used without definition in this letter agreement shall have the meanings ascribed thereto in the Merger Agreement.

        The Stockholders acknowledge that, as an inducement for the Company to enter into the Merger Agreement, the Company has required that the Stockholders enter into this letter agreement and the Stockholders are willing to enter into this letter agreement.

        Each Stockholder confirms its or his agreement with the Company, and the Company confirms its agreement with such Stockholder, as follows:

          1.     As used in this letter agreement, "Shares" means the shares of Company Common Stock which the Stockholder owns of record or beneficially, including those shares of Company Common Stock listed opposite such Stockholder's name on Schedule 1 hereto (for the avoidance of doubt, excluding (i) any shares underlying options exercisable for shares of Company Common Stock, (ii) any shares held solely by any of the Stockholder's family members, whether or not such shares are included as beneficially owned by the Stockholder in the Company's most recent annual proxy statement and (iii) any shares held by such Stockholder for the benefit of customers or other third parties in the ordinary course of business, including shares held by investment funds) at any time during the Agreement Period. The Shares are free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Stockholder's obligations under this letter agreement. The Stockholder represents and warrants that the Stockholder has the sole or shared power to vote or direct the vote of all Shares.

          2.     Subject to paragraph 17 of this letter agreement, at every meeting of the stockholders of the Company called, and at every postponement, recess or adjournment thereof, and on every action or approval by written consent of the stockholders of the Company, the Stockholder agrees to vote, or cause to be voted, the Shares (a) in favor of (i) adoption of the Merger Agreement and (ii) any other matter that is required to be approved by the stockholders of the Company to facilitate the transactions contemplated by the Merger Agreement, (b) against (i) any proposal made in opposition to adoption of the Merger Agreement or in competition with the Merger, (ii) any Acquisition Proposal and (iii) to the extent that any of the following actions requires a stockholder vote pursuant to applicable Law or any applicable stock exchange rules, any proposal, transaction, agreement, amendment of the Company's certificate of incorporation or by-laws or other action that is intended to or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage consummation of the Merger and (c) in favor of any postponement, recess or adjournment at any meeting of the stockholders of the Company if there are not sufficient votes to approve the Merger Agreement. Any such vote shall be cast (or consent shall be given) by the Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). The Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal, any dissenters' rights and any similar rights relating to the Merger that the Stockholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

          3.     The Stockholder hereby revokes any and all previous proxies granted with respect to Shares owned of record or beneficially by him or her. By entering into this letter agreement, subject to the last sentence of this paragraph 3, the Stockholder hereby grants, or agrees to cause the applicable record holder to grant, a proxy appointing the Company as the Stockholder's attorney-in-fact and proxy, for and in the Stockholder's name, to be counted as present, vote, express consent or dissent with respect to the Shares owned of record or beneficially by him or her in the manner contemplated by paragraph 2 as such proxy or its proxies or substitutes shall, in their sole discretion, deem proper with respect to such Shares. The proxy granted by the Stockholder pursuant to this paragraph 3 is, subject to the last sentence of this paragraph 3, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the Delaware General Corporation Law, and is granted in order to secure the Stockholder's performance under this letter agreement and also in consideration of the Company entering into this letter agreement and the Merger Agreement and incurring the obligations therein. If the Stockholder fails for any reason to be counted as present, consent or vote such Shares in accordance with the requirements of paragraph 2 (or anticipatorily breaches such paragraph), then the Company shall have the right to cause to be present, consent or vote such Shares in accordance with the provisions of paragraph 2. The proxy granted by the Stockholder shall be automatically revoked upon expiration of the Agreement Period.

          4.     The Stockholder represents and warrants (a) that the Stockholder has duly executed and delivered this letter agreement and has all authority and full legal capacity to enter into this letter agreement and (b) that, assuming the due authorization, execution and delivery of this letter agreement by the Company, this letter agreement is the Stockholder's legal, valid and binding agreement and is enforceable against the Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors' rights generally or by general equitable principles.

          5.     The Stockholder further represents and warrants that the execution and delivery of this letter agreement by the Stockholder does not, and the performance of its or his obligations under this letter agreement and the consummation of the transactions to be consummated by it or him as contemplated hereby will not, (a) conflict with or violate any Law applicable to the Stockholder or by which the Shares are bound or affected, (b) result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or the Shares are bound or affected or (c) require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any governmental entity, agency or official except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not to its or his knowledge prevent, impair, delay or adversely affect the performance by the Stockholder of its or his obligations under this letter agreement.

          6.     The Stockholder agrees that all representations, terms and conditions of this letter agreement will apply to (and the term "Shares" shall include) shares of Company Common Stock of which the Stockholder acquires record or beneficial ownership after the date hereof and prior to the expiration of the Agreement Period, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance, or as a successor in interest in any capacity or otherwise.

          7.     This letter agreement and all obligations of the parties hereunder shall automatically terminate upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms (the period during which this letter agreement is in effect, the "Agreement Period"); provided, however, that (i) this paragraph 7 and paragraphs 11, 12, 13, 14, 15, 18, 19, 20 and 21 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any Willful Breach.

          8.     The Stockholder is entering into this letter agreement solely in its or his capacity as a record or beneficial owner of the Shares.

          9.     The Stockholder hereby authorizes the Company and BRF to publish and disclose in any announcement or disclosure in connection with the Merger and in the Proxy Statement (and, as and to the extent otherwise required by securities Laws or the SEC, any other documents or communications filed or furnished by the Company, BRF or Merger Sub with any Governmental Entity or to securityholders of the Company) the Stockholder's identity and ownership of the Shares and the nature of the Stockholder's obligations under this letter agreement and, if deemed appropriate by the Company or BRF, a copy of this letter agreement. The Stockholder will promptly provide any information reasonably requested by the Company, BRF or Merger Sub for any regulatory application or filing made or approval sought in connection with the Merger or any transactions contemplated by the Merger Agreement (including filings with the SEC).

          10.   The Stockholder agrees that, prior to the expiration of the Agreement Period, the Stockholder shall not take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Stockholder of its or his obligations under this letter agreement other than to a de minimis extent. The Stockholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as necessary and reasonably requested by the Company to confirm and assure the rights and obligations set forth in this letter agreement.

          11.   THIS LETTER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO LAWS THAT MAY BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, solely in any action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action, suit or proceeding except in such courts, (b) agrees that any claim in respect of any such action, suit or proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in any such Delaware State or Federal court and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this letter agreement irrevocably consents to service of process in the manner provided for notices in paragraph 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Nothing in this letter agreement will affect the right of any party to this letter agreement to serve process in any other manner permitted by Law in the manner provided.

          12.   Each party to this letter agreement acknowledge and agrees that any controversy which may arise under this letter agreement is likely to involve complicated and difficult issues, and therefore it hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this letter agreement and the other documents referred to in this letter agreement, and in respect of the transactions contemplated hereby and thereby. Each party to this letter agreement certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce either of such waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily and (d) it has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this paragraph 12.

          13.   Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, email or by overnight courier addressed, if to the Stockholder, to the address, facsimile number or email address, as applicable, set forth in Schedule 1 hereto, and, if to the Company, in accordance with Section 8.2 of the Merger Agreement, or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

          14.   This letter agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this letter agreement is void.

          15.   The Stockholder recognizes and acknowledges that a breach of any covenants or agreements contained in this letter agreement will cause the Company to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore the Stockholder agrees that in the event of any such breach, the Company shall be entitled to seek specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which the Company may be entitled, at law or in equity. It is accordingly agreed that the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement in any court of the United States or any state having jurisdiction.

          16.   The effectiveness of this letter agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto.

          17.   The Stockholder agrees (and agrees to cause any entities or persons under its or his control) not to (a) offer for sale, sell, transfer, tender, pledge, encumber, assign, gift or otherwise dispose of (by merger, by testamentary disposition, by operation of law or otherwise), or either voluntarily or involuntarily enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment, gift or other disposition of any of the Shares (each, a "Transfer") or (b) except as set forth herein, either voluntarily or involuntarily enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise, with respect to the Shares and shall not commit or agree to take any of the foregoing actions; provided, that the foregoing shall not prohibit the Stockholder from Transferring Shares to trusts or other entities controlled by the Stockholder for estate planning purposes so long as the Stockholder maintains exclusive voting power over such Shares and the recipient of such Shares executes and delivers a joinder to this letter agreement whereby such recipient becomes bound by the terms of this letter agreement . In furtherance of the foregoing, the Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to any Transfer of all of the Shares. For purposes of this Section 17, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms "controlling" and "controlled by" have correlative meanings to the foregoing.

          18.   The Company acknowledges and agrees that nothing in this letter agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and the Company shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise expressly provided herein.

          19.   Any provision of this letter agreement may be (a) waived in whole or in part in writing by the party benefited by the provision or by all parties or (b) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this letter agreement.

          20.   The Merger Agreement and this letter agreement (including the documents and instruments referred to herein) constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof.

          21.   If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and obligations contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Please confirm that the foregoing correctly states the understanding between the undersigned and you by signing and returning to a counterpart hereof.

Very truly yours,
B. Riley Financial, Inc.
By:	/s/ BRYANT R. RILEY
Name:	Bryant R. Riley
Title:	Chief Executive Officer
Bryant R. Riley
By:	/s/ BRYANT R. RILEY
Name:	Bryant R. Riley

        Accepted and agreed as of the date set forth above.

United Online, Inc.
By:	/s/ JEFFREY GOLDSTEIN
Name:	Jeffrey Goldstein
Title:	Interim Chief Executive Officer

Annex D

May 3, 2016

Board of Directors
United Online, Inc.
21255 Burbank Boulevard, Suite 400
Woodland Hills, California

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders (other than B. Riley Financial, Inc. (NASDAQ:RILY) ("Parent") or any of its affiliates) of the outstanding shares of common stock, par value $0.0001 per share (the "Shares"), of United Online, Inc. (the "Company") of the $11.00 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 3, 2016 (the "Agreement"), by and among Parent, Unify Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.

        In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2015; certain Quarterly Reports on Form 10-Q of the Company and other interim reports to stockholders and communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the "Forecasts"). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in industries that we have deemed relevant; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

        For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement (the "Transaction") will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and

D-

its affiliates) of Shares, as of the date hereof, of the $11.00 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $11.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company, Parent or any of Parent's affiliates, or the ability of the Company, Parent or any of Parent's affiliates to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof.

        JMP Securities LLC and its affiliates are engaged in investment banking, sales and trading, equity research, proprietary investments, asset management and other financial and non-financial activities and services for various persons and entities. JMP Securities LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans and other financial instruments of the Company, Parent, any of their respective affiliates and third parties or any currency or commodity that may be involved in the Transaction. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In addition, we have provided certain investment banking services to the Company in connection with the sale of the Stayfriends and MyPoints businesses. We may also provide financial advisory or other services to Parent and its affiliates in the future. In connection with the foregoing, we have received, and may receive, compensation.

        Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of JMP Securities LLC.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $11.00 in cash per Share to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

Gavin W. Slader
Managing Director, Mergers & Acquisitions

D-1

Annex E

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Use any touch-tone telephone to transmit your voting instructions up until 11:59 1234567 123,456,789,012.12345 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. For 0 Against 0 Abstain 0 1. To adopt the Agreement and Plan of Merger, dated as of May 4, 2016, as it may be amended from time to time, which we refer to as the "merger agreement," by and among United Online, B. Riley Financial, Inc., a Delaware corporation, which we refer to as "B. Riley," and Unify Merger Sub, Inc., a wholly-owned subsidiary of B. Riley. 0 0 0 2. To approve, by a non-binding advisory vote, the compensation arrangements disclosed in the accompanying proxy statement that may be payable to United Online's named executive officers in connection with the completion of the merger. 0 0 0 3. To approve the adjournment of the special meeting from time to time, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. NOTE: United Online may transact such other business as may properly come before the special meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 02 0000000000 1 OF 1 1 2 0000294634_1 R1.0.1.25 SHARES CUSIP # JOB #SEQUENCE # VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. John Sample 234567 234567 1234567 NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPA N Y NAME INC. - 401 K CONTROL # SHARES123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 x PAGE1 OF 2 UNITED ONLINE, INC. 21255 BURBANK BLVD., SUITE 400 WOODLAND HILLS, CA 91367 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 8 8 8 1 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 234567 234567 234567

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com UNITED ONLINE, INC. Special Meeting of Stockholders June 29, 2016 10:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jeffrey Goldstein and Mark Harrington, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of UNITED ONLINE, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of stockholder(s) to be held on June 29, 2016 at 10:00 a.m., local time, at the Hilton Woodland Hills, located at 6360 Canoga Avenue, Woodland Hills, California 91367 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side 0000294634_2 R1.0.1.25